     As filed with the Securities and Exchange Commission on June 15, 2001

                                                                File No. 0-32601
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ________________

                                Amendment No. 1
                                      to

                                    FORM 10
                  General Form for Registration of Securities

                      Pursuant to Section 12(b) or (g) of
                      the Securities Exchange Act of 1934
                               ________________

                           AMERICASDOCTOR.COM, INC.
            (Exact name of registrant as specified in its charter)

                               ________________

      Delaware                                       33-0597050
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                    Identification No.)

                               ________________


                       1325 Tri-State Parkway, Suite 300
                            Gurnee, Illinois 60031
                                (847) 855-7500
        Attn:  David R. Adamoli, Chief Financial Officer and Secretary
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Copies to:

                          Jones, Day, Reavis & Pogue
                       77 West Wacker Drive, Suite 3500
                         Chicagco, Illinois 60601-1692
                                (312) 782-3939
                        Attn:  Timothy J. Melton, Esq.

                               ________________

    Securities to be registered pursuant to Section 12(b) of the Act:  None

       Securities to be registered pursuant to Section 12(g) of the Act:


         Title of each class                Name on each exchange on which
           to be registered                 each class is to be registered
           ----------------                 ------------------------------
Class A Common Stock, par value $.001                    N/A


================================================================================
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                          FORWARD-LOOKING STATEMENTS

     We make statements in this registration statement that are not historical facts. These "forward-looking statements" can be identified by the use of terminology such as "believe," "hope," "may," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. These risks and uncertainties include unanticipated trends in the clinical research industry, changes in health care regulations and economic, competitive, legal, governmental, and technological factors affecting operations, markets, products, services and prices. The forward-looking statements included in this registration statement are not guarantees of future performances, and actual results could differ from those contemplated by these forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this registration statement will in fact transpire.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.


ITEM 1.  BUSINESS

     Unless otherwise noted, references to "AmericasDoctor," "we," "our" or "us" mean AmericasDoctor.com, Inc., a Delaware corporation, and its operating subsidiaries. Our principal executive offices are located at 1325 Tri-State Parkway, Suite 300, Gurnee, Illinois 60031, and our telephone number is (847) 855-7500.

Company Overview

     We are a pharmaceutical services company that combines and integrates physician researchers in conducting clinical research trials to assist the pharmaceutical industry in developing, positioning and promoting its products. We also offer limited on-line services to hospitals, including live on-line, sponsored one-on-one chats with doctors. As of December 31, 2000, we offered clinical research services through approximately 150 independently owned investigative sites operating in 37 states in the United States.


     We were originally incorporated in the State of California on November 23, 1993 and reincorporated on September 19, 1996 in the State of Delaware as "Affiliated Research Centers, Inc.," as part of a recapitalization. On January 6, 2000, our wholly owned subsidiary, ARC Merger Sub-1, Inc., a Delaware corporation, merged with AmericasDoctor.com, Inc., an interactive Internet healthcare information site for consumers based in Maryland. The merger is sometimes referred to as the "Merger" and the Maryland-based AmericasDoctor.com, Inc. is sometimes referred to as "Old AmDoc." Following the Merger, Old AmDoc became our wholly-owned subsidiary and changed its name to "AmericasDoctor Internet Operations, Inc." and we changed our corporate name to "AmericasDoctor.com, Inc." We are currently doing business as "AmericasDoctor."

Research Services

     General

     We have built a network of approximately 150 independently owned investigative sites, to facilitate and coordinate independent clinical research trials on drugs for pharmaceutical and biotechnology companies and contract research organizations, or CROs, located throughout the world; these entities are commonly referred to as "sponsors." Each of the sites in our network is a party to a clinical research services agreement with us. Pursuant to the agreement, we perform various services for the site through our central office or management services company, including patient recruitment, source documentation, regulatory services, quality assurance and other consultation services. Although we provide various services to facilitate clinical research, the actual clinical trials are performed by the investigative sites. Through our network of investigative sites, we provide sponsors of clinical research with study management services, including access to experienced investigators and study coordinators and large numbers of patients and centralized management of clinical research studies. These capabilities are designed to facilitate study start-up and quality and accuracy of study data. Our network of investigative sites provides sponsors with the ability to complete clinical research trials quickly and efficiently. In 2000, we provided site selection and management services to approximately 160 sponsors. Our business is currently focused on the U.S. markets.

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     In November 1993, Dr. Norman Zinner led a group of urologists in forming the company to provide sponsors of clinical research a range of services designed to enhance their ability to conduct efficient clinical research studies. We initially provided clinical research services in the field of urology and have expanded into other therapeutic areas. Dr. Zinner served as Chairman of the board of directors from our inception through 1999. Under Dr. Zinner's leadership, we recruited a significant number of clinical research sites to become affiliated with us. As of June 1, 2001, our network included investigative sites that performed clinical research trials in a wide range of therapeutic areas, including:

     urology        gastroenterology     neuroscience     women's health
     cardiology     endocrinology        pulmonology      rheumatology

Our services to the investigative sites in our network allow them to build and maintain successful clinical research businesses. By facilitating study start-up activities and providing management support and patient recruitment services, we assist the investigative sites in growing their research practices.

Our board of directors includes two practicing physicians who are associated with investigative sites in our network. We believe this allows us to quickly and efficiently obtain the input and guidance of physicians that are actively participating in our business. We believe that we are able to quickly respond to the concerns of physicians in our network and meet their needs.


     The Pharmaceutical Industry

     Before a new pharmaceutical or biotechnology product can be marketed in the U.S., it must undergo extensive testing and regulatory review to determine its relative safety and effectiveness. Companies seeking approval of these products are responsible for performing and analyzing the results of preclinical and multi-phase clinical trials. Preclinical trials typically last for up to three years and involve animal testing and laboratory analysis to determine the basic biological activity and safety of the product. Upon successful completion of the preclinical phase, the product undergoes a series of clinical tests in humans, including healthy volunteers as well as patients with the targeted disease. Clinical trials are generally longer than preclinical trials, typically lasting five to seven years. In the United States, preclinical and clinical testing must comply with the requirements of Good Clinical Practices and other standards promulgated by the Food and Drug Administration, or the FDA, and other federal and state governmental authorities.

     The clinical research process generally has been inefficient and costly for sponsors, requiring the expenditure of considerable resources and efforts associated with study start-up, meeting enrollment quotas and collecting complete and consistent data. Historically, sponsors have had to identify and negotiate contracts and study budgets with numerous geographically dispersed clinical research investigators, a process which impedes quick study start-up. These clinical trials are reviewed and approved by a separate institutional review board for each research site participating in a study.

     The clinical research industry is driven by the need of the pharmaceutical and biotechnology companies to produce new drugs at low costs while at the same time maintaining compliance with governmental regulations principally imposed by the FDA. Competition and the increasing pressure to control costs are forcing pharmaceutical and biotechnology companies to become more efficient in developing new drugs. Furthermore, pharmaceutical and biotechnology companies are actively seeking ways to save time in the clinical development process in order to bring products to market faster. By getting their products to the market faster, these companies can more quickly recover their research and development costs and achieve higher prices on their patented products before they lose their patent protection and generics enter the market. In an effort to save time and cut costs, sponsors are outsourcing certain aspects of the clinical research process to third parties, including research networks.

     Investigative Sites

     The investigative site industry includes all of the clinical investigators who enroll patients in clinical trials and collect information at the patient level for pharmaceutical and biotechnology companies and CROs. The investigative site industry is facing significant cost reduction pressures as a result of the pressures on pharmaceutical and biotechnology companies to reduce costs and the amount of time required to bring a drug to market. As a result of increased pressures, sponsors of clinical research have reduced their use of academic medical centers for clinical studies and have increased their use of private practice research sites. In many instances, private practice physician

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sites can provide greater access to patients and the ability to conduct trials more rapidly and efficiently than academia. In addition, participation in clinical trials by private physicians has increased as healthcare providers discover that they are able to offer patients access to more advanced therapies and the opportunity to receive free or reduced-cost medical care.

     Although a few of the investigative sites in our network conduct only clinical research trials, the majority of the investigative sites in our network are owned by private practice physicians. The size of the private physician practices in our network range from one physician to approximately twenty physicians. Typically, the investigative sites in our network consist of two to four partners in a private practice medical office. We require the investigative sites to enter into a clinical research services agreement with us. These agreements govern the terms and conditions upon which the investigative site performs studies and outlines the scope of services we provide to the sites. Pursuant to the terms of the clinical research services agreement, all clinical research services performed by the site are required to be conducted exclusively through us, except for studies in which we elect not to participate. In addition, these agreements contain non-competition and non-solicitation covenants that prohibit these sites from competing with us or hiring our personnel for a period of time after the termination of the agreement. The clinical research services agreement provides that a percentage of the contract amount paid to us by study sponsors will be paid to the sites as investigator fees. The percentage of fees paid to investigative sites varies by contract depending upon the level of services provided to these sites. The term of the clinical research services agreement is typically three years and may be extended for two additional terms of three years each. The agreements generally are terminable by either party at any time with 120 days' prior written notice. The agreements may also be terminated immediately if the investigative site loses its license, fails to comply with Good Clinical Practices or maintain standards of quality and scientific integrity, or is debarred from clinical research participation by local, state or federal authorities. For a complete description of the terms of the clinical research services agreement, you should read the form of clinical research services agreement which has been filed herewith as Exhibit 4.7 and is incorporated herein by reference.


     Services to Sponsors

     We assist the investigative sites in our network, with planning and coordinating of independent clinical trials on drugs for pharmaceutical and biotechnology companies and CROs located throughout the world. Through our network of investigative sites, we provide sponsors with access to experienced investigators and study coordinators, assist in patient recruitment, facilitate quick study start-up and ensure efficient production of quality study data. We provide services to sponsors of clinical trials designed to enable them to complete the clinical research process efficiently, cost effectively and in a high quality manner. We provide sponsors with access to experienced researchers with large patient databases, experienced study coordinators and a central management team that performs various services designed to ensure that sponsors' needs are satisfied.


     The investigative sites in our network perform the clinical trials, focusing on Phases II through IV of the drug development process. The clinical research portion of the drug development process involves selection of investigative sites to conduct the trials, the actual conduct of the trials and the gathering and completion of the data generated during the trials. We facilitate the clinical trial process by working with study sponsors to identify the appropriate investigative sites within our network to conduct the trials and by assisting the sites in conducting the trials by offering various services, including patient recruitment, Good Clinical Practices training, source documentation, quality assurance and coordinator services.


      Access to Experienced Investigators. We maintain an extensive database of information regarding the investigative sites in our network. The database includes information on the background, education and experience of the investigative sites, patient demographics by disease states and current studies under enrollment at the sites. When contacting potential or existing sponsors regarding new studies they wish to conduct, we provide them with specific information derived from our database that illustrates our expertise and available patient pool in the study area. After investigative sites are selected by the study sponsor and an institutional review board, or IRB, has approved the study and protocol and patients are enrolled, the investigative sites coordinate the study. In conducting studies, the investigative sites administer medical evaluations, healthcare procedures and study medications to patients in accordance with the protocol under the direction of a qualified principal investigator.

     Access to Large Patient Databases. The investigative sites in our network provide sponsors with immediate access to a large pool of patients for prospective studies. Through our central patient recruitment services, we assist sponsors in developing and implementing patient recruitment and retention programs to speed completion of these studies. These services include the development and implementation of advertising programs, public service announcements and a variety of tools to assist sites in finding and enrolling suitable patients into studies.

     Centralized Management. Our central management team serves as the main contact point for sponsors and investigative sites, handling all aspects of arranging and monitoring the clinical research process and serving as the liaison between the sites and the sponsor. Management tracks the progress of clinical study contracts and handles all billing and collection matters. The central management team also performs quality assurance, administrative and planning tasks designed to enhance the quality and integrity of the research data produced by the investigative sites, such as assisting in the development of case report forms and designing source documentation. In addition, we conduct numerous training sessions for the investigative sites in our network that enhance the efficiency and utility of sites in our network.


     Protocol Consultation. The investigative sites in our network and our management team have extensive experience in the design and conduct of clinical research programs. With these sites, we consult with sponsors regarding the design and improvement of the procedures and requirements of the clinical trial or "protocol." By

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assisting sponsors in developing study protocols, we help to ensure that clinical trials will be conducted efficiently and timely.

     Protocol Approval. FDA regulations require that an IRB review and approve each clinical trial prior to initiation and then monitor the conduct of each trial. An IRB is charged with protecting the rights and welfare of patients enrolled in clinical trials. Clinical trials have historically been significantly delayed because each investigative site involved in a study must submit information to a separate IRB. We are able to significantly reduce this inefficiency by consolidating all submissions through a single IRB per trial on behalf of all investigative sites participating in the study. Our coordination of the IRB approval process generates substantial time and cost savings for our sponsors.

     Accelerated Product Acceptance. Because the physicians at the investigative sites have experience with a particular new drug as a result of their clinical research, pharmaceutical companies have discovered that these private practice physicians can aid the marketing of their new products. When physicians have positive experiences with a new drug in the clinical trial process, they can be helpful in positioning the new drug upon market launch based upon their direct experience with the product.

     Services to Investigative Sites

     Our success is dependent upon our ability to attract and retain high quality investigative sites. We provide the following services to these independently owned sites:


     Sales and Marketing. We market the clinical research capabilities of the investigative sites in our network to enable the investigative sites to devote a greater percentage of their time to their practices. By working closely with study sponsors on an ongoing basis, we are able to increase study volume for the investigative sites. We employ full-time sales professionals who visit the pharmaceutical and biotechnology companies and CROs and market the capabilities of the investigative sites utilizing a variety of marketing methods. In addition, our employees attend trade shows and conventions to market our services and keep abreast of new opportunities.


     Contract/Budget Negotiation. We employ full-time contract administrators who centrally manage the negotiation of all study contracts and budgets for the investigative sites in our network. These directors and administrators have significant experience in the pharmaceutical industry and clinical research.


     Training and Education. We provide regular training courses in Good Clinical Practices, patient recruitment techniques and methods for clinical study execution for study coordinators and investigators. We conduct training sessions at our offices, the offices of individual sites and at regional and national meetings of the investigative sites in our network.


     Administrative and Regulatory Services. We coordinate IRB filings centrally by obtaining and maintaining the necessary documentation and providing it to the study sponsors.

     Source Documentation. Each clinical trial requires the gathering of patient information using source documentation. These source documents contain the information necessary to show that each patient meets the study protocol, support and verify the data contained in the case report forms and document each patient's exposure to the study drug.

     Funds Management. Our central financial staff reviews all study contracts and manages the receipt and disbursement of funds.

     Patient Recruitment. We provide a series of patient recruitment tools to the investigative sites and obtain IRB approval on behalf of the sites for the patient recruitment materials.

     Coordinator Services. We provide some of the investigative sites in our network with one or more on-site, experienced study coordinators responsible for managing the conduct of clinical research trials for the site. The study coordinators are trained to perform management and administrative tasks such as FDA reporting, patient enrollment and study oversight. The study coordinators actively participate in each study from the inception to the

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conclusion and work one-on-one with the physicians, their staff and the patients, performing a myriad of clinical research and administrative services, which include:

     .    patient scheduling and screening;
     .    assistance in preparation of case report forms;
     .    monitoring drug accountability and assistance in study audits; and
     .    site training and development of research personnel.


The provision of these services enables investigative sites that lack an experienced study coordinator or a sufficient number of study coordinators on staff to participate in clinical research trials. As of June 1, 2001, we employed approximately 100 experienced study coordinators, most of whom are RNs, LPNs, medical technicians or medical assistants with experience in the conduct and oversight of clinical research trials.


On-line Services

     On January 6, 2000, we merged with Old AmDoc, an interactive Internet healthcare information site for consumers. We acquired Old AmDoc to focus on three web-related initiatives: patient recruitment, hospital marketing and new drug marketing. Old AmDoc originally initiated its service in September 1998. Its site featured free, doctor chat service, an informational tool that provided the assistance and expertise of doctors in live, on-line, one-on-one chat sessions with consumers. Old AmDoc offered hospitals the opportunity to provide information and market their services directly to consumers by exclusively sponsoring its site within a market segment. Old AmDoc's goal was to become a premier Internet healthcare information resource for consumers.


     After the Merger, we abandoned the web-related initiatives that were developed by Old AmDoc relating to the web patient recruitment and new drug marketing programs. We changed our target audience from the general consumer to the consumer with a chronic disease. During 2000, we sought to minimize the costs associated with the Web site. We are focused on redesigning and re-engineering our Web site to create a tool that provides value to the consumer and is complementary to our core assets. We believe our core assets include our physician network, out strength in specific therapeutic areas and our hospital network. We are currently developing a business plan that seeks to integrate these assets and will be redesigning our Web site in an effort to further these initiatives. We expect that we will be able to complete the plan by the end of 2001 and begin implementation in early 2002. Our current Web site features a listing of clinical trials for which we are currently recruiting and a pre-screening questionnaire related to the trials. If a consumer qualifies for a trial, the information is passed onto an investigative site in our network which is located closest to the consumer. In addition, in an effort to minimize costs associated with contractual obligations we assumed in the Merger, we continue to offer a limited range of services to hospital sponsors, including live on-line, sponsored one-on-one chats with doctors.


     We are continuing to seek to identify opportunities to utilize the Internet to enhance the services we can provide to sponsors. Currently, the principal focus of our on-line services involves hospital sponsorships. Our Web site provides hospital sponsors, including hospital systems, with access to an audience of potential consumers located in the geographic area, defined by zip code, served by the hospital. We provide each hospital sponsor with its own Web page on our Web site. Through the interactive features on our Web site, in particular our doctor chat service, we offer our hospital sponsors opportunities to provide consumers free medical information and exposure to the sponsors' own doctors. Our doctor chat service allows consumers in sponsored zip codes to ask physicians healthcare related questions. Our chat service provides real-time, anonymous and confidential instant-messaging between a doctor and a single user to answer the user's healthcare questions, explain medical information and point the user to relevant on-line resources. Our physicians are authorized to answer general healthcare related questions, but cannot provide specific diagnosis or treatment.

     As a result of our decision in December 2000 to abandon all but the hospital sponsorship web-related initiatives that were developed by Old AmDoc, our on-line operations during 2001 will be substantially reduced from levels experienced in 2000.

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Backlog

     Our backlog consists of anticipated revenue from our existing contracts for work that has not yet been performed. Because our study contracts generally can be terminated by our sponsors at any time with little or no notice or penalty, we do not believe that backlog is a meaningful indicator of future results.

Competition

     The clinical research industry is highly fragmented. We primarily compete with private practice research sites. The majority of these private practice research sites are single sites dispersed throughout the country. We also compete with hospitals and academic medical centers and site management organizations, or SMOs. No single competitor or group of competitors has a substantial presence in the clinical research industry. Some of our competitors have greater financial resources and name recognition, greater experience in specific diseases and conditions and larger medical specialist networks than us. Research sites generally compete on the basis of previous experience, medical and scientific expertise in specific therapeutic areas, quality of clinical research, ability to manage clinical studies involving multiple sites, ability to provide administrative and regulatory services, ability to respond rapidly to requests for proposals, ability to rapidly recruit patients and geographic location. While we believe that we compete favorably in most of these areas, we cannot assure you that we will be able to respond to these pressures or changes.

     With respect to patient recruitment, we compete with CROs and pharmaceutical companies, some of which may be our sponsors. Although these companies primarily focus on Phase IV trials, to a limited extent, they also perform Phase II and Phase III trials, which we provide research services for.

     The market for Internet information and commercial products and services is intensely competitive and rapidly changing. Many Web sites already provide healthcare information and related products and services. In addition, traditional media and healthcare organizations are competing actively for consumers' time and attention through traditional means as well as through Internet initiatives. Any additional on-line initiatives that we pursue will be subject to significant competition and uncertainty.

Regulatory Matters

     We are subject to substantial governmental regulation. The clinical investigation of new drugs is highly regulated by the FDA. The purpose of these regulations is to ensure that only those products which have been proven to be safe and effective are made available to the public. Sponsors are obligated to comply with FDA regulations governing such activities as:

     .    IRB oversight
     .    qualifications of investigators
     .    obtaining patient informed consents
     .    reporting patients' adverse reactions to drugs and
     .    maintaining thorough and accurate records.

FDA regulations require the principal investigator to maintain adequate and accurate records of each patient in a clinical trial, including source documents such as medical records, eligibility screening logs, patient consent forms and drug dispensing records. Sponsors are required to maintain source documents for each study for specified periods and to make such documents available for review by the study sponsor and the FDA during audits.

     Study sponsors monitor their research activities and compliance with study protocols by performing periodic audits at each investigative site. In addition, the FDA has the authority to investigate clinical research facilities and audit drug testing studies both during the course of the study and after completion. If repeated or deliberate failure to comply with regulations or submission of false information is discovered, the individual investigator may be disqualified by the FDA from participating in current or future clinical trials. The FDA may also disqualify data from previous trials conducted by the investigator.

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     Some other federal agencies, such as the Department of Health and Human
Services, and some state and local governments may have additional regulations regarding the use of human subjects in clinical trials. In addition, recent regulatory initiatives relating to the use and retention of patient medical information may have an impact on our operations. The information we currently use in connection with our operations is randomized, and accordingly, we do not expect these initiatives to have a significant impact on our operations. Depending on the scope of any new regulations restricting the use and retention of patient records, however, we may be obligated to incur additional costs to implement additional systems to comply with these laws. Although we do not expect these laws to have a material impact on our operations, there can be no assurance that this will be the case.


     As part of our clinical research trial management responsibilities, our study coordinators engage from time to time in patient-screening activities that include physical contact with patients, such as taking blood. Accordingly, these study coordinators are subject to the requirements of the Occupational Heath and Safety Act and similar state regulations. The Occupational Health and Safety Act and similar state laws require that our study coordinators satisfy annual training and certification requirements, which may vary significantly from state to state. The failure of our study coordinators to satisfy these requirements may result in their disqualification from participating in clinical research studies or the imposition of fines and penalties upon us.

     Several regulations have been passed that may restrict the ability of principal investigators to perform clinical research services for sponsors with whom they have certain defined financial relationships or require additional administrative disclosure and paperwork regarding the existence of these relationships. Compliance with the financial relationship disclosure regulations has had little economic effect on our business.

     The delivery of healthcare services and products is heavily regulated under federal and state law. For example, federal and state agencies regulate the practice of medicine and establish licensing and reimbursement requirements. In addition, through fraud and abuse laws, federal and some state agencies prohibit payments for the referral of patients to a person participating in, or for the order, purchase or recommendation of items or services that are subject to reimbursement by, Medicare, Medicaid and other federal or state healthcare programs or third-party payors. While we have attempted to structure our business activities in a manner that will not constitute the practice of medicine or involve prohibited referrals, federal and/or state healthcare regulatory authorities may determine that, in a particular case or generally, we are engaged in the practice of medicine through the activities of our doctors or other healthcare professionals on or through our Web site. There is also a risk that our relationships with hospitals and other sponsors, e-commerce vendors and other companies may have implicated or violated laws governing the sale of healthcare products and laws prohibiting referral arrangements. We do not research the laws of each of the 50 states or obtain opinions or rulings from federal and state agencies with authority to enforce these laws. A finding that our business activities violate any of these laws or statutes may have a material adverse effect on our business, financial condition and results of operations.

     There is also an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. These laws may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, on-line content regulation, user privacy and quality of products and services. Moreover, it may take years to determine whether and how existing laws addressing intellectual property, privacy, libel, copyright, trademark, trade secret, obscenity, personal privacy and taxation and existing federal and state laws regulating the sale of products and services apply to the Internet. Government regulation has increasingly been aimed at protecting Internet privacy and regulating the transmission and dissemination of personal information. The dissemination and use of confidential patient medical record information and personal information is subject to substantial regulation by both state and federal governments. Additional legislation governing the dissemination of confidential medical record information has been proposed at the state and federal level. Any requirements imposed by a legislation or regulation may limit the growth of the use of the Internet. Any limitations may decrease the demand for our on-line services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations.

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Intellectual Property

     We rely primarily on a combination of copyrights, trademarks, trade secret laws, our user policy and restrictions on disclosure to protect our intellectual property and our content, trademarks, trade names and trade secrets. We have filed several trademark applications and registrations for "AmericasDoctor.com" and other related trade names. We license information and technology from third parties.

     Domain names are the user's Internet "address" and derive value because they are currently the simplest way to access Web sites. The current system for registering, allocating and managing domain names has been the subject of litigation and of proposed regulatory reform in the United States. There can be no assurance that third parties will not bring claims for infringement against us for the use of our domain name. Further, since the value of domain names derives from users' ability to remember the domain names, there can be no assurance that our domain names will not lose value if, for example, users stop using domain names to access Internet resources. There can be no assurance that litigation or reform efforts resulting in a restructuring of the current system of registering domain names will not require us to obtain new domain names in addition to, or in lieu of, our current domain names.

Employees

     As of June 1, 2001, we had approximately 240 full-time employees. None of our employees is represented by a labor union. We believe that our relations with our employees are good.


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ITEM 2.  FINANCIAL INFORMATION

                     Selected Consolidated Financial Data

     The following table sets forth selected historical consolidated financial information of AmericasDoctor as of and for each of the five years ended December 31, 2000, 1999, 1998, 1997 and 1996 and for the three month periods ended March 31, 2001 and 2000. The financial information for 2000 reflects the combined results of operations of AmericasDoctor and Old AmDoc since January 6, 2000, the date of the Merger. Pro forma financial statements to reflect the acquisition of Old AmDoc have not been presented as the financial statements as of and for the year ended December 31, 2000 reflect the Merger for the entire period (the results of operations of Old AmDoc for the period from January 1 to January 5, 2000 were not significant). The financial information for 1999 reflects the combined results of operations of AmericasDoctor and AmericasDoctor.com Coordinator Services, Inc. (formerly known as Pacific Coast Clinical Coordinators, Inc.), one of our subsidiaries which we acquired in April 1998. AmericasDoctor.com Coordinator Services, Inc. is sometimes referred to as "Pacific Coast Coordinators." The financial information for 1998 reflects the combined results of operations of AmericasDoctor and Pacific Coast Coordinators since April 22, 1998, the date of the acquisition. Finally, the financial information for 1997 and 1996 reflect the results of operations of AmericasDoctor. The selected consolidated financial data as of and for each of the five years ending December 31, 2000 has been derived from our consolidated financial statements, which were audited by Arthur Andersen LLP, our independent public accountants. The selected consolidated financial data as of and for the three months ended March 31, 2001 and 2000 are unaudited. You should read the information in this table in conjunction with our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this registration statement.



                                              For the Three Months
                                                 Ended March 31,                     For the Year Ended December 31,
                                                2001          2000        2000          1999          1998          1997       1996
                                            --------       -------    --------       -------       -------       -------    -------
                                                    (unaudited)
                                                                           (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenue                                     $13,414        $13,713    $ 54,291       $54,840       $42,219       $24,933    $12,416
                                            ---------------------------------------------------------------------------------------
Expenses
   Direct study costs                         8,863          8,652      35,071        37,156        29,996        19,768      9,883
   Selling, general and administrative        5,892         10,914      41,164        16,697        16,961        11,276      4,221
   Class B common stock (depreciation)            -              -      (1,028)        2,810          (240)          171          -
       appreciation
   Depreciation and amortization                386          3,205      12,990         1,251         1,018           301        114
   Impairment of goodwill                         -              -      22,964             -             -             -          -
                                            ---------------------------------------------------------------------------------------
       Total expenses                        15,141         22,771     111,161        57,914        47,735        31,516     14,218
                                            ---------------------------------------------------------------------------------------
Operating loss                               (1,727)        (9,058)    (56,870)       (3,074)       (5,516)       (6,583)    (1,802)
Other income (expense), net                     152            426         303          (580)          (48)          420         71
                                            ---------------------------------------------------------------------------------------
Net loss                                    $(1,575)       $(9,484)   $(56,567)      $(3,654)      $(5,564)      $(6,163)   $(1,731)
                                            =======================================================================================
Basic and diluted net loss per
   common share
   Class A                                  $ (0.44)       $ (2.98)   $ (15.62)      $ (2.21)      $ (3.24)      $ (4.19)   $ (1.22)
   Class B                                    (0.44)         (2.98)     (15.62)        (2.21)        (3.24)        (4.19)     (1.22)

                                                  As of March 31,                    As of December 31,
                                                        2001          2000          1999          1998          1997      1996
                                                      --------      --------      --------      --------      --------  --------
                                                    (Unaudited)         (in thousands, except per share data)
BALANCE SHEET DATA:
ASSETS
Current assets
       Cash and cash equivalents                    $  6,087          $  9,389      $  1,187      $  2,285       $ 6,113   $ 1,811
       Other current assets                           21,726            21,016        21,115        16,211         8,693     5,981
                                                 ---------------------------------------------------------------------------------
       Total current assets                           27,813            30,405        22,302        18,496        14,806     7,792
                                                 ---------------------------------------------------------------------------------
Fixed assets, net                                      2,819             3,029         3,021         3,048         2,685       805
Goodwill and other assets                              7,467             7,578         7,988         8,428           102        48
                                                 ---------------------------------------------------------------------------------
                                                    $ 38,099          $ 41,012      $ 33,311      $ 29,972       $17,593   $ 8,645
                                                 =================================================================================
LIABILITIES & STOCKHOLDERS'
EQUITY (DEFICIT)
Current liabilities                                 $ 22,233          $ 23,597      $ 20,985      $ 16,957       $ 9,608   $ 5,978
Long-term debt                                             7                21         4,622         4,904           737       147
Redeemable preferred stock                            63,998            63,746        11,656        10,680             -         -
Stockholders' equity (deficit)
       Equity                                         35,080            35,040        16,760        13,515        16,968     5,437
       Accumulated deficit                           (83,219)          (81,392)      (20,712)      (16,084)       (9,720)   (2,917)
                                                 ---------------------------------------------------------------------------------
       Total stockholders' equity (deficit)          (48,139)          (46,352)       (3,952)       (2,569)        7,248     2,520
                                                 ---------------------------------------------------------------------------------
                                                    $ 38,099          $ 41,012      $ 33,311      $ 29,972       $17,593   $ 8,645
                                                 =================================================================================

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     We are a pharmaceutical services company that combines and integrates physician researchers in conducting clinical research trials to assist the pharmaceutical industry in developing, positioning and promoting its products. We also offer limited on-line services to hospitals, including live on-line, sponsored one-on-one chats with doctors. As of December 31, 2000, we offered clinical research services through approximately 150 independently owned investigative sites operating in 37 states in the United States.


     We were originally incorporated in the State of California on November 23, 1993 and reincorporated on September 19, 1996 in the State of Delaware as "Affiliated Research Centers, Inc.," as part of a recapitalization. On January 6, 2000, our wholly owned subsidiary, ARC Merger Sub-1, Inc., a Delaware corporation, merged with Old AmDoc, an interactive Internet healthcare information site for consumers based in Maryland. Following the Merger, Old AmDoc became our wholly owned subsidiary and changed its name to "AmericasDoctor Internet Operations, Inc." and we changed our corporate name to "AmericasDoctor.com, Inc." We are currently doing business as "AmericasDoctor."

     We have built a network of approximately 150 independently owned investigative sites to facilitate and coordinate independent clinical research trials on drugs for pharmaceutical and biotechnology companies and contract research organizations, or CROs, located throughout the world; these entities are commonly referred to as "sponsors." Each of the sites in our network is a party to a clinical research services agreement with us. Pursuant to the agreement, we perform various services for the site through our central office or management services company, including patient recruitment, source documentation, regulatory services, quality assurance and other consultation services. Although we provide various services to facilitate clinical research, the actual clinical trials are performed by the investigative sites. Through our network of investigative sites, we provide sponsors of clinical research with study management services, including access to experienced investigators and study coordinators and large numbers of patients and centralized management of clinical research studies. These capabilities are designed to facilitate study start-up and quality and accuracy of study data. Our network of investigative sites provides sponsors with the ability to complete clinical research trials quickly and efficiently. In 2000, we provided site selection and management services to approximately 160 sponsors. Our business is currently focused on the U.S. markets.


     In November 1993, Dr. Norman Zinner led a group of urologists in forming the company to provide sponsors of clinical research a range of services designed to enhance their ability to conduct efficient clinical research studies. We initially provided clinical research services in the field of urology and have expanded into other therapeutic areas. Dr. Zinner served as Chairman of the board of directors from our inception through 1999. Under Dr. Zinner's leadership, we recruited a significant number of clinical research sites to become affiliated with us. As of June 1, 2001, our network included investigative sites that performed clinical research trials in a wide range of therapeutic areas, including:


     urology        gastroenterology    neuroscience     women's health
     cardiology     endocrinology       pulmonology      rheumatology

Our services to the investigative sites in our network allow them to build and maintain successful clinical research businesses. By facilitating study start-up activities and providing management support and patient recruitment services, we assist the investigative sites in growing their research practices.

     On April 22, 1998, we acquired Pacific Coast Coordinators, a Washington based company that provided investigative sites with study coordinators who worked directly with physicians in the conduct of clinical research trials and provided on-site administrative and management services. Since the acquisition, we have integrated the Pacific Coast Coordinators sites into our network of investigative sites and have expanded the number of investigative sites in our network that utilize our study coordinator services. As a result, in addition to providing clinical research management services to many of our sites, we also provide experienced study coordinators who are employed by us.


     On January 6, 2000, we merged with Old AmDoc, an interactive Internet healthcare information site for consumers. We acquired Old AmDoc to focus on three web-related initiatives: patient recruitment, hospital marketing and new drug marketing. Old AmDoc originally initiated its service in September 1998. Its site featured free, doctor chat service, an informational tool that provided the assistance and expertise of doctors in live, on-line, one-on-one chat

     After the Merger, we eliminated the positions of substantially all of the employees acquired from Old AmDoc and abandoned the web patient recruitment and new drug marketing strategies. We undertook other cost cutting measures to reduce our use of cash and minimize the costs associated with the Web site. As a result of the Merger, we are a party to a contract with Medical Advisory Systems. Pursuant to the contract, we have agreed to pay Medical Advisory Systems a monthly access fee of $50,000 in exchange for call center chats and other services. The contract expires in July 2003. In an effort to minimize the financial burden of this contract, we expect to continue to provide hospital sponsorship services designed to utilize these call center chats. We expect that the costs associated with these chats, however, will not be completely offset by hospital sponsorship revenues.


     In December 2000, based on market trends and management's assessment of market conditions, the web patient recruitment and new drug marketing programs that we intended to conduct through the businesses acquired in the Merger were abandoned. In addition, it was determined that net cash flows from the remaining Old AmDoc hospital sponsorship business would likely be negative over the next three years. Accordingly, all unamortized goodwill ($23.0 million) associated with the acquisition of Old AmDoc was written off as of December 31, 2000.

     During 2000, we incurred significant costs related to the Merger and related operating costs and costs associated with several long-term contractual obligations assumed in the Merger. We incurred additional costs to support and centralize corporate operations in Gurnee, Illinois, mainly in the areas of information technology, marketing, accounting, human resources and corporate development. In addition, during 2000, revenue from our research services decreased due to the time and resources required to focus on the on-line operations. Subsequent to the Merger, we have undertaken cost cutting measures as discussed above and have hired additional sales people to focus on increasing revenue from research services while focusing on reducing and controlling costs throughout our organization.

     Our Class B common stock was established in 1996 as a mechanism by which our research sites that have signed a clinical research service agreement could have an opportunity to participate in our equity. All of our Class B common stock is currently held by Affiliated Research Centers, LLC, a Delaware limited liability company, for the benefit of its members. The amounts reflected in the results of operations represent noncash charges or credits relating to changes in value of the Class B common stock issued to Affiliated Research Centers, LLC. The value per share of the Class B common stock is determined periodically by an independent appraisal with interim valuations being made by our board of directors. Each LLC member's percentage interest in the limited liability company determines that member's share of the Class B common stock to which they would be entitled if a distribution of those shares occurs. Each member's percentage is determined based on a formula which includes the amount of gross revenues earned by us through that member as a percentage of the total qualifying research revenues of all members of Affiliated Research Centers, LLC.

     We have recognized operating losses in each fiscal year since our formation and only generated operating profit in the second and third quarters of 1999. Our research services relies heavily on the revenues generated by our investigative sites. In addition, we experienced significant capital and operational expenditures associated with the acquisition of our on-line services in January 2000. We expect to incur operating losses and negative cash flows for fiscal 2001 as well. Because we have a history of losses and anticipate losses in the future, we may never achieve significant profitability, or if we are able to achieve profitability, we may not be able to sustain or increase profitability in future periods.


     Revenue is generated primarily from contracts with research services sponsors and also from on-line hospital sponsors. Revenue on each clinical research study contract is recognized as the qualified patient visits occur or the service is provided. Our service agreements with the investigative sites provide that a percentage of the contract amount will be paid to the sites as investigator fees. The percentage of fees paid to investigative sites varies by contract depending upon the level of services provided to these sites. As study revenue is recognized, the investigator fees to the sites are recognized as costs. Advances on contracts by sponsors are classified as deferred revenue until services are performed. The related payments to investigative sites are classified as prepaid investigator fees until services are performed.

Results of Operations

     Three Months Ended March 31, 2001 Compared to Three Months Ended March 31, 2000

     For the three months ended March 31, 2001, our revenue decreased to $13.4 million compared to $13.7 million in 2000, a decrease of $0.3 million or 2.2%. In 2001, hospital sponsorship revenue decreased $0.7 million, offset by a $0.4 million increase in research services. In an effort to minimize the costs associated with contractual obligations we assumed in the Merger, we continue to offer a limited range of services to hospital sponsors, but are focused on growing our research services.

     Our direct study costs were $8.9 million in 2001 compared to $8.7 million in 2000, an increase of $0.2 million or 2.4%. These costs included investigator fees and other study costs such as laboratory fees and patient stipends. The increase in study costs resulted from the increase in research revenue discussed above.

     Our selling, general and administrative costs were $5.9 million in 2001 compared to $10.9 million in 2000, a decrease of $5.0 million, or 46.0%. As a percentage of revenue, these costs decreased 35.7% from 79.6% in 2000 to 43.9% in 2001. The majority of the decrease, $4.7 million, was attributable to elimination or reduction of costs associated with our on-line services and significant cost cutting measures that were taken since the acquisition of Old AmDoc. Selling, general and administrative costs were also favorably impacted by a reduction in consulting and marketing expenses.

     Depreciation and amortization expenses decreased to $0.4 million in 2001 compared to $3.2 million in 2000. The $2.8 million decrease was the result of goodwill amortization associated with Old AmDoc in 2000, but not 2001. As of December 31, 2000, all unamortized goodwill associated with the acquisition of Old AmDoc was written off.

     Our operating loss decreased to $1.7 million in 2001 compared to $9.1 million in 2000. This improvement primarily resulted from the operating cost cutting measures and the lack of Old AmDoc goodwill amortization in 2001.

     Other income was $0.2 million in 2001 compared to other expense of ($0.4 million) in 2000. This was the result of interest expense from bridge loans during the first quarter of 2000 which were converted into equity at the end of the quarter. During the first quarter of 2001, there was interest income from the investment of excess cash balances.


     Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

     After the Merger with Old AmDoc, we took steps to reduce certain costs resulting from the Merger. In connection with the acquisition, we assumed several long-term contractual obligations. During 2000, we worked to reduce these on-going costs by terminating or minimizing these arrangements. In addition, we consolidated all corporate management in our central office in Gurnee, Illinois and closed down operations in Seattle, Washington and Owings Mills, Maryland. During this year, our management aggressively worked to integrate Old AmDoc.


     For the year ended 2000, our revenue decreased to $54.3 million compared to $54.8 million in 1999, a decrease of $0.5 million, or 1.0% . In 2000, revenue from research services was $51.3 compared to $54.8 million in 1999, a decrease of $3.5 million, however, this decrease was offset by $3.0 million of hospital sponsorship revenue that was recorded after the date of the Merger. Revenue was negatively impacted by the increased focus on the integration of Old AmDoc and study start-up delays that occurred in the middle of 2000.


     Our direct study costs were $35.1 million in 2000 compared to $37.2 million in 1999, a decrease of $2.1 million or 5.6%. These costs included investigator fees and other study costs such as lab fees and patient stipends. The decrease in study costs resulted from the decrease in research revenue discussed above.


     Our selling, general and administrative costs were $41.2 million in 2000 compared to $16.7 million in 1999, an increase of $24.5 million, or 146.5%. As a percentage of revenue, these costs increased 45.4% from 30.4% in 1999 to 75.8% in 2000. The majority of the increase, $15.6 million, was attributable to our acquisition of Old AmDoc and related operating costs and costs associated with several long-term contractual obligations assumed in the Merger. In addition, costs were incurred in 2000 that were not incurred in 1999 to support and centralize our corporate operations in Gurnee, Illinois, in the areas of administration ($2.9 million), site support ($2.3 million), information technology, ($1.1 million), corporate development ($1.1 million), marketing and sales ($1.0 million) and accouting and human resources (0.5 million).


     In 1999, the valuation of each share of Class B common stock appreciated $4.10 per share. This increase was primarily due to revenue growth of 29.9% over 1998 and operating profitability in the fall of 1999. An independent valuation concluded that during 2000, each share of Class B common stock depreciated $1.50 per share due to our financial performance.

     Depreciation and amortization expense increased to $13.0 million in 2000 compared to $1.3 million in 1999. Of this $11.7 million increase, $11.2 million related to Old AmDoc goodwill amortization and the remaining $0.5 million increase represented additional depreciation of fixed assets acquired in the Merger.

     In 2000, we realized an impairment of Old AmDoc goodwill of $23.0 million, as discussed above.

     Our operating loss increased to $56.9 million in 2000 compared to $3.1 million in 1999. This decline primarily resulted from the additional operating costs and the impairment of goodwill costs associated with the Merger.

     In 2000, other income increased $0.9 million to $0.3 million in 2000 from a net expense of $0.6 million in 1999. This was the result of additional interest income from the $33.5 million capital infusion during the first quarter of 2000.

     Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     For the year ended 1999, our revenue increased $12.6 million, or 29.9%, to $54.8 million in 1999 compared to $42.2 million in 1998. Of this increase, $5.3 million relates to the fact that during 1998, revenue from Pacific Coast Coordinators was recorded only after April 22, 1998, the date we acquired Pacific Coast Coordinators. The remaining increase of $7.3 million was attributable to an increase in our study revenue of $6.6 million and an increase in direct service revenue of $0.7 million (primarily in the areas of patient recruitment and project management services).

     Our direct study costs were $37.2 million in 1999 compared to $30.0 million in 1998. These costs include investigator fees and other study costs such as lab fees, patient stipends, etc. As a percentage of revenue, these costs decreased 3.2% from 71.0% in 1998 to 67.8% in 1999. This decrease resulted because the fees paid to investigative sites where we employed clinical research coordinators were a lower percentage of study revenue than those of other investigative sites.

     In 1999, our selling, general and administrative costs were $16.7 million compared to $17.0 million in 1998, a decrease of $0.3 million, or 1.6%. This decrease was the result of a cost reduction program that was implemented in the fall of 1998. The improvement was partially offset by operating costs associated with clinical research coordinators employed by us that were included in the full year results of 1999, but only after April 22, 1998 for the 1998 results.

     In 1999, the valuation of each share of Class B common stock appreciated to $5.00 per share from $0.90 per share in 1998. This increase was primarily due to revenue growth of 29.9% over 1998 and operating profitability in the fall of 1999.

     Depreciation and amortization expense increased to $1.3 million in 1999 compared to $1.0 million in 1998. The increase was the result of Pacific Coast Coordinators' goodwill amortization that was included in the full year results of 1999, but only after April 22, 1998 in 1998.

     In 1999, other expense increased $0.5 million to $0.6 million compared to $0.1 million in 1998. This increase was the result of lower interest earning cash balances.

Liquidity and Capital Resources

     Our net cash used in operating activities was $19.1 million, $0.1 million and $5.4 million for the years ended December 31, 2000, 1999 and 1998, respectively. Our cash used in operating activities increased substantially in 2000 due to the factors discussed above.

     Our working capital increased to $6.8 million at the end of 2000 from $1.3 million at the end of 1999, an increase of $5.5 million. The increase was attributable to the receipt of proceeds from sales of preferred stock. Cash and cash equivalents and short-term marketable securities increased by $8.2 million in 2000. These increases are attributable to the proceeds from the sales of equity securities.

     We have financed our operations to date through the sale of equity securities as we have generated negative cash flow from operations since our inception. To date, we have received approximately $53.6 million in net proceeds from the sale of common stock and preferred stock. At December 31, 2000, we had approximately $9.4 million in cash and cash equivalents. Our principal commitments consist of obligations under our capital and operating leases as well as our contract with Medical Advisory Systems, pursuant to which we are required to pay a monthly fee of $50,000 through July 2003.


     We anticipate that our operating expenses will be a material use of our cash resources. As a result of the significant cost cutting measures taken in 2000 and the beginning of 2001, we believe that our existing working capital and cash flows from operations will be sufficient to meet our anticipated working capital and cash expenditure requirements over the next year.


     Our cash, cash equivalents and cash flow from operations may not be sufficient, however, if we pursue a transaction outside our current business plan. For instance, we may need to raise additional funds, for the following purposes:

     .    fund obligations to strategic partners;

     .    fund more rapid expansion;

     .    fund additional marketing expenditures;

     . fund greater development of content, features or services on our Web site;

     .    enhance our operating infrastructure; or

     .    respond to competitive pressures.


     Our capital requirements will depend upon the amount of patient enrollment and clinical trial expenses, our results of operations in future periods and the magnitude of any business expansions. In the event our business plan beyond 2001 contemplates significant expenditures, our cash and cash equivalents may be insufficient to meet our future operating expenses and capital requirements. We expect that, if necessary, we can reduce our expenses to a level where our current cash reserves would be sufficient to fund our operations. However, there can be no assurance that we will be able to reduce expenses to the degree necessary and it may be necessary for us to seek additional sources of capital. These sources may include additional issuances of debt securities or equity securities or possible sales of assets. There can be no assurance, however, that we will be able to obtain the necessary funding or that the terms of any available funding will be acceptable to us.


Quantitative and Qualitative Disclosures about Market Risk

     As of June 1, 2001, we were not a party to any significant financing arrangements. We maintain a portfolio of highly liquid investments in various bank accounts, which are classified as cash equivalents. We do not expect changes in interest rates to have a material effect on our income or cash flows.

ITEM 3.  PROPERTIES

     We lease approximately 39,800 square feet of space in Gurnee, Illinois where our headquarters are located. Of this space, an aggregate of 2,353 square feet is subleased by us to a third party for the remaining term of the Gurnee lease. Our lease expires in September 2004, and may be extended at our option, for two additional five-year terms. We also lease two coordinator sites in Tacoma, Washington. These sites are approximately 2,000 square feet and 6,000 square feet. Both leases expire in October 2004.

     We believe that our properties are generally suited for the purposes for which they are presently being used.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information as of June 1, 2001 with respect to our Class A common stock, par value $.001 per share, and preferred stock, par value $.001 per share, owned by each person who beneficially owns more than five percent of our outstanding Class A common stock, on an as converted basis, and preferred stock, by each of our executive officers and directors and by all of our executive officers and directors as a group.



                                                      Class A Common Stock           Preferred  Stock /1/
                                                      --------------------           --------------------
                                                    # of Shares    Percentage    # of Shares    Percentage
Name of Beneficial Owner                             Owned/2/      Owned (%)        Owned       Owned (%)
------------------------                            -----------    ----------    -----------    ----------
Galen Partners/3/                                     1,832,425         35.1%      1,776,425         33.8%
Tullis-Dickerson Capital Focus II, L.P/4/             1,515,763         36.1         771,740         14.7
LHC Corporation/5/                                      842,334         19.8         833,334         15.9
GE Capital Equity Investments, Inc./6/                  603,501         16.4         248,618          4.7
Delphi Ventures/7/                                      528,971         13.4         516,971          9.8
CIT Group/Equity Investments, Inc./8/                   416,667         10.8         416,667          7.9
Joel Morganroth, M.D./9/                                321,226          9.0         127,292          2.4
Premier Research Worldwide Ltd./10/                     268,124          7.5         127,292          2.4
James Taylor/11/                                        187,091          5.5         123,181          2.3
Steven M. Rauscher/12/                                  234,846          6.4          42,444            *
C. Lee Jones/13/                                         58,906          1.7               0            -
David R. Adamoli/14/                                    139,844          3.9          28,526            *
Jane Taylor/15/                                         215,416          5.9         123,181            *
Scott M. Rifkin/16/                                     303,677          8.3               0            -
Stanley Brosman, M.D./17/                                40,262          1.2           3,264            *
Fred L. Brown/18/                                        19,626            *               0            -
Ira Klimberg, M.D./19/                                   66,370          1.9           2,045            *
Joan Neuscheler/20/                                   1,527,763         36.3         771,740         14.7
Zubeen Shroff/21/                                     1,832,425         35.1       1,776,425         33.8
Francis Ziegler/22/                                     842,334         19.8         833,334         15.9
All executive officers and directors as a group       5,282,094         60.1       3,580,959         68.2
 (11 persons)/23/


* Less than one percent

(1) Our preferred stock consists of Series A-1, A-2, A-3, A-4, A-5, A-6 and A-7 preferred stock, Series B contingent convertible preferred stock, Series C contingent convertible preferred stock and Series E preferred stock. The shares of Series A-1, A-2, A-3, A-4, A-5, A-6, A-7 and E preferred stock are convertible, at the option of the holder thereof, into shares of Class A common stock presently on a share-for-share basis. The Series B contingent convertible preferred stock and the Series C contingent convertible preferred stock are automatically convertible to shares of Class A common stock on a one-for-one basis upon the occurrence of certain conversion triggering events (See "Item 11. Description of Registrant's Securities To Be Registered"). The Series A-1, A-2, A-3, A-4, A-5, A-6 and A-7 preferred stock are sometimes collectively referred to as our Series A preferred stock.

(2) Includes shares owned directly by the persons named and those shares with respect to which such persons directly or indirectly exercise voting or investment power. These amounts include shares of Class A common stock, preferred stock and warrants to purchase Class A common stock, if any, held by such persons. These amounts also include shares of Class A common stock and Series C contingent convertible preferred stock subject to outstanding stock options or warrants which are exercisable as of or within 60 days of June 1, 2001.



(3) Includes 1,776,425 shares of Series A preferred stock and 44,000 shares of Class A common stock. Of these shares, 1,558,678 shares of Series A preferred stock and 40,196 shares of Class A common stock are held by Galen Partners III, L.P., 141,084 shares of Series A preferred stock and 3,639 shares of Class A common stock are held by Galen Partners International III, L.P., 6,382 shares of Series A preferred stock and 165 shares of Class A common stock are held by Galen Employee Fund III, L.P. and 70,281 shares of Series A preferred stock are held by Galen Associates. Also includes 12,000 Shares of Class A common stock subject to outstanding options issued to Galen Advisors LLC. One of our directors, is a general partner of Claudius, L.L.C., a general partner of Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P. Galen Partners is located at 610 Fifth Avenue, Rockefeller Center, New York, NY 10020.


(4) Consists of 771,740 shares of Series A preferred stock and 744,023 shares of Class A common stock. Of these shares, 96,550 shares of Series A preferred stock and 89,287 shares of Class A common stock are held by TD Javelin Capital Fund, L.P., 96,550 shares of Series A preferred stock and 89,287 shares of Class A common stock are held by TD Origen Capital Fund, L.P. and 578,640 shares of Series A preferred stock and 565,449 shares of Class A common stock are held by Tullis-Dickerson Capital Focus II, L.P. Joan Neuscheler, one of our directors, is an officer of Tullis-Dickerson & Co., Inc., the general partner of TD Javelin Capital Fund, L.P., TD Origen Capital Fund, L.P. and Tullis-Dickerson Capital Focus II, L.P. Tullis-Dickerson Capital Focus II, L.P. is located at One Greenwich Plaza, Greenwich, CT 06830.


(5) Consists of 833,334 shares of Series A preferred stock and 9,000 shares of Class A common stock subject to outstanding options. Francis Ziegler, one of our directors, is the President and Chief Executive Officer of Claneil Enterprises, Inc. Claneil Enterprises, Inc. is an affiliate of LHC Corporation. LHC Corporation is located at 630 West Germantown Pike, Suite 400, Plymouth Meeting, PA 19462.


(6) Consists of 248,618 shares of Series A preferred stock and 354,883 shares of Class A common stock. GE Capital Equity Investments, Inc. is located at 120 Long Ridge Road, Stamford, CT 60927.

(7) Consists of 516,971 shares of Series A preferred stock and 12,000 shares of Class A common stock. Of these shares, 259,045 shares of Series A preferred stock and 11,788 shares of Class A common stock are held by Delphi Ventures III, L.P., 4,664 shares of Series A preferred stock and 212 shares of Class A common stock are held by Delphi BioInvestments III, L.P., 248,147 shares of Series A preferred stock are held by Delphi Ventures IV, L.P. and 5,115 shares of Series A preferred stock are held by Delphi BioInvestments IV, L.P. Delphi Ventures is located at 3000 Sand Hill Road, Building 1, Suite 135, Menlo Park, CA 94025.


(8) Consists of 416,667 shares of Series A preferred stock. The CIT Group/Equity Investments, Inc. is located at 44 Whippany Road, Suite 140, Morristown, NJ 07960.


(9) Includes 127,292 shares of Series A preferred stock and 140,832 shares of Class A common stock held by Premier Research Worldwide, Ltd. Dr. Morganroth is Chief Executive Officer and a director of Premier Research Worldwide, Ltd. Also includes 6,790 shares of Class A common stock held by members of his immediate family. Dr. Morganroth disclaims beneficial ownership of all shares of Class A common stock owned by Premier Research Worldwide, Ltd. Dr. Morganroth's address is 1040 Stony Lane, Gladwyne, PA 19035.

(10) Consists of 127,292 shares of Series A preferred stock and 140,832 shares of Class A common stock held by Premier Research Worldwide, Ltd. Premier Research Worldwide, Ltd. is located at 30 South 17th Street, Philadelphia, PA 19103.

(11) Consists of 187,091 shares of Class A common stock held jointly with his wife, Jane Taylor. Dr. and Ms. Taylor also jointly own 123,181 shares of our Series B contingent convertible preferred stock. See footnote 15 below. Dr. Taylor is located at 2814 North Junett Street, Tacoma, WA 98407.

(12) Includes 188,235 shares of Class A common stock and 42,444 shares of Series C contingent convertible preferred stock subject to outstanding options.

(13) Consists of 58,906 shares of Class A common stock subject to outstanding options.


(14) Consists of 111,318 shares Class A common stock and 28,526 shares of Series C contingent convertible preferred stock subject to outstanding options.


(15) Includes 28,325 shares of Class A common stock subject to outstanding options. Also includes 187,091 shares of Class A common stock held jointly with her husband, Dr. James Taylor, with respect to which Ms. Taylor shares voting and investment power. Dr. and Ms. Taylor also jointly own 123,181 shares of our Series B contingent convertible preferred stock.

(16) Includes 60,452 shares of Class A common stock held as tenants by the entirety with his wife, Frances M. Rifkin, with respect to which Dr. Rifkin shares voting and investment power, and 33,950 shares of Class A common stock held by the Rifkin 1999 GRAT. Also includes 208,482 shares of Class A common stock subject to outstanding options.

(17) Includes 15,565 shares of Class A common stock and 2,864 shares of Series C contingent convertible preferred stock subject to outstanding options. Also includes 14,000 shares of Class A common stock held jointly with his wife, Victoria Chaney-Brosman, with respect to which Dr. Brosman shares voting and investment power. Also includes 1,000 shares of Class A common stock held by his children, with respect to which Dr. Brosman indirectly exercises voting and investment power. Also includes 400 shares of Series E preferred stock and a warrant to purchase 133 shares of Class A common stock.

(18) Consists of 20,251 shares of Class A common stock subject to outstanding options.


(19) Includes 13,825 shares of Class A common stock and 2,045 shares of Series C contingent convertible preferred stock subject to outstanding options.



(20) Includes 12,000 shares of Class A common stock subject to outstanding options. Also includes 771,740 shares of Series A preferred stock and 744,023 shares of Class A common stock held by Tullis-Dickerson and its affiliates. Ms. Neuscheler is an officer of Tullis-Dickerson & Co., Inc., the general partner of TD Javelin Capital Fund, L.P., TD Origen Capital Fund, L.P. and Tullis-Dickerson Capital Focus II, L.P. See footnote 4 above.


(21) Includes 12,000 shares of Class A common stock subject to outstanding options issued to Galen Advisors LLC. Also includes 1,776,425 shares of Series A preferred stock and 44,000 shares of Class A common stock held by Galen Partners and its affiliates. Mr. Shroff is a general partner of Claudius, L.L.C., a general partner of Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P. and Galen Associates. See footnote 3 above.

(22) Consists of 9,000 shares of Class A common stock subject to outstanding options and 833,334 shares of Series A preferred stock held by LHC Corporation. Mr. Ziegler disclaims beneficial ownership of all shares of Class A common stock and Series A preferred stock owned by LHC Corporation. Mr. Ziegler is the President and Chief Executive Officer of Claneil Enterprises, Inc., an affiliate of LHC Corporation.

(23) Includes 677,907 shares of Class A common stock and 75,879 shares of Series C contingent convertible preferred stock subject to outstanding options. Also includes shares of Series A preferred stock and shares of Class A common stock which are presently held by affiliates of Ms. Neuscheler and Messrs. Shroff and Ziegler. See footnotes 20, 21 and 22 above.

     As of June 1, 2001, all of the 685,324 shares of the our Class B common stock, par value $.001 per share, outstanding, was beneficially owned by Affiliated Research Centers, LLC. AmericasDoctor is the manager of Affiliated Research Centers, LLC.


ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and position of each of the members of our board of directors and our executive officers, as of June 1, 2001:



           Name            Age                Position
           ----            ---                --------
  C. Lee Jones              45     Chairman and Chief Executive Officer
  David R. Adamoli          60     Chief Financial Officer and Secretary
  Jane Taylor               45     Executive Vice President
  Marc R. Grove             35     Chief Information Officer
  Stanley Brosman, M.D.     66     Director
  Fred L. Brown             60     Director
  Ira Klimberg, M.D.        46     Director
  Joan Neuscheler           41     Director
  Zubeen Shroff             36     Director
  Frances G. Ziegler        60     Director


     C. Lee Jones. Mr. Jones has served as our Chief Executive Officer since February 2001 and as our Chairman since November 2000. Mr. Jones served as our President and Chief Operating Officer from September 2000 until February 2001 and as our President, Research Services from March 2000 until September 2000. Prior to joining AmericasDoctor, Mr. Jones was employed by Abbott Laboratories, a pharmaceutical company. Mr. Jones served as Vice President of Information Technology at Abbott from March 1996 until February 2000. Prior to that, Mr. Jones was the Director of Clinical Research at Abbott since August 1991. Mr. Jones is a director of ICON plc, an Irish contract research organization.

     David R. Adamoli. Mr. Adamoli has served as our Chief Financial Officer since he joined us in February 1994. In addition, Mr. Adamoli was elected our Secretary in January 1998. He served as a director from July 1994 to March 1997 and as President from February 1994 to January 2000.

     Jane Taylor. Ms. Taylor has served as our Executive Vice President since April 1998. She also served as a director from April 1998 through January 2000. Ms. Taylor founded Pacific Coast Clinical Coordinators, Inc. (now known as AmericasDoctor.com Coordinator Services, Inc.), a company that coordinated and managed clinical research studies, in 1988 and served as its Chairman and Chief Executive Officer until its acquisition by us in April 1998.

     Marc R. Grove. Mr. Grove has served as our Chief Information Officer since August 2000. Mr. Grove served as our Vice President of Information Technology from June 2000 until August 2000. Prior to joining AmericasDoctor, Mr. Grove was employed by Arthur Andersen LLP. Mr. Grove served as a Senior Manager in the Technology Risk Consulting practice at Arthur Andersen from March 1999 until May 2000. Prior to that, Mr. Grove served as the Director of Operations for NetDox, a provider of secure Internet messaging services, from March 1997 until March 1999. Preceding this, Mr. Grove was with Lante, an Internet consulting firm, acting as a manager in the ShowNet services team. He acted in this capacity from February 1996 until March 1997. Prior to that, Mr. Grove was in the internal technology management team with Arthur Andersen starting in 1989. He held various positions within that team, leaving in 1996 as acting-Director of Technology for Asia Pacific.

     Stanley Brosman, M.D. Dr. Brosman has served as a director since the founding of our company and as a member of the Compensation Committee from June 1996 to March 1997. Dr. Brosman has been in the private practice of urology since 1990.

     Fred L. Brown. Mr. Brown has served as a director since January 2000. He is also a member of our Compensation Committee. Mr. Brown has been a Visiting Scholar and Executive-in-Residence at George Washington University since January 2001. From June 1993 to December 1998, Mr. Brown was President and Chief Executive Officer of BJC Health System and was Vice Chairman from January 1999 to December 2000. Mr. Brown also serves as a director of Morrison Management Specialists, Inc., Curon Medical, Inc. and Commerce Bancshares, Inc.


     Ira Klimberg, M.D. Dr. Klimberg has served as a director since the founding of our company and as a member of the Audit Committee from June 1996 to March 2000. Dr. Klimberg has been in the private practice of urology since 1989. He has also been the Vice President and Secretary of Urologic Health Care, Inc., the Florida Foundation for Health Care Research, Inc., an urologic diagnostic and ambulatory surgery center, since 1989.

     Joan Neuscheler. Ms. Neuscheler has served as a director since August 2000 and serves as a member of the Audit Committee and Compensation Committee. She is the director nominated by the holders of our Series A-1, Series A-2 and Series A-3 preferred stock pursuant to the terms of an investor rights agreement among us and certain of our stockholders. She has been the President of Tullis-Dickerson & Co., Inc., a venture capital firm, since 1998 and was Treasurer and Chief Financial Officer from 1989 to 2000.

     Zubeen Shroff. Mr. Shroff has served as a director since January 2000. He is the director nominated by the holders of our Series A-4 and Series A-5 preferred stock pursuant to the terms of the investor rights agreement among us and certain of our stockholders. He also serves as a member of the Compensation Committee and the Audit Committee. Mr. Shroff is a general partner of Galen Associates, a healthcare venture capital firm. Mr. Shroff joined Galen in January 1997 from The Wilkerson Group, a provider of management consulting services to the health care products and services industry, where he was a Principal from 1995 to 1996. Mr. Shroff currently serves on the board of Halsey Drug Co., Inc.

     Francis G. Ziegler. Mr. Ziegler has been a director since March 2000 and is a member of the Audit Committee. He is the director nominated by the holders of our Series A-6 and Series A-7 preferred stock pursuant to the terms of the investor rights agreement among us and certain of our stockholders. Mr. Ziegler is President and Chief Executive Officer of Claneil Enterprises, Inc., a privately owned holding company. Mr. Ziegler has been the President and Chief Executive Officer of Claneil since 1993. Mr. Ziegler also serves as a director of SunSource, Inc., an industrial services company.

ITEM 6.  EXECUTIVE COMPENSATION

     The following table sets forth information with respect to compensation earned during 2000 by our Chief Executive Officer and our four other most highly compensated executive officers. The officers listed in the following table are referred to as the Named Executive Officers:

                           Summary Compensation Table

                                                 Annual Compensation                  Long - Term Compensation
                                         -----------------------------------    ------------------------------------

                                                                                            Awards           Payouts
                                                                                ---------------------------  -------
                                                                    Other
                                                                    Annual       Restricted     Securities    LTIP     All Other
                                                                   Compen-          Stock       underlying   Payouts    Compen-
 Name and Principal Position      Year   Salary ($)   Bonus ($)   sation ($)    Award(s) ($)    Options (#)    ($)     sation ($)
----------------------------      ----   ----------   ---------   ----------    ------------    -----------    ---     ----------
Steven M. Rauscher/1/             2000    $186,752     $16,962      $54,651         ---           231,598      ---       $9,200
Chief Executive Officer

David R. Adamoli                  2000    $189,071     $10,194          ---         ---            93,227      ---          ---
Chief Financial Officer and
 Secretary

C. Lee Jones                      2000    $156,436         ---          ---         ---           142,500      ---          ---
Chairman, President and
 Chief Operating Officer/2/

Jane Taylor                       2000    $155,251         ---          ---         ---             2,015      ---          ---
Executive Vice President

Scott M. Rifkin. M.D./3/          2000    $225,355         ---      $18,200         ---           105,389      ---          ---
 Chairman

----------------------
(1) Mr. Rauscher served as Chief Executive Officer until October 31, 2000. Pursuant to Mr. Rauscher's separation agreement and general release with AmericasDoctor, Mr. Rauscher received $5,000 for outplacement services and $4,200 for his legal and tax planning costs and expenses incurred in connection with the negotiation of his separation agreement and general release, which was paid to a third party. Of the 231,598 options that were granted to Mr. Rauscher in 2000, 177,150 options were canceled pursuant to Mr. Rauscher's separation agreement. See "-- Employment Agreements."

(2)  Mr. Jones was elected Chief Executive Officer in February 2001.

(3) Dr. Rifkin served as Chairman of the Board until August 10, 2000. Of the 105,389 options that were granted to Dr. Rifkin in 2000, 63,693 options were canceled prior to the end of the fiscal year pursuant to Dr. Rifkin's separation agreement and general release. See "-- Employment Agreements."

Stock Option Grants

     The following table sets forth information regarding stock options granted to the Named Executive Officers during the year ended December 31, 2000, all of which, except as indicated, were granted under the Amended and Restated 1996 Employee Stock Option Plan. None of the Named Executive Officers received stock appreciation rights, or SARs.

                                                                                         Potential Realizable Value at
                                                                                            Assumed Annual Rates of
                                                                                          Stock Price Appreciation for
                                                 Individual Grants                                Option Term
                           ------------------------------------------------------------    -----------------------------

                            Number of      Percent of
                           Securities    Total Options
                           Underlying     Granted to
                            Options      Employees in         Exercise       Expiration
      Name                  Granted       Fiscal Year       Price ($/Sh)        Date         5% ($)            10% ($)
      ----                  -------       -----------       ------------        ----         ------            -------
Steven M. Rauscher/1/       223,769         18.387%            $10.00          1/6/10      $1,407,271        $3,566,302

                              7,829          0.643%            $10.00         4/12/10      $   49,236        $  124,774

David R. Adamoli/2/          88,522          7.274%            $10.00          1/6/10      $  556,710        $1,410,813

                              4,705          0.387%            $10.00         4/12/10      $   29,589        $   74,986

C. Lee Jones/3/              92,500          7.601%            $10.00          3/1/10      $  581,728        $1,474,212

                             50,000          4.108%            $10.00          3/1/10      $  314,447        $  796,871

Jane Taylor/4/                2,015          0.166%            $10.00         4/12/10      $   12,672        $   32,114

Scott M. Rifkin/5/          105,389          8.659%            $10.00          1/6/10      $  662,786        $1,679,629

(1) The 223,769 options were granted on January 6, 2000 and vest 25% on the first anniversary of the date of grant and in equal installments at the end of each of the following twelve fiscal quarters of AmericasDoctor thereafter. The 7,829 options were granted on April 12, 2000 and vest 25% on the first anniversary of the date of grant and 25% each year thereafter. Pursuant to Mr. Rauscher's separation agreement and general release, 177,150 options were canceled prior to the end of the fiscal year and the remaining options immediately became vested and exercisable on October 31, 2000. See "-- Employment Agreements."

(2) The 88,522 options were granted on January 6, 2000 and vest 25% on the first anniversary of the date of grant and in equal installments at the end of each of the following twelve fiscal quarters of AmericasDoctor thereafter. The 4,705 options were granted on April 12, 2000 and vest 25% on the first anniversary of the date of grant and 25% each year thereafter.

(3) The 92,500 options were granted on March 1, 2000 and vest 25% on the first anniversary of the date of grant and in equal installments at the end of each of the following twelve fiscal quarters of AmericasDoctor thereafter. The 50,000 options were granted on March 1, 2000 and vest in their entirety four years after the date of grant, except in the event of a successful initial public offering, the options would become exercisable on the same schedule as the 92,500 options described above.

(4) The options were granted on April 12, 2000 and vest 25% on the first anniversary of the date of grant and 25% each year thereafter.

(5) Pursuant to Dr. Rifkin's separation agreement and general release, 63,693 options were canceled prior to the end of the fiscal year and the remaining options immediately became vested and exercisable on August 10, 2000. See "--Employment Agreements."

Exercise of Stock Options and Year-End Values

     The following table sets forth information regarding the number and value of unexercised stock options held by each of the Named Executive Officers as of December 31, 2000. None of the Named Executive Officers exercised stock options in 2000. None of the Named Executive Officers holds SARs.

                                                                                       Value of
                                                         Number of Securities         Unexercised
                          Shares                              Underlying             In-The-Money
                         Acquired                        Unexercised Options at    Options at Fiscal
        Name           on Exercise     Value Realized      Fiscal Year -End            Year-End
        ----           -----------     --------------      ----------------            --------

                                                             Exercisable/              Exercisable/
                                                            Unexercisable              Unexercisable
                                                            -------------              -------------
Steven M. Rauscher         ---               ---               230,679/0               $1,307,894/0

David R. Adamoli           ---               ---            89,666/115,039           $667,441/$152,684

C. Lee Jones               ---               ---               0/142,500                    0/0

Jane Taylor                ---               ---             19,015/16,230            $133,105/$99,505

Scott M. Rifkin            ---               ---               208,482/0                 $251,431/0

Amended and Restated 1996 Employee Stock Option Plan

     Our Amended and Restated 1996 Employee Stock Option Plan permits our board of directors broad discretion to grant stock options to officers and employees who are responsible for contributing to the management, growth or profitability of our business. The total number of shares that may be issued under the Employee Stock Option Plan is 2,011,000 shares of Class A common stock and 79,767 shares of Series C contingent convertible preferred stock. The maximum share number can be adjusted if AmericasDoctor undertakes a stock split, stock dividend or other similar transaction. The terms that our board of directors has the discretion to determine include:

          .    The exercise price of the option;

          .    The term of the option, which cannot exceed 10 years; and

          . Any modifications of the time or manner of vesting or the exercise price, subject to applicable legal restrictions and to the consent of the other party to the agreement.

     The option agreements between us and each existing optionee provide that, upon the occurrence of a Change in Control, the option will become immediately vested to the extent of 100% of the option shares. For options granted after January 1, 2001, the exercisability of the option will not be accelerated if and to the extent the option, in connection with the Change in Control, remains outstanding, or is assumed by the surviving corporation or its parent or substituted with an award with substantially the same terms by the surviving corporation or its parent.

     "Change in Control" is defined under the Employee Stock Option Plan to mean any of the following:

          . the execution by AmericasDoctor of an agreement for the merger, consolidation or reorganization into or with another corporation or other legal person which results in less than a majority of the voting power of the surviving corporation being held by the holders of our common stock immediately prior to the transaction;

          . the execution by AmericasDoctor of an agreement for the sale or other transfer of all or substantially all of our assets to another corporation or legal person which results in less than a majority of the voting power of the surviving corporation being held by the holders of our common stock immediately prior to the transaction;

          . there is a report filed on Schedule 13D or Schedule 14D-1, each as promulgated pursuant to the Securities Exchange Act of 1934, disclosing, or AmericasDoctor is otherwise notified, that any person has or intends to become a beneficial owner (as defined under Rule 13d-3 promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding voting stock, including, without limitation, a tender offer or exchange offer. However, any acquisitions directly from us that are approved by our existing board of directors, any acquisition by us, or any acquisition by any employee benefit plan sponsored by us do not constitute a Change in Control;

          . during any two year period, individuals who at the beginning of such period constitute the directors of AmericasDoctor cease for any reason to constitute at least a majority of the board of directors; or

          . we adopt a plan for the liquidation or dissolution of the company.

     As of June 1, 2001, there were 1,027,292 outstanding options to purchase shares of Class A common stock and 73,016 outstanding options to purchase shares of Series C contingent convertible preferred stock under our Employee Stock Option Plan.

1996 Consultants Warrant Stock Plan

     Our 1996 Consultants Warrant Stock Plan permits our board of directors broad discretion to grant stock options to consultants who will contribute to
our long range success.   The total number of shares that may be issued under
the Consultants Warrant Stock Plan is 60,000 shares of Class A common stock. The maximum share number can be adjusted if AmericasDoctor undertakes a stock split, stock dividend or other similar transaction. Our board of directors has discretion to determine the terms and conditions of each option, including:

          .    The exercise price of the option;

          .    The term of the option, which cannot exceed 10 years; and

          . Any modifications of the time or manner of vesting or the exercise price, subject to applicable legal restrictions and to the consent of the other party to the agreement.

     The option agreements between us and each existing optionee provide that, upon the occurrence of a Change in Control, the option will become immediately vested to the extent of 100% of the option shares. For options granted after January 1, 2001, the exercisability of the option will not be accelerated if and to the extent the option, in connection with the Change in Control, remains outstanding, or is assumed by the surviving corporation or its parent or substituted with an award with substantially the same terms by the surviving corporation or its parent. The definition of Change in Control under the Consultants Warrant Stock Plan is the same as under the Employee Stock Option Plan described above.

     As of June 1, 2001, there were 43,700 outstanding options to purchase shares of Class A common stock under our Consultants Warrant Stock Plan.

Amended and Restated 1996 Director Stock Option Plan

     Our 1996 Amended and Restated Director Stock Option Plan permits our board of directors broad discretion to grant stock options to directors who contribute
to the management, growth or profitability of our business.   The total number
of shares that may be issued under the Director Stock Option Plan is 350,000 shares of Class A common stock and 21,477 shares of Series C contingent convertible preferred stock. The maximum share number can be adjusted if AmericasDoctor undertakes a stock split, stock dividend or other similar transaction. Our board of directors has discretion to determine the terms and conditions of each option, including:

          .    The exercise price of the option;

          .    The term of the option, which cannot exceed 10 years; and

          . Any modifications of the time or manner of vesting or the exercise price, subject to applicable legal restrictions and to the consent of the other party to the agreement.

     The option agreements between us and each existing optionee provide that, upon the occurrence of a Change in Control, the option will become immediately vested to the extent of 100% of the option shares. For options granted after January 1, 2001, the exercisability of the option will not be accelerated if and to the extent the option, in connection with the Change in Control, remains outstanding, or is assumed by the surviving corporation or its parent or substituted with an award with substantially the same terms by the surviving corporation or its parent. The definition of Change in Control under the Director Stock Option Plan is the same as under the Employee Stock Option Plan described above.

     As of June 1, 2001, there were 244,500 outstanding options to purchase shares of Class A common stock and 21,477 outstanding options to purchase shares of Series C contingent convertible preferred stock under our Director Stock Option Plan.


Employment Agreements

     We are party to employment agreements with each of the Named Executive Officers. On April 22, 1998, we entered into an employment, confidentiality and non-competition agreement and a severance agreement with Jane Taylor. The employment agreement requires Ms. Taylor to maintain the confidentiality of our proprietary information and refrain from competing with and soliciting employees from AmericasDoctor during her employment and for a period of up to one year after her termination. Pursuant to Ms. Taylor's severance agreement, if Ms. Taylor is terminated at anytime within two years of a Change in Control of AmericasDoctor, unless for cause, Ms. Taylor is entitled to receive the sum of her base pay plus an amount equal to the highest aggregate annual bonus made to Ms. Taylor during the three preceding calendar years. In addition, for a period of twelve months following termination, Ms. Taylor will be entitled to receive employee benefits substantially similar to those that she was receiving or entitled to receive immediately prior to termination and outplacement services in an amount up to 20% of her base pay. Finally, all of Ms. Taylor's stock options outstanding as of April 22, 1998 will become immediately exercisable and will terminate one year after her termination date and all stock options granted to Ms. Taylor after April 22, 1998 that are not exercisable will terminate upon her termination date. Ms. Taylor will have one year from the termination date to exercise her options.

     On January 5, 2000, we entered into amended and restated employment, confidentiality, non-competition and severance agreements with Steven M. Rauscher and David R. Adamoli and an employment, confidentiality, non-competition and severance agreement with Scott M. Rifkin, M.D. Also, on March 1, 2000, we entered into an employment, confidentiality, non-competition and severance agreement with C. Lee Jones. Except for compensation provisions, the terms of these agreements are substantially similar. The agreements require each executive to maintain the confidentiality of our proprietary information and refrain from competing with and soliciting employees from AmericasDoctor during his employment and for a period of up to one year after his termination. Further, unless the executive is terminated for cause or following a Change in Control, he is entitled for a period of one year following termination of his employment with us to receive the aggregate of the sum of his highest annual base salary during the three-year period prior to his termination and his average annual cash and

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

equity incentive compensation award during same three-year period. In addition, all of the executive's stock options granted on or prior to the date of the agreement that would have vested, but for his involuntary termination, during the one-year period following his termination, will become immediately vested and exercisable, all of the executive's stock options granted after the date of the agreement will cease to vest on the date of involuntary termination, and all executives, other than Mr. Adamoli, will have the right to exercise their vested stock options at any time no later than 90 days after the date of involuntary termination. Pursuant to his employment agreement, Mr. Adamoli has the right to exercise his vested stock options at any time no later than the fifth anniversary of the date of his involuntary termination.

     Pursuant to the employment agreements, if the executive is terminated at any time during a period of two years following a Change in Control, unless for cause, or he terminates his employment with AmericasDoctor during such two year period upon the occurrence of certain events, including, without limitation, a reduction in the aggregate of the executive's base pay and incentive pay or the failure of the company to maintain the executive in the office or position, or a substantially equivalent office or position of or with the company, which he held immediately prior to a Change in Control, the executive will be entitled to receive a lump sum payment in an amount equal to the sum of his base pay (at the highest rate in effect for any period prior to the termination date) and incentive pay. In addition, the executive will be entitled to receive for a period of twelve months following the termination date, welfare benefits substantially similar to those that he was receiving or entitled to receive immediately prior to the termination date and outplacement services in an amount up to 20% of his base pay. Furthermore, all of the executive's stock options that were outstanding and not exercisable on the date of the agreement will become immediately exercisable, all stock options granted to the executive after the date of the agreement will terminate on the termination date, and the executive will be entitled to exercise his options until one year after the termination date.

     In the above described agreements, a "Change in Control" is defined to include:

     . the acquisition by any individual, entity or group of beneficial ownership of 15% or more of the combined voting power of the then outstanding voting stock of AmericasDoctor, except in several instances;

     . individuals who currently constitute the Board cease for any reason to constitute at least a majority of the Board, with several exceptions;

     . consummation of a reorganization, merger or consolidation or a sale or other disposition of all or substantially all of the assets of AmericasDoctor, unless, in each case, immediately following such event,

          . all or substantially all of the individuals and entities who were the beneficial owners of our voting stock immediately prior to the event beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such event is substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of our voting stock;

          . no person (other than AmericasDoctor, such entity resulting from the transaction or any employee benefit plan (or related trust) sponsored or maintained by us) beneficially owns, directly or indirectly, 15% or more of the then outstanding shares of common stock of the entity resulting from the transaction or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of such entity; and

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

          . at least a majority of the members of the board of directors of the entity resulting from the transaction were members of the incumbent board at the time of the execution of the initial agreement or of the action of the board providing for the transaction.

          or

     . the approval by the stockholders of AmericasDoctor of a complete liquidation or dissolution of the company, except pursuant to a transaction described above.


     On August 10, 2000, we terminated Dr. Rifkin's employment with us. In connection with his termination, we entered into a separation agreement and general release with Dr. Rifkin. Pursuant the separation agreement, for a period of one year following his termination, we have agreed to pay Dr. Rifkin termination payments in the aggregate amount equal to $240,000. In addition, all of Dr. Rifkin's stock options that were granted on or prior to January 5, 2000 that would have vested by August 10, 2001 became vested and exercisable on August 10, 2000, 41,696 of Dr. Rifkin's stock options that were granted after January 5, 2000 became vested and exercisable on August 10, 2000 and any unvested stock options were canceled on August 10, 2000. Dr. Rifkin has ten years after the date of each grant of stock options to exercise such options. In accordance with the separation agreement, an aggregate of 208,482 shares of Class A common stock immediately vested on August 10, 2000, and an aggregate of 63,693 shares of Class A common stock were canceled. Pursuant to the separation agreement, Dr. Rifkin agreed to maintain as confidential all proprietary, confidential and trade secret information of AmericasDoctor.



     On October 31, we terminated 2000, Mr. Rauscher's employment with us. In connection with his termination, we entered into a separation and general release with Mr. Rauscher. Pursuant to Mr. Rauscher's separation agreement, we have agreed to pay Mr. Rauscher an aggregate of $365,000 plus the value of certain company-sponsored employee benefits. We also agreed to provide Mr. Rauscher with outplacement services in an amount not to exceed $40,000 in the aggregate and to reimburse Mr. Rauscher for his legal and tax planning costs and expenses incurred in connection with the negotiation of the separation agreement, in an amount not to exceed $5,000. Mr. Rauscher agreed to utilize $5,000 for outplacement services and $4,200 for legal and tax planning costs and expenses. In addition, all of Mr. Rauscher's stock options that were granted on or prior to January 5, 2000 and on April 12, 2000 immediately vested on October 31, 2000, 46,619 shares of Class A common stock which were granted to Mr. Rauscher on January 6, 2000, vested on October 31, 2000 and an aggregate of 177,150 shares of Class A common stock were canceled. Mr. Rauscher has ten years after the date of each grant of stock options to exercise such options. Pursuant to the separation agreement, Mr. Rauscher agreed to maintain as confidential all proprietary, confidential and trade secret information of AmericasDoctor.


Compensation Committee Interlocks and Insider Participation


     The Compensation Committee of our board of directors establishes our compensation policies and the compensation of our officers and establishes and administers our compensation programs. The committee's members are Fred Brown, Ira Klimberg, M.D., Joan Neuscheler and Zubeen Shroff. None of these directors is, or has been, an executive officer of AmericasDoctor.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights Agreement

     We have entered into a registration rights agreement with the holders of our Series A-1, A-2, A-3, A-4, A-5, A-6 and A-7 preferred stock. Pursuant to the terms of the agreement, at any time after the earlier of:

     .    January 6, 2002; or
     . 180 days following the effective date of a registration statement for an initial public offering of our securities;

the holders of 40% of the shares covered by the agreement may demand registration of their shares, provided that:


     . there is a limit of two demand registrations on Form S-1(but no limit on the number of demand registrations on Form S-3);
     .    any Form S-1 registration must cover at least 750,000 shares; and
     . any Form S-3 registration must be offered at an aggregate offering price of at least $1,000,000.


In addition, the holders of registrable stock are entitled to piggyback registration rights in registered offerings of our securities occurring at least 180 days following the effective date of a registration statement for an initial public offering of our securities.

     We have agreed to bear all reasonable expenses of registrations under the agreement other than underwriting discounts and commissions (which will be borne pro rata by us and the holders of registrable stock being registered).

     Registration rights may not be assigned by the investors other than to up to 50 of an investor's partners and unless the transferee would hold at least 100,000 shares of registrable stock and the transferee signs a counterpart to the agreement. Each investor has agreed to enter into a customary lock-up agreement with the underwriter, subject to the satisfaction of certain specified conditions.

     As long as a minimum number of shares of registrable stock are outstanding, AmericasDoctor may not grant other registration rights unless a majority of the holders of registrable stock consent in writing. All registration rights under the agreement expire five years following the effective date of a registration statement for an initial public offering of AmericasDoctor's securities.

Investor Rights Agreement

     We have entered into an investor rights agreement with the holders of our Series A-1, A-2, A-3, A-4, A-5, A-6 and A-7 preferred stock.

     The parties to the investor rights agreement have agreed that, until the consummation of an initial public offering of our securities, they will vote their shares and take all actions within their power to cause our board of directors to be comprised of:

     .    The Chairman of the Board;
     .    The Chief Executive Officer;
     . One director selected by the holders of the Series A-1, A-2 and A-3 preferred stock;
     . One director selected by the holders of the Series A-4 and A-5 preferred stock;
     . One director selected by LHC Corporation, a holder of the Series A-6 preferred stock;
     . Two physicians that are associated with the investigative sites in our network; and
     .    Two independent directors.

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

     In addition, the parties have agreed that the director selected by the holders of the Series A-1, A-2 and A-3 preferred stock will serve on the Audit Committee of the board of directors and the director selected by the holders of the Series A-4 and A-5 preferred stock will serve on the Compensation Committee of the board of directors.

     We have agreed to provide to the other parties to the agreement annual, quarterly and monthly financial information. In addition, any extraordinary remuneration that we pay to our executive officers (other than arrangements in place or contemplated at the time of the agreement) in connection with the sale of AmericasDoctor or termination of employment must be approved by the non-management directors.

     We have also granted to the other parties to the agreement a right of first refusal to purchase their pro rata share of certain future issuances of our securities.

Engagement Letter with Galen Associates

     In January 2000, we entered into an agreement with Galen Associates, whereby we agreed to issue to Galen Associates, immediately prior to the effective time of the Merger, an aggregate of 46,854 shares of our Series A-5 preferred stock as consideration for financial advisory services rendered by Galen Associates to us in connection with the Merger and future financings. In addition, following an equity financing closing on March 28, 2000, we issued to Galen Associates an additional 23,427 shares of our Series A-5 preferred stock. Galen Associates is an affiliate of Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P., who collectively owned 33.7% of our outstanding capital stock (on an as-converted basis) at the time we entered into the agreement. In addition, Zubeen Shroff, one of our directors, is a general partner of Claudius, L.L.C., a general partner of Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P.

Some of Our Directors are Officers of Our Principal Stockholders

     Some of our directors are also officers of companies that own more than 5% of the outstanding shares of our Class A common stock and our Series A preferred stock. Specifically, Joan Neuscheler is a principal of TD Javelin Capital Fund, L.P., TD Origen Capital Fund, L.P. and Tullis-Dickerson Capital Focus II, L.P., Zubeen Shroff is a general partner of Claudius, L.L.C., a general partner of Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P. and Francis Ziegler is the President and Chief Executive Officer of Claneil Enterprises, Inc., an affiliate of LHC Corporation.

ITEM 8.  LEGAL PROCEEDINGS

     We are not aware of any material litigation against us. In the ordinary course of our business, from time to time, we are a party to routine litigation.

ITEM 9. MARKET PRICE OF AND DIVIDENDS OF THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     There is no established public trading market for our Class A common stock. As of June 1, 2001, 1,566,755 shares of Class A common stock were subject to outstanding options, 22,292 shares of Class A common stock were subject to outstanding warrants to purchase Class A common stock and 5,936,545 shares of Class A common stock were subject to securities convertible into Class A common stock. As of June 1, 2001, 3,401,338 shares of our Class A common stock could be sold pursuant to Rule 144 under the Securities Act of 1933.


     As of June 1, 2001, there were approximately 593 holders of record of our Class A common stock and one holder of record of our Class B common stock.


     We have never paid a dividend on shares of our equity securities. We do not intend to pay any dividends on our Class A common stock during the foreseeable future. It is anticipated that earnings, if any, from operations will be used to finance growth. Any future dividends on our Class A common stock will depend upon our results of

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

operations, financial condition, working capital requirements and other factors deemed relevant by our board of directors. In addition, our ability to declare and pay dividends on shares of our Class A common stock is restricted by the preferential rights of the holders of our Series A preferred stock to receive specified dividends. See "Item 11. Description of Registrant's Securities to be Registered."

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

     On March 13, 1997, we issued an aggregate of 888,889 shares of our Series A preferred stock, par value $.001 per share, to certain investors for an aggregate purchase price equal to $10 million. Pursuant to the terms of an exchange and settlement agreement among these holders of Series A preferred stock and us, immediately prior to the effective time of the Merger, the holders exchanged all of their outstanding shares of Series A preferred stock one-for-one for shares of our Sub-series A-4 preferred stock, par value $.001 per share.

     In connection with the issuance and sale of the 888,889 shares of our Series A preferred stock, we issued to the purchasers of the Series A preferred stock Class A common stock warrants exercisable to purchase up to an aggregate of 293,333 shares of our Class A common stock. These Class A common stock warrants were exercisable on or before March 12, 2000 at a price per share equal to $11.25. Immediately prior to the effective time of the Merger, pursuant to the terms of a conversion and settlement agreement among the holders of such warrants and us, we issued to the holders of these warrants, in exchange for the cancellation of their warrants, an aggregate of 80,000 shares of our Sub-series A-5 preferred stock, par value $.001 per share.

     On October 30, 1998, November 24, 1998 and May 21, 1999, we executed convertible promissory notes in favor of each of the holders of our Series A preferred stock, Hambrecht & Quist California, H&Q Affiliated Research Investors, Inc. and Hambrecht & Quist Employee Venture Fund, L.P. The aggregate principal amount outstanding under these notes was $4.5 million. The notes bore interest at the rate of 10% per annum, all of which have been paid. Immediately prior to the effective time of the Merger, the note holders elected to convert, in full satisfaction of our obligations thereunder, the $4.5 million in outstanding principal into an aggregate of 419,580 shares of our Sub-series A-5 preferred stock.

     In connection with the execution of the convertible promissory notes and the extension of their maturity from April 30, 1999 through the effective time of the Merger, we issued to the note holders Class A common stock warrants exercisable to purchase up to an aggregate of 69,772 shares of our Class A common stock. These warrants, which were exercisable at a price per share of $.01 and expired five years from their date of issuance, were fully exercised by the holders prior to the Merger.

     In December 1999, two of our employees, exercised their stock options at an exercise price of $3.00 per share and were issued an aggregate of 1,050 shares of our Class A common stock.

     On December 30, 1999, we issued an aggregate of 30,164 shares of our Series E preferred stock, par value $.001 per share, and Class A common stock warrants exercisable to purchase up to an aggregate of 10,054 shares of our Class A Common Stock to some of the investigative sites in our network and the doctors affiliated with such investigative sites pursuant to a private placement offering that commenced in March 1999. The aggregate offering price was $2,000,000. The price per share of Series E preferred stock and Class A common stock warrant exercisable to purchase up to 0.33 shares of Class A common stock was $12.50. As a result of the offering, we received gross proceeds of $377,050. On February 1, 2000, March 1, 2000 and May 17, 2000, several stockholders exercised their Class A common stock warrants and were issued an aggregate of six shares of our Class A common stock.

     On January 6, 2000, in connection with the Merger, we exchanged an aggregate of 1,914,208 shares of our Class A common stock for shares of Old AmDoc's common stock. Pursuant to the Merger, each outstanding share of Old AmDoc's common stock was automatically converted into the right to receive
1.2509 shares of our Class A common stock. In addition, each outstanding share of Old AmDoc Series A convertible preferred stock, Series B redeemable convertible preferred stock and Series C redeemable convertible preferred stock was automatically converted into the right to receive 1.2509 shares of our Sub-series A-1 preferred stock, 1.45928 shares of our Sub-

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

series A-2 preferred stock and 1.2509 shares of our Sub-series A-3 preferred stock, respectively. Pursuant to the merger, we issued an aggregate of 150,884 shares of Sub-series A-1 preferred stock, 149,602 shares of Sub-series A-2 preferred stock and 297,768 shares of Sub-series A-3 preferred stock to the Old AmDoc preferred stockholders.

     In connection with the Merger, we entered into an agreement with Galen Associates, whose affiliates Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P. collectively owned 33.7% of our outstanding capital stock (on an as-converted basis) prior to the merger, whereby we agreed to issue to Galen Associates, immediately prior to the effective time of the Merger, an aggregate of 46,854 shares of our Sub-series A-5 preferred stock as consideration for financial advisory services rendered by Galen Associates to us in connection with the Merger and future financings. In addition, following an equity financing closing on March 28, 2000, we issued to Galen Associates an additional 23,427 shares of our Sub-series A-5 preferred stock.

     On January 6, 2000 and January 14, 2000, we issued certain 5.73% convertible promissory notes, in an aggregate principal amount of $17,508,000, to Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P., Delphi Ventures IV, L.P., Delphi BioInvestments IV, L.P., Tullis-Dickerson Capital Focus II, L.P. and Premier Research Worldwide, collectively, the Note Holders. The notes matured on March 31, 2000, but were automatically convertible on or before such date into shares of our Series A-6 preferred stock.

     On February 24, 2000, one of our employees, exercised his stock options and was issued an aggregate of 12,292 shares of our Class A common stock. The employee purchased 10,000 shares at an exercise price of $5.00 per share and 2,292 shares at an exercise price of $12.50 per share.

     On March 28, 2000, all amounts of principal and interest outstanding under the notes were converted into an aggregate of 1,477,282 shares of our Series A-6 preferred stock in connection with a private placement offering of our Series A-6 preferred stock and Series A-7 preferred stock. Pursuant to this offering, we issued an aggregate of 2,726,450 shares of our Series A-6 preferred stock, par value $.001 per share, and 209,167 shares of our Series A-7 preferred stock, par value $.001 per share, to the Note Holders and several other investors. The aggregate offering price was $35,227,405 and the price per share of Series A-6 preferred stock and Series A-7 preferred stock was $12.00.

     In addition, on March 28, 2000, all of our outstanding sub-Series A-1, A-2, A-3, A-4 and A-5 preferred stock was canceled, and the holders exchanged all of their outstanding shares one-for-one for shares of our Series A-1, A-2, A-3, A-4 and A-5 preferred stock, respectively. No consideration was paid for this exchange.

     On August 10, 2000, we issued a Class A common stock warrant exercisable to purchase up to an aggregate of 1,500 shares of our Class A common stock at $10.00 per share to Jaspin Interactive, Inc. pursuant to a maintenance agreement between us and Jaspin Interactive. The Class A common stock warrant was issued in consideration for maintenance services provided by Jaspin Interactive to AmericasDoctor in the aggregate amount of $15,000.

     Also on August 10, 2000, we issued a Class A common stock warrant exercisable to purchase up to an aggregate of 10,744 shares of our Class A common stock at $10.00 per share to InSearch Worldwide.com pursuant to a recruitment agreement between us and InSearch. The Class A common stock warrant was issued in consideration for recruiting services provided by InSearch to AmericasDoctor in the aggregate amount of $107,440.

     On August 16, 2000, we issued an aggregate of 20,000 shares of Class A common stock to Health Resources Publishing Company pursuant to a volunteer recruitment affiliate agreement between us and Health Resources. The shares of Class A common stock were issued in consideration for recruiting services rendered by Health Resources to AmericasDoctor. The aggregate amount of consideration was $200,000.

     The above-described transactions were made in reliance upon exemptions from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering, or pursuant to Rule 701 under the Securities Act as sales of securities pursuant to compensatory benefit plans. No underwriters were engaged in connection with the foregoing sales of securities. These sales were made without general solicitation or advertising. In each offering in which we relied on Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, we reasonably believed that there were no more than 35 purchasers, as this term is defined in Rule 501(e) of Regulation D, of the securities.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     Our authorized capital stock consists of 25,000,000 shares of Class A common stock, par value $.001 per share, 685,324 shares of Class B common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share, of which 200,144 shares have been designated Series A-1 preferred stock, 198,451 shares have been designated Series A-2 preferred stock, 394,956 shares have been designated Series A-3 preferred stock, 888,889 shares have been designated Series A-4 preferred stock, 569,861 shares have been designated Series A-5 preferred stock, 2,750,000 shares have been designated Series A-6 preferred stock, 210,000 shares have been designated Series A-7 preferred stock, 228,436 shares have been designated Series B contingent convertible preferred stock, 111,879 shares have been designated Series C contingent convertible preferred stock and 30,164 shares have been designated Series E preferred stock.

     The following description is a summary of the material provisions of our Class A common stock and of our Class B common stock and preferred stock, to the extent they may materially limit or qualify the rights of holders of our Class A common stock. For a complete description of our capital stock, you should read our certificate of incorporation, certificates of designations for each series of preferred stock, bylaws, the registration rights agreement and investor rights agreement that are filed herewith as Exhibits 3.1 through 4.4, and are incorporated herein by reference.

Common Stock

     Voting Rights. Holders of our Class A common stock are entitled to one vote on all matters submitted to a vote of the holders of Class A common stock. The holders of our Class B common stock are not entitled to any voting rights, except as specifically provided in our certificate of incorporation or as provided by law. Holders of our Class A common stock are not entitled to cumulative voting rights with respect to elections of directors.

     Dividend and Distribution Rights. Subject to preferences that are applicable to the Series A preferred stock, as described below, and that may be applicable to any other then outstanding shares of preferred stock, holders of Class A common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of legally available funds. Our board of directors may declare and pay dividends or distributions upon shares of Class A common stock only if a dividend has been declared upon the then-outstanding shares of Series A preferred stock having:

     . the same record and payment date as the dividend declared and payable on the Class A common stock; and

     . a value per share of Series A preferred stock equal to the greater of the amount of dividends that would have accrued if such dividends had accrued at the rate of 8% per annum based on the Liquidation Value (as hereinafter defined) of the Series A preferred stock from and including the issue date to the record date (less dividends actually declared and paid) or the product of the value per share of the dividend declared and payable on the Class A common stock and the largest number of whole shares of Class A common stock into which each share of Series A preferred stock is convertible on the record date for such dividend (less dividends actually declared and paid).

The holders of our Class B common stock are not entitled to receive dividends. We have never declared a dividend with respect to our common stock.

     Liquidation Rights. In the event of a liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of the Series A preferred stock, Series B contingent convertible preferred stock, Series C contingent convertible preferred stock and Series E preferred stock, as described below, and any other then outstanding shares of preferred stock.

     Certain Conversion Rights. Our Class A common stock is not subject to conversion. Each share of our Class B common stock will automatically convert into one fully paid and nonassessable share of Class A common stock (subject to anti-dilution adjustment) on the date of occurrence of a "Conversion Triggering Event." A Conversion Triggering Event means:

     . the effective date of the first registration statement filed with the Securities and Exchange Commission for a public offering of our securities (other than a registration statement relating to the sale of securities to our employees, consultants or directors pursuant to a stock option, stock purchase or similar plan);

     .    the liquidation, dissolution or winding up of AmericasDoctor; or

     . the sale or transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of AmericasDoctor, or the acquisition of AmericasDoctor by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) unless our stockholders of record immediately prior to
                         ------
          such acquisition or sale (by virtue of securities issued as consideration in connection with such acquisition or sale or otherwise), hold at least 50% of the voting power of the surviving or acquiring entity.

     No Preemptive or Redemption Rights. Holders of our common stock have no preemptive or other subscription rights. Except as described below, our common stock is not subject to redemption or to liability for further calls.

     Additional Issuances. Our board of directors may issue additional authorized shares of our common stock without further action by the stockholders.

     Redemption; Restrictions Upon Transferability. Some of the shares purchased by the investigative sites and affiliates, employees and agents of the investigative sites are subject to repurchase by us at our option at a price equal to the then-net book value of such shares (or, in limited circumstances, at a price equal to the price paid for the shares or their net book value, whichever is less) if the clinical research services agreement with the investigative site is terminated within the two years following its effective date. Under the majority of our existing clinical research services agreements, shares originally purchased by an investigative site and its affiliates, employees and agents may only be transferred to affiliates, employees or agents of the investigative site during such two-year period; provided that in connection with any transfer, the transferee must agree to permit us or the investigative site to repurchase such shares at a price equal to their then-net book value if the transferee ceases to be affiliated with the investigative site within the same two-year period.

     ARC LLC. In September 1996, we effected a recapitalization of our equity structure. The recapitalization was effected through a series of integrated transactions, which included the reincorporation of AmericasDoctor (formerly Affiliated Research Centers, Inc.) in the State of Delaware and the conversion of our common stock into shares of Class A common stock and Class B common stock. As part of the recapitalization, the Class B common stock was issued to the investigative sites that previously owned shares of our common stock and had entered into a clinical research services agreement with us. Also as part of the recapitalization, Affiliated Research Centers, LLC, a California limited liability company, the California LLC, was formed. The investigative sites that would have received shares of Class B common stock as a result of the recapitalization contributed their shares to the California LLC in exchange for a membership interest in the California LLC. The California LLC was formed to hold our Class B common stock and to provide a mechanism by which the existing investigative sites and future investigative sites could share in the expected appreciation in value of our stock. The California LLC was governed by the terms and conditions of an agreement among AmericasDoctor, as manager of the California LLC, and the members.

     In November 1997, the members of the California LLC approved the conversion of the company to a Delaware limited liability company, the ARC LLC. The conversion was effected in March 1998. The following summary of ARC LLC is not intended to be exhaustive and is qualified in its entirety by the terms of the LLC Agreement, a copy of which is filed herewith as Exhibit 4.5 and incorporated herein by reference.

     All of our class B common stock is currently held by ARC LLC for the benefit of its members. Each investigative site that has entered into a clinical research services agreement with us as of September 1996 and each investigative site that has executed or executes a clinical research services agreement with us and purchases shares of our Class A common stock thereafter is a member of ARC LLC. Unless ARC LLC is dissolved according to the terms of the LLC agreement, it will continue to hold our Class B common stock until the occurrence of a Distribution Triggering Event, which is defined as:

     . the first settlement date for the sale by AmericasDoctor of our common equity securities pursuant to an effective registration statement under the securities laws of the United States (other than a registration statement relating to the sale of securities to our employees pursuant to a stock option, stock purchase or similar plan);

     .    the dissolution, liquidation or winding up of AmericasDoctor; or

     . the sale or transfer, in one transaction or in a series of related transactions, of all or substantially all of the assets of AmericasDoctor, or the acquisition of AmericasDoctor by another entity by means of any transaction or series of related transactions, unless our stockholders of record immediately prior to such acquisition or sale hold at least 50% of the voting power of the surviving or acquiring entity.

Upon the occurrence of a Conversion Triggering Event, the Class B common stock will convert on a one-to-one basis into Class A common stock and upon the occurrence of a Distribution Triggering Event will be distributed pro rata to the members of ARC LLC based on the positive balances in such members' capital accounts as of our most recently completed quarter.

     ARC LLC has two classes of members, capital members and profits members. Members who would have received Class B common stock as a result of our reorganization effected in September 1996 and who contributed their Class B common stock to the California LLC pursuant to the original LLC agreement are capital members. Members who became our investigative sites after September 1996 and who did not contribute Class B common stock to the California LLC pursuant to the original operating agreement are profits members. Each member of ARC LLC has a capital account to which its portion of any appreciation in the value of the Class B Common stock is allocated on a quarterly basis. The capital account of each capital member consists of an amount equal to the value of the Class B common stock such capital member contributed to the California LLC plus such capital member's share of any appreciation in the value of the Class B common stock since September 1996. The capital account of each profits member consists solely of such profits member's share of any appreciation in the value of the Class B common stock after September 1996.

     Because the only asset of ARC LLC is our Class B common stock, any increase or decrease in the value of the Class B common stock is allocated on a quarterly basis, as profit or loss, to the members of the ARC LLC in proportion to and in accordance with their respective member percentages in the LLC and increases (or decreases) their respective capital accounts. The member percentage of each member is determined quarterly based on the amount of gross revenues earned by us during the most recent 24-month period (or lesser time as the applicable investigative sites has been a member of the LLC) that arise out of contracts for the conduct of clinical studies in which we are entitled to receive a management fee pursuant to the clinical research services agreement between us and the investigative sites, the qualifying research revenues, as a percentage of the total qualifying research revenues of all members of ARC LLC that are our investigative sites as of the date of determination. The value per share of the Class B common stock after September 1996 is determined, from time to time, by our board of directors in consultation with appropriate advisors.

     Generally, the members are not entitled to participate in the management of, and will have no control over, the LLC and its investments, operations and affairs. No member has any authority or right to act for or bind ARC LLC in any manner whatsoever. Rather, the management and control of the LLC and its investments, operations and affairs, and the power to act and bind the LLC is vested exclusively in AmericasDoctor, as manager of the LLC. We, as the manager of ARC LLC, may, in our discretion, call meetings of the members or solicit member approval by written consent. If the manager solicits the vote of the members, except as otherwise provided by law or the LLC Agreement, the approval of members whose membership percentages at such time represent a majority of the total member percentages of all the members present in person or by proxy at such meeting will constitute the act of the members. In addition, the written consent of each member of the LLC is required for amendments to the LLC Agreement that would adversely affect the members' rights to the amounts in their capital accounts. The members do not have the right to remove us as manager without our consent. We do not receive any compensation from ARC LLC for serving as the manager, but are entitled to be reimbursed for any out-of-pocket expenses incurred by us in the performance of our duties.

     No member may transfer any of its interests in ARC LLC to any other person without first having obtained our written consent, as manager. The admission of such person as a member may be conditioned upon satisfaction of such terms and compliance with such conditions as we may determine. Any member may resign and withdraw from the LLC at any time. Any member resigning without our consent as manager will not, however, be entitled to any distribution from ARC LLC with respect to the interest in the LLC held by the member.

Preferred Stock

     General. Our board of directors has authority, without further action by the stockholders, to issue up to an additional 4,417,220 shares of preferred stock in one or more series and to fix the rights and preferences thereof, including:

     dividend rights          conversion rights         voting rights
     terms of redemption      liquidation preferences   number of shares

The issuance of preferred stock can adversely affect the voting power of holders of our common stock or existing series of preferred stock and can have the effect of delaying, deferring or preventing a change in control of AmericasDoctor.

     Series A Preferred Stock

     We have designated seven separate series of Series A preferred stock, collectively referred to as our Series A preferred stock:

     .    200,144 shares of Series A-1 preferred stock;
     .    198,451 shares of Series A-2 preferred stock;
     .    394,956 shares of Series A-3 preferred stock;
     .    888,889 shares of Series A-4 preferred stock;
     .    569,861 shares of Series A-5 preferred stock;
     .    2,750,000 shares of Series A-6 preferred stock; and
     .    210,000 shares of Series A-7 preferred stock.

     Voting Rights. With the exception of the holders of Series A-7 preferred stock, holders of Series A preferred stock are entitled to one vote for each share of Class A common stock into which their Series A preferred stock is convertible as of the record date for all matters submitted to a vote of the holders of the Series A preferred stock. Generally, the holders of our Series A preferred stock and the holders of all other shares of our stock vote together as a single class.

     In addition, as long as a minimal amount of Series A preferred stock is outstanding, the holders of the Series A preferred stock, other than the holders of the Series A-7 preferred stock, voting together as a single class, have the right to vote to:

     .    increase the number of authorized or designated shares of capital stock;
     . redeem, retire or repurchase any shares of our capital stock (with certain limited exceptions);
     . acquire, directly or indirectly, another corporation or entity or an interest therein in exchange for consideration with a fair market value in excess of $10 million;
     . pay or declare any dividend or other distribution on any shares of our capital stock;
     .    liquidate or dissolve AmericasDoctor;
     . assign any intellectual property rights of AmericasDoctor other than in the ordinary course of business or as approved by our board of directors; or
     . authorize or approve any merger, consolidation, business combination, sale of all or substantially all of the assets of AmericasDoctor.

Furthermore, as long as a minimal amount of any series of Series A preferred stock is outstanding, the holders of a majority of the outstanding shares of such series, including the Series A-7 preferred stock, voting together as a single class, must:

     . approve a change or amendment to our certificate of incorporation or bylaws that adversely affects the holders of the series; or
     . authorize, create or issue any other class or series of shares of capital stock, or reclassify any shares of capital stock into shares, on parity with or having a preference or priority over the series with respect to voting, dividend, redemption or liquidation rights.

Holders of Series A preferred stock are not entitled to cumulative voting rights with respect to elections of directors.

     Dividend and Distribution Rights. Subject to preferences that may be applicable to any other then outstanding shares of preferred stock, holders of Series A preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available therefor, dividends or distributions, as the board of directors may determine from time to time, in an amount per share at the rate of 8.0% per annum based on the Liquidation Value (as defined below) (subject to anti-dilution adjustment) of such series of Series A preferred stock. If we declare any other cash dividends or any dividend payable in:

     .    securities of other persons;
     .    evidences of indebtedness issued by AmericasDoctor or any other person;
     .    assets (excluding cash dividends); or
     . options or rights to purchase any such securities or evidences of indebtedness,

then, in each such case the holders of the Series A preferred stock will be entitled to a proportionate share of any such dividend as though the holders of the Series A preferred stock were the holders of the number of shares of Class A common stock into which their respective shares of Series A preferred stock are then convertible. No right accrues to holders of Series A preferred stock by reason of the fact that dividends on such shares are not declared in any prior year, nor will any undeclared or unpaid dividend bear or accrue interest.

     The Liquidation Value for the Series A preferred stock is as follows:

     .    $26.51 per share for the Series A-1 preferred stock;
     .    $50.13 per share for the Series A-2 preferred stock;
     .    $8.40 per share for the Series A-3 preferred stock;
     .    $11.25 per shares for the Series A-4 preferred stock;
     .    $7.90 per share for the Series A-5 preferred stock;
     .    $12.00 per share for the Series A-6 preferred stock; and
     .    $12.00 per share for the Series A-7 preferred stock.

     Liquidation Rights. In the event of a liquidation, dissolution or winding up of AmericasDoctor, the holders of Series A preferred stock will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of AmericasDoctor to the holders of the Series B contingent convertible preferred stock, Series C contingent convertible preferred stock, Series E preferred stock and common stock, an amount equal to the sum of:

     1. the Liquidation Value per share for each share of Series A preferred stock then held by them; and

     2. the amount of dividends which would have accrued if such dividends had accrued cumulatively at the rate of 8.0% per annum on such Liquidation Value (whether or not declared), from and including the issue date to the date of such liquidation, dissolution or winding up, less any dividends actually declared and paid or set apart for payment prior to such date.

The amounts to be paid or set apart for payment to the holders of the Series A preferred stock must be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of AmericasDoctor to, the holders of the Series B contingent convertible preferred stock, Series C contingent convertible preferred stock, Series E preferred stock and common stock. After the payment or the setting apart of payment to the holders of the Series A preferred stock of the amounts so payable to them, any remaining assets first will be distributed in an amount equal to $12.50 per share (subject to appropriate and proportionate anti-dilution adjustment as determined by the board of directors) to the holders of the Series E preferred stock. Thereafter, any remaining assets first will be distributed in an amount equal to $.01 per share (subject to appropriate and proportionate anti-dilution adjustment as determined by the board of directors) to the holders of the Series B contingent convertible preferred stock and the Series C contingent convertible preferred stock and then ratably to the holders of the common stock in an aggregate amount equal to the amounts paid to the holders of the Series A preferred stock, Series B contingent convertible preferred stock, Series C contingent convertible preferred stock and Series E preferred stock. Thereafter, any remaining assets will be distributed ratably to the holders of outstanding shares of preferred stock and common stock, with each share of the preferred stock being treated as the number of shares of Class A common stock into which it could then be converted.

     For purposes of the Series A preferred stock, a merger or business combination of AmericasDoctor is considered a liquidation unless the holders of the voting power of AmericasDoctor immediately prior to the merger or other transaction continue to hold at least a majority of the voting power of the surviving corporation immediately following such transaction or the transaction is approved by the holders of the Series A preferred stock.

     Conversion Rights. The holders of the Series A preferred stock have the right to convert their shares at any time into shares of Class A common stock. The number of shares of Class A common stock issued upon conversion will be equal to the Liquidation Value divided by the Series A Conversion Price at that time. The Series A Conversion Price was initially equal to the Liquidation Value and is subject to adjustment thereafter.

     In addition, each share of Series A preferred stock will automatically convert into shares of Class A common stock at the then effective Series A Conversion Price upon the earlier of:

     . consummation of an initial public offering of our securities at an aggregate offering price of not less than $50 million and which implies a before-the-offering market capitalization of AmericasDoctor of at least $250 million; and

     . the date specified by written consent or agreement of the holders of at least 75% of the then outstanding shares of Series A preferred stock (other than the Series A-7 preferred stock) (voting together as a single class on an as-converted basis).

We may also elect to cause all shares of Series A preferred stock to be converted in the event that less than 15% of the shares of Series A preferred stock outstanding as of the original issuance date cease to be outstanding.

     The Series A preferred stock is entitled to anti-dilution protection in the event of certain issuances of stock at a price per share less than $12.00 or in the event of a stock split, dividend or business combination. In order to receive anti-dilution protection in a future financing round for which the holders of Series A preferred stock have a right of first refusal under our investor rights agreement, each holder must purchase its pro rata share of the securities issued in such round.

     No Preemptive Rights. Holders of Series A preferred stock have no statutory preemptive or other subscription rights. Holders of the Series A preferred stock are, however, parties to the registration rights agreement and investor rights agreement among AmericasDoctor and certain of our investors, which entitles them to a right of first refusal to purchase their pro rata portion of certain issuances of our securities. These rights terminate following the closing of an initial public offering of our securities.

     Redemption Rights. At any time after March 27, 2005, upon prior written notice to us from the holders of at least 66-2/3% of the outstanding voting power of Series A-2, A-3, A-4, A-5 and A-6 preferred stock, and any other series of Series A preferred stock entitled to vote thereon, the holders of such series of Series A preferred stock will have the right to compel AmericasDoctor to redeem out of funds legally available therefor all of the outstanding shares of Series A preferred stock for an amount equal to:

     .    the Liquidation Value of such shares, plus

     . an amount equal to the cumulative amount of dividends that would have accrued if dividends had accrued cumulatively at the rate of 8.0% per share per annum on the Liquidation Value from and including the issue date to the date of redemption, less any dividends actually paid or set apart for payment prior to such date, on each share of Series A preferred stock being redeemed.

     Registration Rights. Holders of the Series A preferred stock have demand and "piggy-back" registration rights with respect to their shares. These registration rights terminate five years following the closing of an initial public offering of our securities. See "Item 7. Certain Relationships and Related Transactions."

     Series B Contingent Convertible Preferred Stock and Series C Contingent Convertible Preferred Stock

     Voting Rights. Holders of Series B contingent convertible preferred stock and Series C contingent convertible preferred stock are not entitled to any voting rights, except as specifically provided in our certificate of incorporation or as provided by law.

     Dividend and Distribution Rights. Holders of Series B contingent convertible preferred stock and Series C contingent convertible preferred stock are not entitled to receive dividends.

     Liquidation Rights. In the event of a liquidation, dissolution or winding up of AmericasDoctor, holders of our Series B contingent convertible preferred stock and Series C contingent convertible preferred stock are entitled to receive, subsequent and subordinate to the holders of the Series A preferred stock and the Series E preferred stock and prior and in preference to any distribution of any of the assets or surplus funds out of AmericasDoctor to the holders of the common stock, an amount equal to $.01 per share for each share of Series B contingent convertible preferred stock or Series C contingent convertible preferred stock owned by them. The $.01 per share amount is subject to appropriate and proportionate anti-dilution adjustment as determined by our board of directors. The amounts to be paid or set apart for payment to the holders of the Series B contingent convertible preferred stock and Series C contingent convertible preferred stock must be paid or set apart for payment after the payment or the setting apart for payment of any amount for, or the distribution of any assets of AmericasDoctor to the holders of the Series A preferred stock and the Series E preferred stock, and before the payment or setting apart for payment of any amount for, or distribution of any assets of AmericasDoctor to the holders of the common stock. After the payment or the setting apart of payment to the holders of the Series B contingent convertible preferred stock and Series C contingent convertible preferred stock of the amounts payable to them, any remaining assets first shall be distributed ratably to the holders of our common stock in an aggregate amount equal to the amounts paid to the holders of the Series A preferred stock, Series B contingent convertible preferred stock, Series C contingent convertible preferred stock and Series E preferred stock. Thereafter, any remaining assets will be distributed ratably to the holders of outstanding shares of preferred stock and common stock, with each share of the preferred stock being treated as the number of shares of Class A common stock into which it could then be converted.

     Certain Conversion Rights. Each share of Series B contingent convertible preferred stock and Series C contingent convertible preferred stock will automatically convert into one fully paid and nonassessable share of Class A common stock (subject to anti-dilution adjustment) on the date of the occurrence of a Conversion Triggering Event (as defined under "--Common Stock--Certain Conversion Rights").

     No Preemptive or Redemption Rights. Holders of our Series B contingent convertible preferred stock and Series C contingent convertible preferred stock have no preemptive or other subscription rights. Neither the Series B contingent convertible preferred stock nor the Series C contingent convertible preferred stock is subject to redemption or to liability for further calls.

     Series E Preferred Stock

     Voting Rights. Holders of our Series E preferred stock are entitled to one vote for each share of Class A common stock into which their Series E preferred stock is convertible as of the record date for all matters submitted to a vote of the holders of the Series E preferred stock and will vote together with the holders of the Class A common stock as a single class on all matters brought before the holders of the Class A common stock. In addition, we must obtain the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series E preferred stock voting together as a class to do certain actions set forth in our certificate of incorporation.

     Dividend and Distribution Rights. The holders of Series E preferred stock are not entitled to receive dividends.

     Liquidation Rights. In the event of a liquidation, dissolution or winding up of AmericasDoctor, holders of our Series E preferred stock are entitled to receive, subsequent and subordinate to the holders of the Series A preferred stock and any other series of preferred stock hereafter designated that ranks prior to or equal with the Series A preferred stock and prior and in preference to any distribution of any of the assets or surplus funds out of AmericasDoctor to the holders of the Series B contingent convertible preferred stock, the Series C contingent convertible preferred stock and common stock, an amount equal to $12.50 per share for each share of Series E preferred stock owned by them. The $12.50 per share amount is subject to appropriate and proportionate anti-dilution adjustment as determined by our board of directors. The amounts to be paid or set apart for payment to the holders of the Series E preferred stock must be paid or set apart for payment after the payment or the setting apart for payment of any amount for, or the distribution of any assets of AmericasDoctor to the holders of the Series A preferred stock, and any other series of preferred stock hereafter designated that ranks prior to or equal with the Series A preferred stock and before the payment or setting apart for payment of any amount for, or distribution of any assets of AmericasDoctor to the holders of the Series B contingent convertible preferred stock, the Series C contingent convertible preferred stock and the common stock. After the payment or the setting apart of payment to the holders of the Series E preferred stock of the amounts so payable to them, any remaining assets first shall be distributed to the holders of the Series B contingent convertible preferred stock and Series C contingent convertible preferred stock in an amount per share equal to $.01 (subject to appropriate and proportionate anti-dilution adjustment as determined by the board of directors). Thereafter, any remaining assets would be distributed ratably to the holders of our common stock in an aggregate amount equal to the amounts paid to the holders of the Series A preferred stock, Series B contingent convertible preferred stock, Series C contingent convertible preferred stock and Series E preferred stock. Thereafter, any remaining assets shall be distributed ratably to the holders of outstanding shares of preferred stock and common stock, each share of preferred stock being treated as the number of shares of Class A common stock into which it could then be converted.

     Conversion Rights. Each share of Series E preferred stock is convertible, at the option of the holder thereof, at any time, into the number of fully-paid and nonassessable shares of Class A common stock as is determined by dividing $12.50 by the then-effective conversion price, which was initially $12.50 and thereafter subject to anti-dilution adjustment, the Series E Conversion Price. In addition, all shares of Series E preferred stock would automatically be converted into shares of Class A common stock at the then-effective Series E Conversion Price upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of any of our capital stock for the account of AmericasDoctor. If, at any time, less than 15% of the number of shares of Series E preferred stock outstanding as of the date of their original issuance is outstanding, not taking into account any reduction in the number of shares of Series E preferred stock outstanding that has resulted from a reverse stock split, combination, reclassification or other capital restructuring, then AmericasDoctor would have the option to convert the shares of Series E preferred stock into shares of Class A common stock at the then-effective Series E Conversion Price. Upon the occurrence of a Conversion Triggering Event (as defined under "-- Common Stock -- Certain Conversion Rights"), the Series E Conversion Price would be adjusted to the lesser of:

     .    $12.50; or
     . the per share value of the Class A common stock at the time of the Conversion Triggering Event as determined in good faith by the board of directors, multiplied by:
          .    if the Conversion Triggering Event occurs before April 30, 2001,
               70%;
          . if the Conversion Triggering Event occurs on or after April 30, 2001 but before April 30, 2002, 60%; or
          . if the Conversion Triggering Event occurs on or after April 30, 2002, 50%.

     No Preemptive or Redemption Rights. Holders of the Series E preferred stock have no preemptive or other subscription rights. The Series E preferred stock is not subject to redemption or to liability for further calls.

     Lock-up. Each of the holders of the Series E preferred stock has entered into an agreement with us restricting the transfer of such holder's shares for 180 days following a public offering of our securities, and prohibiting the holder from transferring his or her shares to any transferee who does not agree to be bound by such restriction.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     AmericasDoctor has statutory authority to indemnify the officers and directors. The applicable provisions of the Delaware General Corporation Law state that, to the extent such person is successful on the merits or otherwise, a corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In any threatened, pending or completed action by or in the right of the corporation, a corporation also may indemnify any such person for expenses (including attorneys' fees) actually and reasonably incurred by him in connection with that action's defense or settlement, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper.

     Under the applicable provisions of the Delaware General Corporation Law, any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made:

          (1) by the board of directors by a majority vote of the directors who are not parties to such action, suit or proceeding, even if less than a quorum;

          (2) by a committee of directors designated by majority vote of directors who are not parties to such action, suit or proceeding, even if less than a quorum;

          (3) if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion; or

          (4) by the stockholders.

     Our certificate of incorporation provides for indemnification to the full extent permitted by the laws of the State of Delaware against and with respect to threatened, pending or completed actions, suits or proceedings against any person by reason of the fact that he is or was a director or officer of AmericasDoctor or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which he has served in any capacity at the request of AmericasDoctor.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The information required by this item is contained in the financial statements that are listed on page F-1 of this Form 10 and filed herewith.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements. See page F-1 for a listing of financial statements filed as part of this Form 10.

     (b) Exhibits. See the Exhibits Index beginning on page X-1 of this Form 10 for a list of exhibits filed or to be filed as part of this Form 10.

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

AmericasDoctor.com, Inc.
And Subsidiaries

Consolidated Financial Statements
As of December 31, 2000, 1999 and 1998
Together With Auditors' Report

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of
AmericasDoctor.com, Inc. and Subsidiaries:


We have audited the accompanying consolidated balance sheets of AMERICASDOCTOR.COM, INC. AND SUBSIDIARIES (a Delaware corporation) as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AmericasDoctor.com, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



Arthur Andersen LLP

Chicago, Illinois
April 20, 2001

                           AMERICAS DOCTOR.COM, INC.
                               AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                  March 31,               December 31,
                                                                                                          ------------
                                                                                     2001             2000            1999
                                                                                     ----             ----            ----
                                   ASSETS                                         (Unaudited)
----------------------------------------------------------------------
CURRENT ASSETS:
    Cash and cash equivalents                                                    $  6,087,446     $  9,389,140    $  1,187,316
    Accounts receivable, net                                                       17,433,871       16,798,980      16,819,853
    Prepaid expenses                                                                4,291,625        4,216,506       4,295,102
                                                                                 ---------------------------------------------
                 Total current assets                                              27,812,942       30,404,626      22,302,271
                                                                                 ---------------------------------------------
FIXED ASSETS:
    Furniture and fixtures                                                          1,225,976        1,224,020       1,211,385
    Equipment                                                                         369,699          273,870         267,793
    Computers and software                                                          4,201,818        4,216,533       3,215,686
    Leasehold improvements                                                            552,719          544,719         399,162
                                                                                 ---------------------------------------------
                                                                                    6,350,212        6,259,142       5,094,026
    Less- Accumulated depreciation and amortization                                (3,531,128)      (3,229,967)     (2,073,323)
                                                                                 ---------------------------------------------
                 Total fixed assets, net                                            2,819,084        3,029,175       3,020,703
                                                                                 ---------------------------------------------
OTHER ASSETS:
    Other                                                                               4,608           31,359         103,586
    Goodwill, net                                                                   7,461,970        7,546,529       7,884,771
                                                                                 ---------------------------------------------
                 Total other assets                                                 7,466,578        7,577,888       7,988,357
                                                                                 ---------------------------------------------
                                                                                 $ 38,098,604     $ 41,011,689    $ 33,311,331
                                                                                 =============================================
                LIABILITIES AND STOCKHOLDERS' DEFICIT
----------------------------------------------------------------------
CURRENT LIABILITIES:
    Accounts payable                                                             $  1,304,743     $  1,136,862    $  1,235,668
    Capital leases, current portion                                                    79,497          116,158         479,331
    Accrued investigator fees                                                      12,405,317       12,840,313      12,774,419
    Accrued wages and consulting                                                    2,858,085        3,793,144       1,326,350
    Deferred revenue                                                                5,585,596        5,710,490       5,168,977
                                                                                 ---------------------------------------------
                 Total current liabilities                                         22,233,238       23,596,967      20,984,745
                                                                                 ---------------------------------------------
CONTINGENCIES AND COMMITMENTS

LONG-TERM DEBT:
    Bridge loan                                                                             -                -       4,500,000
    Capital leases, noncurrent portion                                                  7,292           20,994         102,258
    Other long-term debt                                                                    -                -          20,381
                                                                                 ---------------------------------------------
                 Total long-term debt                                                   7,292           20,994       4,622,639
                                                                                 ---------------------------------------------
REDEEMABLE PREFERRED STOCK:
    Series A redeemable preferred stock, par value $0.001 per share; 9,741,400 shares authorized; 4,992,621 and 888,889 shares issued
    and outstanding                                                                63,998,288       63,746,344      11,655,781
                                                                                 ---------------------------------------------
STOCKHOLDERS' DEFICIT:
    Class A common stock, par value $0.001 per share; 25,000,000 shares
    authorized; 3,430,042, 3,430,042 and 1,413,764 shares issued and outstanding        3,430            3,430           1,414

    Class B common stock, par value $0.001 per share; 685,324 shares
    authorized; 685,324, 685,324 and 685,324 shares issued and outstanding                685              685             685

    Series B preferred stock, par value $0.001 per share; 228,436 shares
    authorized; 228,436, 228,436 and 228,436 issued and outstanding                       228              228             228

    Series E preferred stock, par value $0.001 per share; 30,164 shares
    authorized; 30,164, 30,164 and 30,164 issued and outstanding                           30               30              30

    Warrants to purchase common stock                                                  54,593           54,593         712,640
    Additional paid-in-capital                                                     35,019,538       34,980,039      16,045,575
    Accumulated deficit                                                           (83,218,718)     (81,391,621)    (20,712,406)
                                                                                 ---------------------------------------------
                 Total stockholders' deficit                                      (48,140,214)     (46,352,616)     (3,951,834)
                                                                                 ---------------------------------------------
                                                                                 $ 38,098,604     $ 41,011,689    $ 33,311,331
                                                                                 =============================================


         The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                           AMERICAS DOCTOR.COM, INC.
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 For the Three Months Ended           For the Years Ended
                                                                         March 31,                        December 31,
                                                                --------------------------- --------------------------------------
                                                                    2001          2000          2000          1999         1998
                                                                    ----          ----          ----          ----         ----
                                                                        (Unaudited)
    REVENUE                                                     $ 13,414,469  $ 13,713,339  $ 54,291,056  $ 54,840,096  $42,218,904
                                                                --------------------------- ----------------------------------------

    EXPENSES:
       Direct study costs                                          8,862,535     8,651,786    35,070,812    37,155,952   29,995,409
       Selling, general and administrative                         5,892,383    10,914,284    41,163,755    16,696,692   16,961,304
       Class B common stock (depreciation) appreciation                    -             -    (1,027,986)    2,809,828     (239,894)
       Depreciation and amortization                                 386,297     3,205,130    12,990,120     1,251,437    1,017,591
       Impairment of goodwill                                              -             -    22,963,919             -            -
                                                                --------------------------- ----------------------------------------
          Total expenses                                          15,141,215    22,771,200   111,160,620    57,913,909   47,734,410
                                                                --------------------------- ----------------------------------------

    OPERATING LOSS                                                (1,726,746)   (9,057,861)  (56,869,564)   (3,073,813)  (5,515,506)

    OTHER INCOME (EXPENSE), net                                      151,592      (425,851)      303,120      (580,055)     (48,329)
                                                                --------------------------- ----------------------------------------
       Loss before provision for income taxes                     (1,575,154)   (9,483,712)  (56,566,444)   (3,653,868)  (5,563,835)

    PROVISION FOR INCOME TAXES                                             -             -             -             -            -
                                                                --------------------------- ----------------------------------------

    NET LOSS                                                      (1,575,154)   (9,483,712)  (56,566,444)   (3,653,868)  (5,563,835)

    ACCRETION OF PREFERRED STOCK                                     251,943       233,280     4,112,771       974,938      800,005
                                                                --------------------------- ----------------------------------------
       Net loss applicable to common stockholders               $ (1,827,097) $ (9,716,992) $(60,679,215) $ (4,628,806) $(6,363,840)
                                                                =========================== ========================================

    BASIC AND DILUTED NET LOSS PER COMMON SHARE:
          Loss per common share-
              Class A                                           $      (0.44) $      (2.98) $     (15.62) $      (2.21) $     (3.24)
              Class B                                                  (0.44)        (2.98)       (15.62)        (2.21)       (3.24)
                                                                =========================== ========================================

          Weighted average number of common shares outstanding-
              Class A                                              3,430,042     2,571,308     3,199,715     1,412,934    1,280,388
              Class B                                                685,324       685,324       685,324       685,324      685,324
                                                                =========================== ========================================

      The accompanying notes to consolidated financial statements are an integral part of these statements.

                           AMERICAS DOCTOR.COM, INC.
                               AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
             For the Years Ended December 31, 2000, 1999 and 1998


                                                                                              Common Stock
                                                                     --------------------------------------------------------------
                                                                         Class A ($.001 Par Value)       Class B ($.001 Par Value)
                                                                       (25,000,000 Shares Authorized)   (685,324 Shares Authorized)
                                                                     --------------------------------  ----------------------------

                                                                          Number of                       Number of
                                                                            Shares        Par Value         Shares       Par Value
                                                                            ------        ---------         ------       ---------
BALANCE, December 31, 1997                                                  947,154        $   948         685,324          $ 685

    Net loss                                                                      -              -               -              -
    Compensatory stock options                                                    -              -               -              -
    Sale of common stock, net of expenses                                     5,058              5               -              -
    Class B common stock depreciation                                             -              -               -              -
    Stock issued to PC3, net of expenses                                    465,085            465               -              -
    Accretion of preferred stock to redemption value (Note 6)                     -              -               -              -
                                                                     ------------------------------  -----------------------------

BALANCE, December 31, 1998                                                1,417,297          1,418         685,324            685

    Net loss                                                                      -              -               -              -
    Compensatory stock options                                                    -              -               -              -
    Sale of common stock, net of expenses                                    (3,533)             1               -              -
    Class B common stock appreciation                                             -              -               -              -
    Sale of Series E preferred stock and warrants, net of expenses                -              -               -              -
    Accretion of preferred stock to redemption value (Note 6)                     -              -               -              -
                                                                     ------------------------------  -----------------------------

BALANCE, December 31, 1999                                                1,413,764          1,419         685,324            685

    Net loss                                                                      -              -               -              -
    Compensatory stock options                                                    -              -               -              -
    Sale of common stock, net of expenses                                    12,292             12               -              -
    Stock issued in connection with professional services provided           20,000             20               -              -
    Class B common stock depreciation                                             -              -               -              -
    Stock issued in connection with AmDoc purchase, net of expenses       1,914,208          1,914               -              -
    Stock issued in connection with the conversion of the bridge
      note and accrued interest, net                                         69,772             70               -              -
    Warrants exercised, net                                                       6              -               -              -
    Accretion of preferred stock to redemption value (Note 6)                     -              -               -              -
                                                                     ------------------------------  -----------------------------

BALANCE, December 31, 2000                                                3,430,042        $ 3,435         685,324          $ 685

    Net loss                                                                      -              -               -              -
    Compensatory stock options                                                    -              -               -              -
    Accretion of preferred stock to redemption value (Note 6)                     -              -               -              -
                                                                     ------------------------------  -----------------------------

BALANCE, March 31, 2001                                                   3,430,042        $ 3,435         685,324          $ 685
                                                                     ==============================  =============================

                                                                                           Preferred Stock
                                                                    --------------------------------------------------------------
                                                                       Series B ($.001 Par Value)      Series E ($.001 Par Value)
                                                                      (228,436 Shares Authorized)      (30,164 Shares Authorized)
                                                                    -------------------------------  -----------------------------

                                                                          Number of                        Number of
                                                                           Shares     Par Value             Shares       Par Value
                                                                           ------     ---------             ------       ---------
BALANCE, December 31, 1997                                                        -       $      -               -         $    -

    Net loss                                                                      -              -               -              -
    Compensatory stock options                                                    -              -               -              -
    Sale of common stock, net of expenses                                         -              -               -              -
    Class B common stock depreciation                                             -              -               -              -
    Stock issued to PC3, net of expenses                                    228,436            228               -              -
    Accretion of preferred stock to redemption value (Note 6)                     -              -               -              -
                                                                     -----------------------------  -----------------------------

BALANCE, December 31, 1998                                                  228,436            228               -              -

    Net loss                                                                      -              -               -              -
    Compensatory stock options                                                    -              -               -              -
    Sale of common stock, net of expenses                                         -              -               -              -
    Class B common stock appreciation                                             -              -               -              -
    Sale of Series E preferred stock and warrants, net of expenses                -              -          30,164             30
    Accretion of preferred stock to redemption value (Note 6)                     -              -               -              -
                                                                     -----------------------------  -----------------------------

BALANCE, December 31, 1999                                                  228,436            228          30,164             30

    Net loss                                                                      -              -               -              -
    Compensatory stock options                                                    -              -               -              -
    Sale of common stock, net of expenses                                         -              -               -              -
    Stock issued in connection with professional services provided                -              -               -              -
    Class B common stock depreciation                                             -              -               -              -
    Stock issued in connection with AmDoc purchase, net of expenses               -              -               -              -
    Stock issued in connection with the conversion of the bridge
      note and accrued interest, net                                              -              -               -              -
    Warrants exercised, net                                                       -              -               -              -
    Accretion of preferred stock to redemption value (Note 6)                     -              -               -              -
                                                                     -----------------------------  -----------------------------

BALANCE, December 31, 2000                                                  228,436       $    228          30,164         $   30

    Net loss                                                                      -              -               -              -
    Compensatory stock options                                                    -              -               -              -
    Accretion of preferred stock to redemption value (Note 6)                     -              -               -              -
                                                                     -----------------------------  -----------------------------

BALANCE, March 31, 2001                                                     228,436       $    228          30,164         $   30
                                                                     =============================  =============================

                                                                                                                   Treasury Stock
                                                                                                                --------------------
                                                                                     Additional
                                                                                       Paid-In    Accumulated   Number of
                                                                         Warrants      Capital      Deficit       Shares  Par Value
                                                                         --------      -------      -------       ------  ---------
BALANCE, December 31, 1997                                              $   658,047    $ 6,426,850  $ (9,719,760)   (4,583)   $ (5)

    Net loss                                                                      -              -    (5,563,835)        -       -
    Compensatory stock options                                                    -        101,852             -         -       -
    Sale of common stock, net of expenses                                         -        (42,039)            -         -       -
    Class B common stock depreciation                                             -       (239,894)            -         -       -
    Stock issued to PC3, net of expenses                                          -      6,606,877             -         -       -
    Accretion of preferred stock to redemption value (Note 6)                     -              -      (800,005)        -       -
                                                                       ---------------------------- -------------------------------

BALANCE, December 31, 1998                                                  658,047     12,853,646   (16,083,600)   (4,583)     (5)

    Net loss                                                                      -              -    (3,653,868)        -       -
    Compensatory stock options                                                    -        177,348             -         -       -
    Sale of common stock, net of expenses                                         -         (1,196)            -         -       -
    Class B common stock appreciation                                             -      2,809,828             -         -       -
    Sale of Series E preferred stock and warrants, net of expenses           54,593        205,949             -         -       -
    Accretion of preferred stock to redemption value (Note 6)                     -              -      (974,938)        -       -
                                                                       ---------------------------- -------------------------------

BALANCE, December 31, 1999                                                  712,640     16,045,575   (20,712,406)   (4,583)     (5)

    Net loss                                                                      -              -   (56,566,444)        -       -
    Compensatory stock options                                                    -         73,141             -         -       -
    Sale of common stock, net of expenses                                         -         75,090             -         -       -
    Stock issued in connection with professional services provided                -        199,980             -         -       -
    Class B common stock depreciation                                             -     (1,027,986)            -         -       -
    Stock issued in connection with AmDoc purchase, net of expenses               -     19,613,536             -         -       -
    Stock issued in connection with the conversion of the bridge
      note and accrued interest, net                                              -            628             -         -       -
    Warrants exercised, net                                                (658,047)            75             -         -       -
    Accretion of preferred stock to redemption value (Note 6)                     -              -    (4,112,771)        -       -
                                                                       --------------------------- -------------------------------

BALANCE, December 31, 2000                                              $    54,593   $ 34,980,039 $ (81,391,621)   (4,583)  $  (5)

    Net loss                                                                      -              -    (1,575,154)        -       -
    Compensatory stock options                                                    -         39,499             -         -       -
    Accretion of preferred stock to redemption value (Note 6)                     -              -      (251,943)        -       -
                                                                       --------------------------- -------------------------------

BALANCE, March 31, 2001                                                 $    54,593  $  35,019,538 $ (83,218,718)   (4,583)  $  (5)
                                                                       ===========================================================

                                                                                                Redeemable Preferred Stock
                                                                                           -----------------------------------
                                                                                                    ($.001 Par Value)
                                                                                              (9,741,400 Shares Authorized)
                                                                                           ----------------    ---------------
                                                                                   Total
                                                                               Stockholders'          Number of
                                                                                  Deficit              Shares            Amount
                                                                                  -------              ------            ------
BALANCE, December 31, 1997                                                    $  (2,633,235)            888,889       $ 9,880,838

    Net loss                                                                     (5,563,835)                  -                 -
    Compensatory stock options                                                      101,852                   -                 -
    Sale of common stock, net of expenses                                           (42,034)                  -                 -
    Class B common stock depreciation                                              (239,894)                  -                 -
    Stock issued to PC3, net of expenses                                          6,607,570                   -                 -
    Accretion of preferred stock to redemption value (Note 6)                      (800,005)                  -           800,005
                                                                             ---------------    ----------------    --------------

BALANCE, December 31, 1998                                                       (2,569,581)            888,889       $10,680,843

    Net loss                                                                     (3,653,868)                  -                 -
    Compensatory stock options                                                      177,348                   -                 -
    Sale of common stock, net of expenses                                            (1,195)                  -                 -
    Class B common stock appreciation                                             2,809,828                   -                 -
    Sale of Series E preferred stock and warrants, net of expenses                  260,572                   -                 -
    Accretion of preferred stock to redemption value (Note 6)                      (974,938)                  -           974,938
                                                                             ---------------    ----------------    --------------

BALANCE, December 31, 1999                                                       (3,951,834)            888,889        11,655,781

    Net loss                                                                    (56,566,444)                  -                 -
    Compensatory stock options                                                       73,141                   -                 -
    Sale of common stock, net of expenses                                            75,102           2,959,044        35,105,737 p/
    Stock issued in connection with professional services provided                  200,000
    Class B common stock depreciation                                            (1,027,986)
    Stock issued in connection with AmDoc purchase, net of expenses              19,615,450             645,108         7,179,048
    Stock issued in connection with the conversion of the bridge
      note and accrued interest, net                                                    698             419,580         5,034,960
    Warrants exercised, net                                                        (657,972)             80,000           658,047
    Accretion of preferred stock to redemption value (Note 6)                    (4,112,771)                  -         4,112,771
                                                                             ---------------    ----------------    --------------

BALANCE, December 31, 2000                                                    $ (46,352,616)          4,992,621       $63,746,344

    Net loss                                                                     (1,575,154)                  -                 -
    Compensatory stock options                                                       39,499                   -                 -
    Accretion of preferred stock to redemption value (Note 6)                      (251,943)                  -           251,943
                                                                             ---------------    ----------------    --------------

BALANCE, March 31, 2001                                                       $ (48,140,214)          4,992,621       $63,998,287
                                                                             ===============    ================    ==============


 The accompanying notes to consolidated financial statements are an integral part of these statements.

                           AMERICAS DOCTOR.COM, INC.
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 For the Three Months Ended
                                                                                              -------------------------------
                                                                                                         March 31,
                                                                                                   2001            2000
                                                                                                   ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:                                                                   (Unaudited)
     Net loss                                                                                  $ (1,575,154)  $ (9,483,712)
     Adjustments to reconcile net loss to net cash and cash
       equivalents used in operating activities-
        Depreciation and amortization                                                               386,297      3,205,130
        Impairment of goodwill                                                                            -              -
        Loss (gain) on disposal of fixed assets, net                                                      -              -
        Class B common stock (depreciation) appreciation                                                  -              -
        Compensatory stock options                                                                   39,499         15,663
        Stock compensation for professional services                                                      -              -
        Accrued interest converted to preferred stock                                                     -        754,512
        Other                                                                                          (576)       (20,381)
        Changes in assets and liabilities, net of assets and liabilities acquired through acquisitions-
            Accounts receivable                                                                    (634,891)       448,140
            Prepaid expenses                                                                        (75,119)      (308,403)
            Other assets                                                                             26,751        (68,104)
            Accounts payable                                                                        167,881        527,026
            Accrued investigator fees                                                              (434,996)      (683,787)
            Accrued wages and consulting                                                           (935,059)       339,314
            Deferred revenue                                                                       (124,894)       547,793
                                                                                              -----------------------------
                Net cash and cash equivalents used in operating activities                       (3,160,261)    (4,726,809)
                                                                                              -----------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of fixed assets                                                                      (91,070)    (1,389,221)
     Proceeds from sale of fixed assets                                                                   -              -
     Cash paid in AmDoc acquisition, net of cash received                                                 -     (3,855,028)
     Cash paid in PC3 acquisition                                                                         -              -
     Other                                                                                                -              -
                                                                                              -----------------------------
                Net cash and cash equivalents used in investing activities                          (91,070)    (5,244,249)
                                                                                              -----------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds (redemptions) from sale of common stock, net                                                -         75,862
     Proceeds (redemptions) from sale of preferred stock, net                                             -     33,378,361
     Proceeds from sale of warrants, net                                                                  -              -
     Proceeds from debt financing                                                                         -              -
     Payments on capital leases and debt                                                            (50,363)      (902,918)
                                                                                              -----------------------------
                Net cash and cash equivalents provided by (used in)
                 financing activities                                                               (50,363)    32,551,305
                                                                                              -----------------------------
                Net increase (decrease) in cash and cash equivalents                             (3,301,694)    22,580,247

CASH AND CASH EQUIVALENTS, beginning of period                                                    9,389,140      1,187,316
                                                                                              -----------------------------

CASH AND CASH EQUIVALENTS, end of period                                                       $  6,087,446   $ 23,767,563
                                                                                              =============================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
        Cash paid for-
          Interest on capital leases and debt                                                  $      3,177   $     20,812
          Taxes                                                                                           -          6,597
        Noncash investing activity--
          Common and preferred stock issued in connection with the acquisitions                           -     26,321,128
          Purchase of fixed assets under capital leases                                                   -              -
        Noncash financing activity--
          Preferred stock issued in connection with the conversion of the bridge note                     -      4,500,000
          Preferred stock issued in connection with the conversion of liabilities                         -      1,507,824
          Conversion of warrants to redeemable preferred stock                                            -        658,047
                                                                                              =============================

                                                                                           For the Years Ended
                                                                                       -------------------------------------------
                                                                                                      December 31,
                                                                                          2000           1999          1998
                                                                                          ----           ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                          $(56,566,444)   $(3,653,868)  $(5,563,835)
     Adjustments to reconcile net loss to net cash and cash
       equivalents used in operating activities-
        Depreciation and amortization                                                    12,990,120      1,251,437     1,017,591
        Impairment of goodwill                                                           22,963,919              -             -
        Loss (gain) on disposal of fixed assets, net                                        679,364        (26,260)            -
        Class B common stock (depreciation) appreciation                                 (1,027,986)     2,809,828      (239,894)
        Compensatory stock options                                                           73,141        177,348       101,852
        Stock compensation for professional services                                        200,000              -             -
        Accrued interest converted to preferred stock                                       754,512              -             -
        Other                                                                               (20,381)             -             -
        Changes in assets and liabilities, net of assets and liabilities acquired through acquisitions-
            Accounts receivable                                                             234,382     (4,354,010)   (1,294,302)
            Prepaid expenses                                                                690,783       (549,427)   (1,668,375)
            Other assets                                                                     73,759        101,156       (89,459)
            Accounts payable                                                             (2,216,274)       695,975       (41,134)
            Accrued investigator fees                                                        65,894      2,896,181       878,680
            Accrued wages and consulting                                                  1,874,258       (252,742)     (342,783)
            Deferred revenue                                                                172,460        755,592     1,840,878
                                                                                       ------------------------------------------
                Net cash and cash equivalents used in operating activities              (19,058,493)      (148,790)   (5,400,781)
                                                                                       ------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of fixed assets                                                           (1,165,116)      (860,015)     (515,401)
     Proceeds from sale of fixed assets                                                      71,300              -             -
     Cash paid in AmDoc acquisition, net of cash received                                (3,855,028)             -             -
     Cash paid in PC3 acquisition                                                                 -              -    (1,500,000)
     Other                                                                                        -              -       129,890
                                                                                       ------------------------------------------
                Net cash and cash equivalents used in investing activities               (4,948,844)      (860,015)   (1,885,511)
                                                                                       ------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds (redemptions) from sale of common stock, net                                   75,875         (1,195)      (42,034)
     Proceeds (redemptions) from sale of preferred stock, net                            33,378,361        205,979        (5,531)
     Proceeds from sale of warrants, net                                                          -         54,593             -
     Proceeds from debt financing                                                                 -        250,000     4,250,000
     Payments on capital leases and debt                                                 (1,245,075)      (598,022)     (744,765)
                                                                                       ------------------------------------------
                Net cash and cash equivalents provided by (used in)
                 financing activities                                                    32,209,161        (88,645)    3,457,670
                                                                                       ------------------------------------------
                Net increase (decrease) in cash and cash equivalents                      8,201,824     (1,097,450)   (3,828,622)

CASH AND CASH EQUIVALENTS, beginning of period                                            1,187,316      2,284,766     6,113,388
                                                                                       ------------------------------------------

CASH AND CASH EQUIVALENTS, end of period                                               $  9,389,140    $ 1,187,316   $ 2,284,766
                                                                                       ==========================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
        Cash paid for-
          Interest on capital leases and debt                                          $     45,869    $   524,894   $   129,752
          Taxes                                                                              25,188         23,111        23,551
        Noncash investing activity--
          Common and preferred stock issued in connection with the acquisitions          26,321,128              -     6,613,101
          Purchase of fixed assets under capital leases                                           -              -       451,429
        Noncash financing activity--
          Preferred stock issued in connection with the conversion of the bridge note     4,500,000              -             -
          Preferred stock issued in connection with the conversion of liabilities         1,507,824              -             -
          Conversion of warrants to redeemable preferred stock                              658,047              -             -
                                                                                        ==========================================

        The accompanying notes to consolidated financial statements are an integral part of these statements.

                           AMERICAS DOCTOR.COM, INC.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 2000, 1999 and 1998



1.    LINES OF BUSINESS

AmericasDoctor.com, Inc. and Subsidiaries ("the Company") is a pharmaceutical services company that combines and integrates physician researchers in conducting clinical research trials to assist the pharmaceutical industry in developing, positioning and promoting its products. In addition, the Company offers limited on-line services to hospitals, including live on-line, sponsored one-on-one chats with doctors. As of December 31, 2000, the Company provided research services through approximately 150 independently owned investigative sites operating in 37 states in the United States.

The Company was originally incorporated in the State of California on November 23, 1993 and reincorporated on September 19, 1996 in the State of Delaware as "Affiliated Research Centers, Inc.," as part of a recapitalization. On January 6, 2000, the Company's wholly owned subsidiary, ARC Merger Sub-1, Inc., a Delaware corporation, merged with AmericasDoctor.com, Inc., an interactive Internet healthcare information site for consumers based in Maryland. The merger is sometimes referred to as the "Merger" and the Maryland-based AmericasDoctor.com, Inc. is sometimes referred to as "old AmDoc." Following the Merger, old AmDoc became a wholly-owned subsidiary and changed its name to "AmericasDoctor Internet Operations, Inc." and the combined Company changed its corporate name to "AmericasDoctor.com, Inc.," and is currently doing business as "AmericasDoctor."

As more fully discussed in Note 5, the Company acquired old AmDoc to focus on three web-related initiatives. Subsequent to the date of the Merger, the Company abandoned two of the programs. The third program has been substantially reduced and is operating to fulfill existing contractual obligations.

2.    LIQUIDITY AND FUTURE OPERATIONS

The Company has incurred accumulated deficits to date of $81.4 million and used cash in operating activities of $19.1 million, $0.1 million and $5.4 million for the years ended December 31, 2000, 1999 and 1998, respectively. During 2000, the Company incurred significant costs related to the Merger and related operating costs and costs associated with several long-term contractual obligations assumed in the Merger (Note 13). The Company incurred additional costs to support and centralize corporate operations in Gurnee, Illinois, mainly in the areas of information technology, marketing, accounting, human resources and corporate development. In addition, during 2000, revenue from the Company's research services decreased due to the time and resources needed to focus on the on-line operations. Subsequent to the Merger, the Company undertook cost cutting measures that eliminated the positions of substantially all of the employees acquired from old AmDoc and abandoned the web patient recruitment and new drug marketing strategies. The Company undertook other cost cutting measures to reduce its use of cash and minimize the costs associated with the Web site. In addition, the Company has hired additional sales people to focus on increasing revenue from the research services while focusing on reducing and controlling costs throughout its organization.

The Company has financed its operations to date through the sale of equity securities as it has generated negative cash flows from operations since its inception. To date, the Company has received approximately $53.6 million in net proceeds from the sale of common stock and preferred stock. At December 31, 2000, the Company had approximately $9.4 million in cash and cash equivalents.

Management projects that due to these efforts, the Company will have adequate cash sources to fund operations for 2001 and beyond and does not intend to pursue additional financing at this time; however, there can be no assurances that these plans will be successful. If the Company is unable to achieve its forecasted revenue, it may be necessary to raise additional funding. There can be no assurances that the Company would be able to raise sufficient funds or that the terms of available funding would be acceptable to the Company.

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Principles of Consolidation

The consolidated financial statements include the accounts of AmericasDoctor.com, Inc. and its wholly owned subsidiaries from the date of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and all highly liquid investments with an original maturity of three months or less.

Accounts Receivable

Accounts receivable results from services provided to sponsors and hospitals. Allowance for doubtful accounts on accounts receivable balances at December 31, 2000 and 1999 amounted to $476,000 and $676,000, respectively.

Fixed Assets

Fixed assets are recorded at cost. Assets are depreciated using the straight-line method over their useful lives. The estimated useful lives are as follows:

                         Furniture and fixtures             5-7 years
                         Equipment                            5 years
                         Computers and software             3-5 years

Leasehold improvements and property, plant and equipment under capital leases are depreciated over the shorter of the estimated useful life of the asset or the term of the lease.

Maintenance and repairs are charged to operations as incurred and major improvements are capitalized.

Goodwill

Goodwill is amortized using the straight-line method over the asset's useful life as follows:

                         Pacific Coast Clinical          25 years
                            Coordinators, Inc.
                         AmericasDoctor.com, Inc.         3 years
                                                         ========

Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as purchases.

Accumulated goodwill amortization was approximately $12,111,000 and $571,000 as of December 31, 2000 and 1999, respectively.

Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment whenever events such as service discontinuance, contract terminations, economic or other changes in circumstances indicate that the carrying amount may not be recoverable. When such events occur, the Company compares the carrying amount of the assets to undiscounted expected future cash flows. If this comparison indicates that there is impairment, the amount of the impairment is typically calculated using discounted expected future cash flows.

Revenue Recognition

Revenue is generated from contracts with sponsors and hospitals. Revenue on each contract is recognized as the qualified patient visits occur or the service is provided. The Company's service agreements with the investigative sites ("Sites") provide that a percentage of the contract amount will be paid to the Sites as investigator fees. The percentage of fees paid to the investigator sites varies by contract depending on the level of services that the Company provides. As study revenue is recognized, the investigator fees to Sites are recognized as costs. Advances on contracts by sponsors are classified as deferred revenue until services are performed. The related payments to Sites are classified as prepaid investigator fees until services are performed.

No one customer accounted for greater than 10% of revenue for the years ended December 31, 2000, 1999 and 1998.

Reclassifications

Certain items previously reported have been reclassified to conform to the 2000 presentation.

Derivative Instruments and Hedging Activities

In June 1998, Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives Instruments and Hedging Activities" was issued. This standard establishes accounting and reporting standards of derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Changes in the fair value of derivatives are recognized as part of a hedge transaction. The Company adopted SFAS No. 133 in 1999. The adoption of this statement did not have a material effect on the Company's results of operations or financial condition, as the Company historically does not enter into these types of transactions in the normal course of business.

4.    INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Such approach results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary difference between the book carrying amounts and the tax basis of assets and liabilities.

The Company has incurred net operating losses ("NOLs") for federal income tax purposes of approximately $62.8 million, $14.2 million and $13.9 million for the years ended December 31, 2000, 1999 and 1998, respectively; accordingly, no federal income tax provision has been recorded for the periods and there are no taxes payable at December 31, 2000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the level of historical losses and changes in capitalization that may limit utilization of net operating loss carryforwards in future periods, management is unable to predict whether these net deferred tax assets will be utilized prior to expiration. The unused net operating loss carryforwards expire in years 2008 through 2020. As such, the Company has recorded a full valuation allowance against net deferred tax assets.

At December 31, 2000, deferred income taxes consisted of the following (in thousands):

                                                                                     2000         1999          1998
                                                                                ------------------------------------
Net operating loss carryforward                                                  $ 25,107      $ 5,693       $ 5,563
Stock appreciation                                                                    685        1,097           (27)
Start up costs                                                                        547            -             -
Accrued expenses                                                                      477          100            79
Reserves                                                                              187          270           131
Leasehold improvements and equipment                                                  257         (142)          (67)
Other                                                                                  82          199           234
                                                                                ------------------------------------
                                                Total                              27,342        7,217         5,913

Less - Valuation allowance                                                        (27,342)      (7,217)       (5,913)

                                                Net deferred tax assets
                                                                                 $      0      $     0       $     0
                                                                                ====================================

A reconciliation between the statutory and federal income tax rate (34%) and the effective rate of income tax expense for the years ended December 31, is as follows:

                                             2000        1999         1998
                                           ----------------------------------
Statutory federal income tax rate           (34.0%)     (34.0%)      (34.0%)
State taxes                                  (6.0)       (6.0)        (6.0)
Goodwill impairment                          16.2           0            0
Goodwill amortization                         8.2         3.7          1.7
Other                                         0.0         0.6          0.3
Valuation allowance                          15.6        35.7         38.0
                                           -------------------------------
                 Effective income tax rate      0%          0%           0%
                                           ===============================

5.    ACQUISITIONS

The Company has acquired two wholly owned subsidiaries: Pacific Coast Clinical Coordinators, Inc. and AmericasDoctor.com, Inc.

Pacific Coast Clinical Coordinators, Inc. ("PC3")
-------------------------------------------------

On April 22, 1998, the Company merged with PC3 in a transaction accounted for as a purchase. PC3 conducts and coordinates independent clinical trials.

In consideration for all of the outstanding stock of PC3, the Company paid $1,500,000 in cash, and issued 452,586 shares of Class A common stock and 228,436 shares of Series B contingent convertible preferred stock. The consideration paid plus $472,000 of acquisition costs was valued at $8,429,000. The excess of purchase price over the fair market value of net assets acquired resulted in goodwill of $8,456,000.

AmericasDoctor.com, Inc. ("old AmDoc")
--------------------------------------


On January 6, 2000, the Company merged with old AmDoc in a transaction accounted for as a purchase. Pursuant to the Merger, old AmDoc became a wholly owned subsidiary of the Company and the Company changed its corporate name from Affiliated Research Centers, Inc. to AmericasDoctor.com, Inc. Pro forma information has not been included because the balance sheet and income statement as of and for the year ending December 31, 2000 reflect the transaction. The operations of old AmDoc for the five days from January 1 to January 5, 2000 were not significant.


In consideration for all the outstanding stock of old AmDoc, the Company issued 1,914,208 shares of Class A common stock and 598,254 shares of Series A preferred stock. For financial advisory services provided to the Company in connection with the merger, the Company entered into an agreement with a shareholder to issue 46,854 shares of its Series A-5 preferred stock immediately prior to the merger. The excess of the purchase price of $29,264,000 over the fair market value of net liabilities assumed resulted in goodwill of $34,166,000.



The Company accrued restructuring and other charges of $1.8 million in the opening balance sheet. These charges related to the Company's alignment of operations and product lines. Approximately $1.5 million relates to the reduction of staff and the consolidation of operations, including severance and office lease termination costs, and the remaining $0.3 million of the charges relate to the elimination of old AmDoc's e-commerce business. For the year ended December 31, 2000, all of the charges related to the elimination of the e-commerce business were expended and approximately $1.1 million of the charges related to the severance and office lease termination costs were expended. The remaining $0.4 million of severance and office lease costs will be expended in the first three quarters of 2001.


The Company acquired old AmDoc to focus on three web-related initiatives:

Web patient recruitment - recruit patients for clinical trials over the web;

New drug marketing - utilizing the Internet platform and Affiliated Research Center's knowledge of the pharmaceutical industry to create a new business-to-business model to promote new drugs;

Hospital marketing - a sponsored chat service that enables consumers to have live on-line, one-on-one chats with doctors and other healthcare professionals.

In December 2000, based on market trends and management's assessment of market conditions, the web patient recruitment and new drug marketing programs that the Company intended to conduct through the businesses acquired in the Merger were abandoned. In addition, it was determined that net cash flows from the remaining old AmDoc hospital marketing business would likely be negative over the next three years. Accordingly, all unamortized goodwill ($22,964,000) associated with the acquisition of old AmDoc was written off as of December 31, 2000.

6.  DEBT, COMMON STOCK, PREFERRED STOCK AND STOCK WARRANTS

Debt

On October 30, 1998, November 24, 1998, and May 21, 1999, the Company executed convertible promissory notes in favor of each of the holders of Series A preferred stock. The Company also issued warrants to purchase 34,000 shares of Class A common stock to the issuers of the bridge loan at the inception of the loan. The aggregate principal amount outstanding under these notes was $4.5 million. The notes bore interest at the rate of 10% per annum. Immediately prior to the January 6, 2000 merger with old AmDoc the note holders elected to convert, in full satisfaction of the Company's obligations thereunder, the $4.5 million outstanding principal, plus interest and warrant coverage, into an aggregate of 419,580 shares of the Company's new Series A-5 preferred stock.

Additionally, in connection with the execution of the convertible promissory notes and the extension of their maturity from April 30, 1999 through the effective date of the Merger, the Company issued to the note holders additional Class A common stock warrants to purchase 35,772 (an aggregate of 69,772) shares of the Company's Class A common stock. These warrants, which were exercisable at a price of $.01 and expired five years from their date of issuance, were fully exercised by the holders prior to the Merger.

Because the debt was subsequently converted to equity, the debt was classified as long-term on the accompanying December 31, 1999 balance sheet.

Common Stock

In September 1996, the Company reorganized by merging with a Delaware corporation formed for the purpose of the merger. The Delaware Corporation was the surviving entity of the merger and took the name of the Company as of the merger date.

At the same time, the Company restructured its equity structure. The primary purpose of the restructuring was to establish a mechanism by which the investigative sites ("Sites") might participate in the equity appreciation of the Company commensurate with their individual contributions to the Company's success. Under the restructuring, the Company's common stock converted into Class A common stock ("Class A Stock") and Class B common stock ("Class B Stock"). As part of the restructuring, each holder of common stock of the Company exchanged all shares of common stock then held for an equal number of shares of the Class A Stock and 685,324 shares of Class B Stock were issued to a newly formed limited liability company ("LLC") established for the benefit of the Company's Sites.

Until the Company effects a Triggering Event (see below for details), the Class B Stock will have no right to vote. The Class B Stock will be held by the LLC and the Sites will have no right to receive the shares of Class B Stock until after a Triggering Event. Upon a Triggering Event, the Class B Stock will convert into 685,324 shares of Class A Stock, which will be available to the LLC for distribution to the Sites.

These shares will be distributed to the Sites according to their ownership interest, which is determined through a formula based on their respective percentage of total research revenue generated. Because the shares are continuously earned by the sites that have signed a clinical research service agreement, the Company accounts for the Class B shares as a variable stock plan and accordingly, re-measures the value of shares at each balance sheet date. The annual increase or decrease in the value of the Class B Stock is reflected in the accompanying consolidated statements of operations as an expense and in the Statements of Stockholders' Deficit as additional paid-in capital.

Preferred Stock

In connection with the Merger, the Company created five sub-series of Series A preferred stock. Old AmDoc preferred shares were exchanged for Series A-1, A-2 or A-3 shares. Holders of Series A preferred stock of the Company converted their shares for 888,889 Series A-4 shares and Series A-5 shares were exchanged in connection with the conversion of the promissory note. The warrants were exercised and converted into 80,000 shares of the Company's Series A-5 preferred stock. All shares of Series A preferred stock are convertible into Class A common stock at any time at the election of the holder or upon an initial public offering at the liquidation value ($26.51, $50.13, $8.40, $11.25 and $7.90 per share, all subject to adjustment, for the Series A-1, A-2, A-3, A-4 and A-5, respectively). The conversion is subject to adjustment pursuant to certain anti-dilution provisions. Holders of Series A preferred stock are entitled to one vote for each share of Class A common stock into which their shares are convertible. At any time after March 27, 2005, with a 66 2/3% vote of Series A-2, A-3, A-4 and A-5, the holders of Series A preferred stock may require the Company to redeem the shares at the liquidation value plus an amount equal to the cumulative amount of unpaid dividends if such dividends had accrued at a rate of 8% per annum on the liquidation value. Series A preferred stock is being accreted to its redemption value. As these shares are redeemable outside the control of the Company, they are shown separately outside the deficit section on the balance sheet.

On January 6 and January 14, 2000, the Company issued 5.73% convertible promissory notes in an aggregate principal amount of $17,508,000 to certain shareholders. The notes matured on March 31, 2000, but were automatically converted into shares of newly created Series A-6 preferred stock. On March 28, 2000, the Company converted the notes and interest into 1,477,282 shares of its Series A-6 preferred stock at $12 per share. During 2000, the Company incurred related interest expense of $220,000.

On March 28, 2000, the Company authorized the sale and issuance of 1,249,168 shares of its Series A-6 preferred stock and 209,167 shares of its Series A-7 preferred stock at $12 per share. Total consideration for this transaction was $17,500,000.

For financial advisory services provided to the Company in connection with the 2000 financing, the Company entered into an agreement with a shareholder and issued 23,427 shares of its Series A-5 preferred stock. Additionally, during 2000, the Company issued 20,000 shares of Class A common stock in lieu of cash for services provided by a vendor. The Company has recorded noncash costs for these services totaling $481,000 during 2000, based upon the fair value of the stock at the date of grant.

The Series B contingent convertible preferred stock issued in connection with the PC3 merger has a preference of $.01 upon liquidation, has limited voting rights and is convertible into Class A common stock upon the occurrence of a public offering of its securities, a sale, merger or consolidation with or into another company, or a liquidation ("Triggering Event").

On December 30 1999, the Company issued an aggregate of 30,164 shares of its Series E preferred stock and warrants to purchase up to an aggregate of 10,054 shares of its Class A common stock pursuant to a private placement memorandum for gross proceeds of $377,000. During 2000, six Class A common stock warrants were exercised.

For the years ended December 31, 2000, 1999 and 1998, the Company incurred costs of $796,000, $103,000 and $136,000, respectively, in connection with the sale of common stock, preferred stock and stock warrants. These costs primarily represented legal and state filing fees and were netted against the proceeds from the issuance of the stock.

The following is a summary of the characteristics of the different classes of stock issued:

                  Rights and                 Common               Preferred
                                           -----------      --------------------
                  Preferences               A       B        A       B        E
          ---------------------------      ---     ---      ---     ---      ---
          Voting                            X                X                X
          Convertible to Class A
               Common                               X        X       X        X
          Redeemable                                         X
          Liquidation Preference                             X       X        X

7.    ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company has two stock incentive plans for directors, consultants and network founders (the "Plans") which provide for the granting of options to purchase Class A Stock over a period not to exceed 10 years. Under the terms of the Plans, the option price cannot be less than 85% of the fair market value at the date of grant. Options may be issued under the Plans until 2006.

The Company has employee stock incentive plans (the "Employee Plans") which provide for the granting of options to eligible employees to purchase Class A Stock over a period not to exceed 10 years. Options may be issued under the Employee Plans until 2006.

The Company currently utilizes Accounting Principles Board Opinion No. 25 in its accounting for stock options and has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123 ("Statement 123"), "Accounting for Stock-Based Compensation," for employee stock options. However, Statement 123 will be used to account for options granted to non-employees. Had the Company accounted for its employee stock options in accordance with Statement 123, pro forma net income would have been as follows for the years ended December 31:

                                                 2000            1999            1998
                                             ---------------------------------------------
Pro forma net loss attributable to
Common stockholders                          $(64,003,278)    $(5,336,178)    $(6,620,226)

Pro forma net loss per share attributable to
Class A and B common stockholders                      (16.47)          (2.54)          (3.37)
                                                       =======================================


The pro forma disclosure is not likely to be indicative of pro forma results which may be expected in future years because of the fact that options vest over several years, pro forma compensation expense is recognized as the options vest and additional awards may also be granted.

For purposes of determining the effect of these options, the fair value of each option is estimated on the date of grant based on the Black-Scholes single-option pricing model assuming the following for the years ended December 31, 2000, 1999 and 1998:

                                      2000          1999           1998
                                     ------        ------       ---------
Dividend yield                        0.0%          0.0%             0.0%
Risk-free interest rate               5.1%          4.7%        4.4%-5.7%
Volatility factor                    66.0%         66.0%          64%-66%
Expected life in years                  7             7                7
                                     ======        ======       =========

Information regarding these option plans for the years ended December 31, 2000, 1999 and 1998, are as follows:

                                                      2000                           1999                            1998
                                           --------------------------     -------------------------       -------------------------
                                                             Weighted                      Weighted                        Weighted
                                                              Average                       Average                         Average
                                                             Exercise                      Exercise                        Exercise
                                              Shares           Price        Shares           Price          Shares           Price
                                           -----------       --------     -----------      --------       -----------      --------
     Options outstanding, beginning
         of period                            785,866         $ 4.05         606,681        $ 3.85           272,223        $ 8.00

     Options exercised                        (12,292)          6.40          (1,050)         3.00                 -             -
     Options granted                        1,571,610          17.48         322,415          5.23           577,938          4.43
     Options canceled                               -              -         (39,750)        10.19          (190,030)         9.99
     Options forfeited                       (713,649)         18.12        (102,430)         4.21           (53,450)         9.42
                                           -----------       --------     -----------      --------       -----------      --------

     Options outstanding,
         end of period                      1,631,535         $10.73         785,866        $ 4.05           606,681        $ 3.85
                                           ===========       ========     ===========      ========       ===========      ========

     Options exercisable                    1,018,462                        417,703                         231,120
     Weighted average fair value of
         options granted during the
         period                            $     7.36                     $     3.72                        $   3.01
     Option price for exercised            $     6.40                     $     3.00                               -
         shares
     Options available for grant at
         end of period                      1,316,936                      1,687,920                         107,155
                                           ===========                    ===========                     ===========

The following table summarizes information about options outstanding at December 31, 2000:

                         Options Outstanding                               Options Exercisable
------------------------------------------------------------------       ----------------------
                                          Weighted
                                           Average        Weighted                     Weighted
                            Number        Remaining        Average        Number        Average
     Range of                 Of         Contractual      Exercise          Of         Exercise
 Exercise Prices           Shares           Life           Price         Shares         Price
-----------------        ---------       -----------      --------     ---------       --------
$1.25 - $5.00              622,273           7.4           $  2.76       484,195        $  2.69
$5.01 - $10.00             955,522           7.2              9.74       488,109           9.48
$10.01 - $179.87            53,740           2.3            120.82        46,158         137.29
                         ---------       -----------      --------     ---------       --------
                         1,631,535           7.1           $ 10.73     1,018,462        $ 12.05
                         =========       ===========      ========     =========       ========

8.   NET LOSS PER COMMON SHARE

Basic net loss per common share is based on the weighted average number of Class A and Class B shares of common stock outstanding. Stock warrants and preferred stock, and stock options were not included in the net diluted loss per common share calculation since their impact is antidilutive.

The following is a reconciliation of the Company's basic net loss per share for the periods ended December 31, 2000, 1999 and 1998:

                                         2000                              1999                             1998
                        --------------------------------  ------------------------------    ------------------------------
                                                   Per                             Per                               Per
                             Net      Number      Share       Net      Number     Share         Net      Number     Share
                             Loss    of Shares    Amount      Loss    of Shares   Amount        Loss    of Shares   Amount
                        --------------------------------  ------------------------------    ------------------------------
Net loss available
 Class A
  stockholders          $49,975,353  3,199,715   $15.62   $3,116,965  1,412,934    $2.21    $4,145,157  1,280,388   $3.24
 Class B
  stockholders           10,703,862    685,324    15.62    1,511,841    685,324     2.21     2,218,683    685,324    3.24
                        --------------------------------  ------------------------------    ------------------------------

9.   LEGAL MATTERS

In the ordinary course of conducting its business, the Company becomes involved in various lawsuits related to its business. The Company does not believe that the ultimate resolution of these matters will be material to its business, financial position or result of operations.

10.  401(k) RETIREMENT SAVINGS PLAN AND TRUST

The Company has a Cash Deferral Arrangement under Section 401(k) of the Internal Revenue Code. Beginning January 1, 1997, and at its discretion, the Company matches 100% of employee contributions up to 3% of the employee's annual compensation. The Company's contributions to the Plan were $273,000, $136,000 and $159,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

11.   LEASE ARRANGEMENTS AND RENT EXPENSE

The Company has entered into operating lease agreements for office space and office equipment. In addition, the Company has capital leases for computers, furniture and equipment in connection with the expansion of its offices.

The following is a schedule of the future minimum lease commitments relating to all leases as of December 31, 2000:

                                                                       Capital
                                                       Operating        Lease
                           Year                         Leases       Obligations
          -------------------------------------       -----------    -----------
          2001                                        $ 1,122,775      $123,691
          2002                                            815,500        19,286
          2003                                            752,465         3,541
          2004                                            548,774             -
                                                      -----------    -----------
                     Total future minimum lease
                        commitments                   $ 3,239,514       146,518
                                                      ===========
          Less- Interest                                                 (9,366)
                                                                     -----------
                                                                       $137,152
                                                                     ===========

Total rent expense relating to operating leases was $1,550,000, $999,000 and $922,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

12.  EMPLOYMENT CONTRACTS

The Company has entered into employment contracts with certain officers, the terms of which expire at various dates through May 2003. Such agreements provide for annual base salary, stock options, severance packages and in some instances discretionary bonuses and payments in the event of termination without cause.

13.  LONG-TERM CONTRACTS

Call Center Agreement

During 2000, the Company amended an agreement dated July 2, 1998 with Medical Advisory Systems ("MAS"), a stockholder of the Company, whereby MAS manages the Company's on-line call center. As part of the agreement, the Company shall pay MAS a monthly access fee of $50,000, which shall include payment for 1,000 call center chats to be performed during the month or $10,000 of value of other medical related, mutually agreed upon services. In addition to the monthly access fee, for all call center chats performed by MAS over 1,000, the Company shall pay MAS a per-chat fee of $10. For call center chats in excess of 35,000 per month, the Company shall pay a reduced per-chat fee of $9. The agreement will be in effect until July 1, 2003.

During 2000, the Company incurred $4.1 million of expenses from MAS as part of the call center agreement. During 1999 and 1998, old AmDoc held the MAS contract.

Marketing Service Agreement

In March 1999, old AmDoc entered into a $4.8 million consulting agreement with Premier Research Worldwide, LTD ("PRWW"), a stockholder in the Company. The agreement calls for PRWW to help the Company in leveraging its place as an anchor tenant in the America Online, Inc. ("AOL") web site to recruit patients for clinical research projects. The consulting agreement has a term of twenty-four months, with an effective date of January 1, 1999. The consulting agreement was terminated in December 2000.

During 2000, the Company incurred $2,500,000 of expenses from PRWW as part of the consulting agreement. During 1999, old AmDoc held the PRWW contract.

Interactive Services Agreement

In October 1997, old AmDoc entered into an interactive service agreement with America Online Incorporated to be an anchor tenant on the Internet site. This agreement was amended on April 21, 2000. Under the agreement, the Company will pay AOL $150,000 per month until the contract expires on June 21, 2001.

During 2000, the Company incurred $1.2 million of expenses from AOL as part of the interactive service agreement. During 1999 and 1998, old AmDoc held the AOL contract.

AmericasDoctor.Com, Inc.

Financial Statements
As of December 31, 1999 and 1998
Together With Report of
Independent Public Accountants

                   Report of Independent Public Accountants

To the Board of Directors of

AmericasDoctor.com, Inc.:

We have audited the accompanying consolidated balance sheets of AmericasDoctor.com, Inc. (a Delaware corporation) as of December 31, 1999 and 1998, and the related statements of income, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AmericasDoctor.com, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.


Arthur Anderson LLP


Baltimore, Maryland,

March 17, 2000

                           AmericasDoctor.Com, Inc.


                          Consolidated Balance Sheets

                       As of December 31, 1999 and 1998

                                                                                       December 31,
                                                                              ----------------------------
                                                                                    1999           1998
                                                                                -------------  ------------
Assets
Current assets:
         Cash and cash equivalents                                              $    177,817   $   270,698
         Accounts receivable                                                         212,794        61,500
         Prepaid expenses                                                            492,828     1,019,735
                                                                                ------------   -----------
Total current assets                                                                 883,439     1,351,933
Property and equipment, net                                                          877,152       445,226
Other assets                                                                           1,531        45,961
                                                                                ------------   -----------
Total assets                                                                    $  1,762,122   $ 1,843,120
                                                                                ============   ===========
Liabilities and Stockholders' Equity
Current liabilities:
         Accounts payable and accrued expenses                                  $  3,824,012   $   619,474
         Deferred income                                                             420,253            --
         Notes payable                                                             3,408,410       444,350
         Current portion of capital lease obligation                                  19,199         2,436
                                                                                ------------   -----------
Total current liabilities                                                          7,671,874     1,066,260
Capital lease obligation, net of current portion                                      13,923         5,769
                                                                                ------------   -----------
Total liabilities                                                                  7,685,797     1,072,029
                                                                                ------------   -----------
Commitments and contingencies
          Series B Redeemable Convertible Preferred Stock, par value $0.01         5,553,238            --
          per Share; 189,500 shares authorized; liquidation value $66.18 per share; 113,327 and 0 shares issued and outstanding
          Common stock, subject to put rights, par value $0.01 per share;         15,257,376     2,574,349
          105,954 and 102,974 shares issued and outstanding
Stockholders' equity:
          Series A Convertible Preferred Stock, par value $.01 per share;              1,333            --
          133,333 shares authorized; liquidation value $30 per share;
          133,333 and 0 shares issued and outstanding
          Common stock, par value $.01 per share; 1,000,000, authorized;               5,511         4,164
          551,110 and 416,445 shares issued and outstanding; 0 and 56,437 shares subscribed
          Warrants to purchase common stock                                        2,370,470     1,117,911
          Additional paid-in capital                                               7,404,350     3,666,237
          Stock subscription receivable                                                   --    (1,127,204)
          Deferred compensation                                                   (2,450,931)     (180,967)
          Accumulated deficit                                                    (34,065,022)   (5,283,399)
                                                                                ------------   -----------
Total stockholders' equity (deficit)                                             (26,734,289)   (1,803,258)
                                                                                ------------   -----------
Total liabilities and stockholders' equity                                      $  1,762,122   $ 1,843,120
                                                                                ============   ===========



   The accompanying notes are integral part of these consolidated statements

                           America'sDoctor.Com, Inc.


                     Consolidated Statements of Operations

                For the Years Ended December 31, 1999 and 1998

                                                                              Years Ended December 31,
                                                                           ----------------------------
                                                                                 1999           1998
                                                                             -------------  ------------

Revenue                                                                      $  2,211,343   $    61,500
                                                                             ------------   -----------
Operating expenses:
          Content and production expenses                                      11,080,771     2,472,991
          Product development                                                   1,269,095       973,803
          Sales and marketing                                                   4,726,730       587,291
          General and administrative                                           11,885,189       595,815
          Depreciation and amortization                                           442,452        35,570
                                                                             ------------   -----------
Total operating expenses                                                       29,404,237     4,665,470
                                                                             ------------   -----------
Operating loss                                                                (27,192,894)   (4,603,970)
                                                                             ------------   -----------
Other income (expense):
          Interest income                                                          80,301         1,618
          Interest expense                                                     (1,509,018)     (639,561)
                                                                             ------------   -----------
Total other expense                                                            (1,428,717)     (637,943)
                                                                             ------------   -----------
Net loss                                                                     $(28,621,611)  $(5,241,913)
                                                                             ------------   -----------


   The accompanying notes are integral part of these consolidated statements

                           AmericasDoctor.Com, Inc.

          Consolidated Statements of Changes In Stockholders' Equity
                For the Years Ended December 31, 1999 and 1998


                                      Preferred Stock         Common Stock
                                      ---------------         ------------

                                     Number              Number                                     Additional          Stock
                                       of                  of                                        Paid-In        Subscription
                                     Shares  Par Value   Shares     Par Value         Warrants       Capital         Receivable
                                     ------  ---------   ------     ---------         --------       -------         ----------
Balance at December 31, 1997             --    $     --   32,987       $  330      $        --   $    132,500         $      (366)
  Conversion feature of
  convertible debt                       --          --       --           --               --        287,500                  --
  Issuance of common stock               --          --  342,512        3,425        1,030,445      5,034,276          (1,127,204)
  Exchange of convertible debt for
  common stock                           --          --   40,946          409               --        409,136                  --
  Issuance of warrants in
  connection with debt refinancing       --          --       --           --           87,466             --                  --
  Payment of stock subscriptions
  receivable                             --          --       --           --               --             --                 366
  Stock option grants                    --          --       --           --               --        212,577                  --
  Amortization of deferred
  compensation                           --          --       --           --               --             --                  --
  Accretion of common stock
  subject to put rights to
  redemption value                       --          --       --           --               --     (2,409,752)                 --
  Net loss                               --          --       --           --               --             --                  --
                                    -------  ----------  -------       ------      -----------   ------------   -----------------

Balance at December 31, 1998             --          --  416,445        4,164        1,117,911      3,666,237          (1,127,204)
  Issuance of preferred stock       133,333       1,333       --           --               --      3,677,095                  --
  Issuance of common stock               --          --   52,896          529               --      1,882,026                  --
  Issuance of warrants                   --          --       --           --        4,113,114       (497,066)                 --
  Exercise of warrants                   --          --   81,769          818       (2,860,555)     2,860,555                  --
  Payment of stock subscription
  receivable                             --          --       --           --               --             --           1,127,204

  Amortization of deferred
  compensation                           --          --       --           --               --             --                  --
  Issuance of common stock
  subject to put rights                  --          --       --           --               --             --                  --
  Accretion of common stock
  subject to put rights to
  redemption value                       --          --       --           --               --    (12,619,427)                 --

  Stock option grants                    --          --       --           --               --      8,434,930                  --
  Issuance of redeemable
  convertible preferred stock            --          --       --           --               --             --                  --

  Accretion of redeemable
  convertible preferred stock            --          --       --           --               --             --                  --

  Net loss                               --          --       --           --               --             --                  --
                                    -------  ----------  -------       ------      -----------   ------------   -----------------

Balance at December 31, 1999        133,333  $    1,333  551,110       $5,511      $ 2,370,470   $  7,404,350   $              --
                                    =======  ==========  =======       ======      ===========   ============   =================

                                                                                  Redeemable Preferred           Common Stock
                                                                     Total                Stock             Subject to Put Rights
                                                                                 ---------------------    -------------------------

                                                                 Stockholder's   Number                    Number
                                    Deferred       Accumulated      Equity         of                        of
                                  Compensation       Deficit       (Deficit)     Shares       Amount       Shares        Amount
                                  ------------       -------       ---------     ------       ------       ------        ------
Balance at December 31, 1997       $        --   $    (41,486)   $     90,978        --      $       --   90,765       $       907
  Conversion feature of
  convertible debt                          --             --         287,500        --              --       --                --
  Issuance of common stock                  --             --       4,940,942        --              --    8,303           124,630
  Exchange of convertible debt fo
  common stock                              --             --         409,545        --              --    3,906            39,060
  Issuance of warrants in
  connection with debt refinancing
  Payment of stock subscriptions
  receivable                                --             --          87,466        --              --       --                --
  Stock option grants                       --             --             366        --              --       --                --
  Amortization of deferred
  compensation                        (212,577)            --              --        --              --       --                --
  Accretion of common stock
  subject to put rights to              31,610             --          31,610        --              --       --                --
  redemption value                          --             --      (2,409,752)       --              --       --         2,409,752
  Net loss                                  --     (5,241,913)     (5,241,913)       --              --       --                --
                                   -----------   ------------    ------------   -------  --------------  -------       -----------

Balance at December 31, 1998       $  (180,967)    (5,283,399)     (1,803,258)       --              --  102,974         2,574,349
  Issuance of preferred stock               --             --       3,678,428        --              --       --                --
  Issuance of common stock                  --             --       1,882,555        --              --       --                --
  Issuance of warrants                      --             --       3,616,048        --              --       --                --
  Exercise of warrants                      --             --             818        --              --       --                --
  Payment of stock subscription
  receivable                                --             --       1,127,204        --              --       --                --

  Amortization of deferred
  compensation                         492,537             --         492,537        --              --       --                --
  Issuance of common stock
  subject to put rights                     --             --              --        --              --    2,980            63,600
  Accretion of common stock
  subject to put rights to
  redemption value                          --             --     (12,619,427)       --              --       --        12,619,427
  Stock option grants               (2,762,501)            --       5,672,429        --              --       --                --
  Issuance of redeemable
  convertible preferred stock               --             --              --   113,327       5,393,226       --                --
  Accretion of redeemable
  convertible preferred stock               --       (160,012)       (160,012)       --         160,012       --                --

  Net loss                                  --    (28,621,611)    (28,621,611)       --              --       --                --
                                   -----------   ------------    ------------   -------  --------------  -------       -----------

                                   $(2,450,931)  $(34,065,022)   $(26,734,289)  113,327      $5,553,238  105,954       $15,257,376
Balance at December 31, 1999       ===========   ============    ============   =======  ==============  =======       ===========

 The accompanying notes are an integral part of these consolidated statements.

                           AmericasDoctor.Com, Inc.

                     Consolidated Statements of Cash Flows
                For the Years Ended December 31, 1999 and 1998

                                                                                     Years Ended December 31,
                                                                                  ----------------------------
                                                                                        1999           1998
                                                                                        ----           ----
Cash flows from operating activities:
  Net loss                                                                          $(28,621,611)  $(5,241,913)
          Adjustments to reconcile net loss to net cash used in operating activities -
          Depreciation and amortization                                                  442,452        35,570
          Amortization of deferred financing costs                                            --       105,330
          Amortization of deferred compensation                                          492,537        31,610
          Noncash interest expense                                                     1,378,089       395,909
          Stock-based compensation                                                     5,672,429            --
  Changes in operating assets and liabilities:
          Increase in accounts receivable                                               (151,294)      (61,500)
          Decrease in other receivables                                                       --        15,000
          (Increase) decrease in prepaid expenses                                        526,907      (969,735)
          (Increase) decrease in other assets                                             44,430        (2,065)
          Increase in accounts payable and accrued expenses                            3,204,538       623,187
          Increase in deferred income                                                    420,253            --
                                                                                    ------------   -----------
Net cash used in operating activities                                                (16,591,270)   (5,068,607)
                                                                                    ------------   -----------
Cash flows from investing activities:
  Purchases of property and equipment                                                   (835,053)     (472,096)
                                                                                    ------------   -----------
Net cash used in investing activities                                                   (835,053)     (472,096)
                                                                                    ------------   -----------
Cash flows from financing activities:
  Proceeds from notes payable                                                          4,650,000       944,350
  Proceeds from redeemable convertible preferred stock                                 7,500,000       287,500
  Proceeds from issuance of common stock                                               3,010,606     5,013,011
  Proceeds from issuance of preferred stock                                            3,678,428            --
  Payments of costs associated with issuance of redeemable convertible                  (396,834)           --
  preferred stock
  Repayment of note payable                                                           (1,094,350)     (500,000)
  Repayment of capital lease obligation                                                  (14,408)         (495)
                                                                                    ------------   -----------
Net cash provided by financing activities                                             17,333,442     5,744,366
                                                                                    ------------   -----------
Net increase (decrease) in cash and cash equivalents                                     (92,881)      203,663
Cash and cash equivalents, beginning of year                                             270,698        67,035
                                                                                    ------------   -----------
Cash and cash equivalents, end of year                                              $    177,817   $   270,698
                                                                                    ============   ===========

 The accompanying notes are an integral part of these consolidated statements.

Americasdoctor.Com, Inc.
Notes to Financial Statements
December 31, 1999 and 1998

1.        Organization and Description of Business:

AmericasDoctor.com, Inc., formerly America's Doctor, Inc. and Ask-A-Doctor, Inc. (the "Company"), is a Delaware corporation that operates a site on America Online ("AOL") and the World Wide Web. AmericasDoctor.com operates an interactive Internet healthcare information destination for consumers. The Company offers consumers free, real-time interaction with healthcare professionals and easy access to relevant and reliable healthcare information. The Company's destination features a free 24-hour doctor chat service that enables consumers to have live on-line one-on-one chats with doctors and other healthcare professionals and a variety of interactive healthcare content such as lectures and live educational programs, a growing library of information on acute ailments, chronic illnesses, nutrition, pharmacology and other topics, as well as health and medical publications and news. The Company has designed their doctor chat service to enable their users, through the assistance, expertise and insight of doctors and healthcare professionals, to successfully find relevant and reliable healthcare information on-line in response to their health questions. The Company offers hospitals the opportunity to be an exclusive sponsor of their Internet services within a market defined by zip code, and also provide sponsors with opportunities to feature their healthcare professionals on their site. The Company generates revenue from hospital and commercial sponsorships of educational programs in addition to access fees charged to e-commerce partners.

The Company was formerly a development stage company and continues to have uncertainties related to development stage enterprises including the expectation that substantial time will occur before the company generates operating profits. The Company has sustained losses and negative cash flows from operations since its inception. Going forward, significant amounts of additional cash will be needed to fund losses until the Company has returned to profitability. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to raise additional financing through public or private equity financings, enter into collaborative or other arrangements or secure other sources of financing to fund operations, primarily through funding from the parent pursuant to the January 2000 merger (see Note 14). The parent company, pursuant to the merger (see Note 14), has agreed to fund the cash requirements of the Company, which will be sufficient to support the Company's liquidity requirements through January 1, 2001.

The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for internet products and services. These risks include the failure to develop and extend the Company's on-line service brands, the rejection of the Company's services by Web consumers, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its on-line services, the ability to maintain current strategic relationships and distribution partnerships and develop new ones, the need to attract and retain healthcare sponsors, as well as other risks and uncertainties. In the event the Company does not successfully implement its business plan, certain assets may not be recoverable. The accompanying financial statements do not include any adjustments which may result from the outcome of these uncertainties.

2.        Summary of Significant Accounting Policies:

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, AmercasDoctor.com Medical Mall, Inc., which was established in May 1999 to operate the Company's e-commerce business. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

To date, the Company's revenues have been derived primarily from hospital and educational sponsorship fees. Revenues from sponsorship agreements are recognized ratably over the terms of the related contracts, typically one year. The Company will also recognize access fees from e-commerce partners ratably over the terms of the respective agreements. The company has also realized site development fees related to the up front customized design and setup work for e-commerce partners. These fees are recognized in the period in which the design work is performed and collection is reasonably assured, as specified in the contracts, typically within the first year of the contract term.

Product Development Costs

Material software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Costs incurred subsequent to the establishment of technological feasibility are capitalized. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for use have been insignificant.

Income Taxes

The Company provides for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability-based approach in accounting for income taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets when it is determined that it is more likely than not that the assets will not be realized prior to the expiration of the respective carryforward periods.

Stock Option Plans

As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and provides pro forma disclosures of net income and earnings per share as if the fair value-based method prescribed by SFAS 123 had been applied in measuring compensation expense. The Company uses the Black-Scholes option pricing model to estimate the fair value of options and warrants granted. The Company accounts for options granted to non-employees based upon the fair value at date of grant.

Organization Costs

In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities." This statement requires costs of start-up activities, integration expenses and organization costs to be expensed as incurred and is effective for fiscal years beginning after December 15, 1998. In accordance with SOP 98-5, all costs associated with start-up activities and organization have been expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to credit risk consist primarily of cash and accounts receivable. The Company maintains cash with various major financial institutions. The Company limits the amount of credit exposure with any one financial institution and believes that no significant concentration of credit risks exists with respect to cash balances.

Trade receivables subject the Company to the potential for credit risk with customers in the healthcare and pharmaceutical industries. Three of the Company's customers accounted for 42%, 15% and 14% of accounts receivable for the year ended December 31, 1999, and no customers accounted for more than 10% of revenue for the year ended December 31, 1999.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheets for cash and cash accounts receivable, accounts payable and notes payable approximate their fair values.

Supplemental Cash Flow Information


                                                                   Years Ended

                                                                  December 31,
                                                              --------------------
                                                                  1999      1998
                                                                  ----      ----
Cash paid for:
         Interest                                               $ 8,515  $ 44,128
                                                                =======  ========
Non cash investing and financing transactions:
         Capital lease obligation                               $39,325  $  8,700
                                                                =======  ========
         Exchange of convertible debt and accrued interest
         for common stock                                       =======  ========
                                                                $    --  $448,605
                                                                =======  ========

3.        Property and Equipment:

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed under the straight-line method over the following estimated useful lives:

Computer equipment and software                              3 to 5 years
Office equipment                                                  5 years


Equipment under capital leases and leasehold improvements are depreciated and amortized over their useful lives or the term of the lease, whichever is shorter.

Property and equipment consisted of the following as of December 31, 1999 and 1998:

                                                        1999        1998
                                                        ----        ----
 Computer equipment and software                     $  689,685  $ 229,819
 Office equipment                                       566,092    242,277
 Leasehold improvements                                  51,372         --
 Leased equipment                                        48,025      8,700
                                                     ----------  ---------
                                                      1,355,174    480,796
 Less:  Accumulated depreciation and amortization      (478,022)   (35,570)
                                                     ----------  ---------
 Property and equipment, net                         $  877,152  $ 445,226
                                                     ==========  =========

Depreciation expense for the years ended December 31, 1999 and 1998, was $442,452 and $35,570, respectively.

4.        Accounts Payable and Accrued Expenses:

The Company's accounts payable and accrued expenses as of December 31, 1999 and 1998, are comprised of the following:


                                                         1999        1998
                                                         ----        ----
Accounts payable                                     $2,190,702   $163,110
Accrued payroll                                         194,542     58,476
Accrued printer costs                                   375,000         --
Accrued merger costs                                    300,540         --
Accrued consulting fees                                 464,700         --
Accrued interest                                         66,840         --
Other accrued expenses                                  231,688    397,888
                                                     ----------   --------
Total accounts payable and accrued expense           $3,824,012   $619,474
                                                     ==========   ========

5.        Notes Payable:

Notes payable consisted of the following obligations as of December 31, 1999 and 1998:

                                                                    1999          1998
                                                                    ----          ----
Note payable to a financing corporation, due on                   $1,250,000    $     --
January 31, 2000, interest at 12-1/2% (see Note 13).

Note payable to a financing corporation due                        1,250,000          --
January 30, 2000, interest at 12-1/2% (see Note 13)

Note payable to a financing corporation, due                         908,410          --
January 14, 2000 (see Note 13)

Note payable to a commercial bank, due on demand,                         --     400,000
interest at prime rate plus 1/2%. During the year ended
December 31, 1998, the average rate was 8.85%

Demand notes payable to stockholder; interest at                          --      44,350
prime rate plus 1/2%. During the year ended                       ----------    --------
December 31, 1998, the average rate was 8.85%
                                                                  $3,408,410    $444,350
                                                                  ==========    ========


6.        Convertible Debt:

Beginning November 13, 1997 through July 1, 1998, the Company entered into unsecured convertible promissory notes convertible into common shares of the Company at 50% of the current market price on date of conversion for total cash consideration of $420,000, bearing interest at 18%. On July 3, 1998, the promissory notes were converted, including accrued interest, to 44,852 shares of common stock of the Company at a per share price of $10.

The beneficial conversion feature was valued separately at issuance. The intrinsic value of the beneficial conversion feature was calculated at the commitment date as the difference between the conversion price and the fair value of the Company's common stock into which the promissory notes were convertible, multiplied by the number of shares into which the promissory notes were convertible. The discount of $420,000, the difference between the fair market value on the date of issuance and conversion price was accounted for as additional interest expense and amortized using the effective interest method from the date of issuance through the date the securities are first convertible. Interest expense recorded under this method for year ended December 31, 1998, was $395,909.

7.        Prepaid Expenses:

Under the terms of the Company's three-year contract with AOL, the Company paid an up-front carriage fee of $1.2 million and is also committed to pay $75,000 per month through April 2000 for total cash consideration of $3.0 million. The Company commenced full operation of its site on AOL in September 1998, and the contract runs through June 2001. The upfront carriage fee has been recorded as a prepaid expense and the total carriage fee is being amortized over the period through June 2000. Pricing terms have not been established for the third year of the contract.

As of December 31, 1999 and 1998, the unamortized AOL prepaid balance was approximately $201,920 and $951,923, respectively. In addition to AOL, the remaining balance of prepaid expenses consists primarily of prepaid insurance, maintenance and other.

The Company estimates that a significant portion of its traffic is derived from AOL. There is no assurance that fees paid by the Company to AOL will remain at current levels or at commercially reasonable levels beyond June 2000. Further, if the financial condition and operations of AOL were to deteriorate significantly, or if the traffic to the Company's site generated by AOL were to substantially decrease, the Company's revenues could be adversely affected. In addition to AOL, the remaining balance of prepaid expenses consists primarily of prepaid insurance, maintenance and other.

8.        Income Taxes:

The actual income tax expense for the year ended December 31, 1999 and 1998, is different from the amount computed by applying the statutory federal income tax rate to losses before income tax expense. The reconciliation of these differences is as follows:


                                                                1999          1998
                                                                ----          ----
 Tax benefit At Federal Statutory Rate                     $  9,768,850   $ 1,790,346
 Meals and entertainment                                        (12,252)           --
 Transaction costs                                              (48,750)           --
 State income taxes, net of federal income tax effect         1,424,418       261,816
 Increase in valuation allowance                            (11,132,266)   (2,052,162)
                                                           ------------   -----------
 Income tax expense                                        $         --   $        --
                                                           ============   ===========

The tax effects of the temporary differences between amounts recorded as assets and liabilities for financial reporting purposes and amounts reported for income tax purposes as of December 31, 1999 and 1998, are as follows:

                                                               1999           1998
                                                               ----           ----
Deferred tax assets:
         Start-up costs                                    $    196,096   $   248,976
         Depreciation                                            65,350         2,029
         Net operating loss carryforward                     12,955,743     1,816,465
         Valuation allowance                                (13,191,212)   (2,058,946)
                                                           ------------   -----------
                                                           $     25,977   $     8,524
                                                           ============   ===========
Deferred tax liabilities:
         Operating leases                                  $      5,857   $        --
         Prepaid expenses                                         2,907         4,084
         Software amortization                                   17,213         4,440
                                                           ------------   -----------
                                                           $     25,977   $     8,524
                                                           ============   ===========
Net deferred tax asset                                     $         --   $        --
                                                           ============   ===========



As of December 31, 1999 and 1998, the Company has available for income tax purposes, a net operating loss carryforward of approximately $33.2 and $4.6 million respectively, which expires in various amounts through 2014. The utilization of the carryforwards are dependent upon the ability of the Company to generate sufficient taxable income during the carryforward periods. Utilization of the net operating loss carryforward may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 (see Note

14). Due to the operating losses incurred by the Company, a valuation allowance has been established to reduce the net deferred tax asset to its expected realizable value.

9.        Common Stock Subject to Put Rights:

During 1997, 1998 and 1999, the Company issued common stock to certain members of management which are subject to put rights. Under the terms of the Second amended and Restated Shareholders' and Voting Agreement, the Company may be required to redeem the common stock if the holders of the puttable common stock are terminated without cause, or upon their death or disability. Upon these events, the shareholders or representatives of the shareholders may cause the shares to be redeemed by the Company at the option of the holder at the then fair market value of the shares, if other shareholders or investors do not choose to exercise their purchase rights. At each balance sheet date, the shares are being accreted to their current redemption value. If the Company completes an initial public offering that meets certain requirements as to minimum size and valuation, the put provisions contained in the Second Amended and Restated Shareholders' and Voting Agreement will be terminated. As of December 31, 1999 and 1998, the number of shares outstanding, subject to put rights, are 105,954 and 102,974 shares, respectively. For the years ended December 31, 1999 and 1998, the Company recorded a reduction in additional paid-in capital of $12,619,427 and $2,409,752, respectively for the then current redemption value of the common stock. Subsequent to year end, see Note 14, the put rights applicable to the common stock were canceled.

10.       Series B Redeemable Convertible Preferred Stock

During June 1999, the Company authorized 189,500 shares of Series B redeemable convertible preferred stock with a par value of $0.01 per share and issued 113,327 shares at a price of $66.18 per share. The preferred stock is convertible into an equal number of shares of common stock at the option of the holder, with certain additional antidilutive protection provided to the holder. Conversion is mandatory upon the closing of an underwritten public offering that meets certain minimum conditions as to net proceeds. On the sixth anniversary of the closing, the Series B holders have the option to put their shares of preferred stock to the Company at their liquidation preference of $7.5 million. In connection with this financing, an existing shareholder exercised preemptive rights to purchase 9,958 shares for additional proceeds to the Company of approximately $659,000.

In connection with the issuance of the Series B redeemable, convertible preferred stock, there were warrants granted that will be exercisable contingent upon the occurrence of certain events. A warrant to purchase shares of common stock for $0.01 per share may become exercisable if there is a qualified offering or sale of the Company and a certain rate of return has not been achieved by the Series B shareholders. A warrant to purchase an additional 37,776 shares of Series B redeemable, convertible preferred stock for $66.18 per share became exercisable on October 15, 1999 and expires on April 15, 2000. Since the exercisability of these warrants is contingent upon the occurrence of certain events, no portion of the proceeds has been allocated to these warrants. If the contingencies are satisfied, the common stock warrants will be recorded at fair value as a reduction of redeemable convertible preferred stock. The Series B preferred stock warrants which became exercisable on October 15, 1999, were recorded at their fair value as a reduction of redeemable convertible preferred stock. The Company has not completed a qualified offering or executed any agreement that generates $5.0 million of proceeds for the Company as of December 31, 1999.

11.  Stockholders' Equity:

Common Stock and Warrants

At the inception of the Company, 123,752 shares of common stock were issued as founders stock at par value. As of December 31, 1997 the Company had a stock subscription receivable of $366 related to 36,618 shares of common stock. This receivable was fully paid during June 1998.

During 1998, indebtedness of the Company was refinanced, and in return for their continued guarantee, certain officers received 3,500 warrants to purchase additional shares of the Company's common stock at $0.01 per share. The estimated fair value of these warrants at the date issued was $24.99 per share using a Black-Scholes option pricing model and assumptions similar to those used for valuing the Company's stock options as described below resulting in recording approximately $87,000 in deferred financing costs. These costs are being amortized over the life of the related debt.

During 1998, 49,369 warrants to purchase common shares at $0.01 per share were issued to venture capital firms for their assistance in obtaining outside financing. The estimated fair value of these warrants at the dates issued ranged from $15.67 to $24.99 per share using a Black-Scholes option pricing model and assumptions similar to those used for valuing the Company's stock options as described below. The fair value of these warrants was recorded as a reduction in paid-in capital of $1,030,446 from the associated equity transaction.

Convertible Preferred Stock

During February 1999, the Company authorized and issued 133,333 shares of Series A convertible preferred stock with a par value of $0.01 and a liquidation value of $30 per share with net proceeds to the Company of $3,678,428. The preferred stock is convertible into an equal number of shares of common stock at the option of the holder, with certain additional antidilutive protection provided to the holder. Conversion is mandatory upon the closing of an underwritten public offering that meets certain minimum conditions as to net proceeds.

CEO Options

During 1998, the Company granted options for 100,000 shares to its chief executive officer at an exercise price of $10.00 per share. The 100,000 options vest upon the occurrence of certain events. These options are being accounted for as variable plan options. Concurrent with the issuance of the Series B redeemable convertible preferred stock, the 100,000 options vested 100%, which resulted in a compensation charge in June 1999 of approximately $5.6 million.

In March 1999, the Company granted 40,000 options to its chief executive officer at an exercise price of $225 per share.

Shareholders' Rights Agreement

The Shareholders' Rights Agreement contains provisions relating to the voting of shares, appointment of Board of Director members, and termination of employees. The Shareholders' Rights Agreement terminates upon the completion of an initial public offering with a pre-money aggregate capitalization of not less than $75 million at an aggregate offering price of not less than $15 million.

Stock Option Plans

The Company has a stock option plan (the "Plan") authorizing the grant of options to employees, consultants and non-employee directors. Under the Plan, the Company may grant options to purchase up to 290,000 shares of common stock to its employees, consultants and non-employee directors. Stock options expire ten years from the date granted. During 1999 and 1998, the Company granted options to purchase 184,822 and 119,600 shares, respectively in accordance with the Plan.

The Company applies APB Opinion 25 and related interpretations in accounting for the plans. During the years ended December 31, 1999 and 1998, the Company granted options with exercise prices below fair value. The Company has recorded deferred compensation of $2,762,501 and $212,577 during 1999 and 1998, respectively, based upon the difference between the fair market value on the grant date and the option exercise price. The deferred compensation is being amortized over the option vesting periods of three years. Compensation expense for the years ended December 31, 1999 and 1998, was $6,164,966 and $31,610 related to these options. The compensation expense for 1999 included the $5.6 million related to the CEO options. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for under those plans consistent with the method of SFAS No. 123, the Company's net loss and earning per share would have been changed to the pro forma amounts indicated below.


                           1999         1998
                        -----------  ----------
Net loss:
         As reported    $28,621,611  $5,241,913
         Pro forma       28,886,523   5,246,920


A summary of options transactions during the year ended December 31, 1999, is as follows:

                                           Weighted
                                            Average
                                           Exercise
                                 Options    Price
                               --------------------

Outstanding December 31, 1998    119,600     $10.00
         Granted                 184,822     $76.05
         Forfeited                (1,900)    $49.40
Outstanding December 31, 1999    302,522     $38.30
                                 =======     ======

As of December 31, 1999 there were no options exercisable.

The weighted-average fair value of options granted during 1999 was $144 per share. The weighted-average remaining contractual life of outstanding options at December 31, 1999 was 9.7 years. The following table provides further information on the options, which were granted with exercise prices below fair value for the year, ended December 31, 1999.

                                                                            Weight
                                                                           Average
                                                           Weighted       Fair Value
                                                           Average        of Common
                                                           Exercise        Stock on
                                                 Shares     Price         Grant Date
                                                 ------     -----         ----------
Options whose exercise price is less than the
fair value of the stock on the grant date
                                                  35,550    $66.18         $144.00
                                                  ------    ------         -------

The Company has computed for pro forma disclosure purposes the value of all options granted during 1999 using the Black-Scholes option pricing model as prescribed by SFAS No. 123 and the following weighted-average assumptions:

Risk-free interest rate                              4.61% - 6.14%
Expected life                                            3 years
Volatility                                                 0%
Dividend rate                                              0%


12.  Commitments and Contingencies:

Capital Lease

During 1999, the Company entered into a capital lease to purchase equipment for $39,325. Accumulated amortization for this equipment was $7,036 at December 31, 1999. Payments during the year ended December 31, 1999, totaled $17,326. Future minimum lease payments as of December 31, 1999, are as follows:

Year ending December 31:
2000                                                $ 21,233
2001                                                  13,140
2002                                                   1,346
                                                    --------
Total minimum lease payments                          35,719
Less:  Amounts representing imputed interest          (2,597)
                                                    --------
Present value of net minimum payments                 33,122
Less:  Current portion                               (19,199)
                                                    --------
Capital lease obligation, net of current portion    $ 13,923
                                                    ========

Operating Lease

The Company has entered into various operating leases with varying terms expiring through 2001. Payments made under these agreements totaled approximately $245,208 and $58,191 for the years ended December 31, 1999 and 1998, respectively.

As of December 31, 1999, future minimum lease payments under these leases were as follows:


2000                                                             $507,069
2001                                                              219,516
2002                                                               69,516
2003                                                               39,516
2004                                                                6,558
                                                                 --------
                                                                 $842,175
                                                                 ========


Employment Contracts

The Company has entered into employment contracts with certain officers, the terms of which expire at various dates through February 2004. Such agreements provide for annual base salary, stock options, severance packages and in some instances discretionary bonuses and payments in the event of termination without cause. Several were reversed at the time of the merger.

Call Center Agreement

During 1998, the Company entered into an agreement with Medical Advisory Systems ("MAS"), a stockholder of the Company, whereby MAS manages the Company's call center. As part of the agreement, the Company pays a monthly rental and management fee. The agreement provides for payments of cost plus 20% plus additional costs such as rent and runs through the expiration of the agreement. This agreement can be terminated by MAS at any time.

The Company currently relies on its agreement with MAS to manage its chat center operations. A risk exists that MAS physicians could engage in conduct that could be considered the practice of medicine. A determination by any state or federal regulatory agency that the Company is practicing medicine in violation of applicable statutes could subject the Company to allegations of malpractice and have a material adverse effect on its business, financial condition and results of operations. Further, any operational difficulties or other problems with the chat center operations or the Company's relationship with MAS could result in consumer complaints and attrition or legal proceedings. The failure of MAS to deliver these services would require the Company to obtain these services from another operator or provide them internally which could interrupt the Company's services.

During 1999 and 1998, the Company paid $5,211,879 and $822,918, respectively, to MAS as part of the call center agreement. During 1998, the Company sold stock on a subscription basis to MAS enabling MAS to purchase 63,833 and 40,000 shares of common stock, par value $0.01 per share, for $15.67 and $25.00 per share, respectively. As of December 31, 1999 and 1998, there were 0 and 56,437 shares issuable respectively under the stock subscription agreement.

Marketing Service Agreement

In March 1999, the Company entered into a $4.8 million consulting agreement with Premier Research Worldwide, LTD ("PRWW"), a stockholder of the Company. The agreement calls for PRWW to help the Company in leveraging its place as an anchor tenant in the AOL web site to recruit patients for clinical research projects. The consulting agreement has a term of twenty-four months, with an effective date of January 1, 1999. Under the terms of the agreement, the Company is to pay PRWW equal installments of $575,000 on the 15/th/ day of March, June, September and December of 1999 and 2000. The first of the required installments was paid on March 15, 1999. The fee is being recorded as expense ratably over the term of the agreement.

Content Development Agreement

In June 1999, the Company entered into a two-year agreement with CenterWatch, Inc., a publishing company focused on the clinical trial industry, to license the use of CenterWatch's databases of clinical trial studies and related information and potential clinical trial volunteers. Pursuant to the agreement, the Company will create a hyperlink from their site to CenterWatch's databases of clinical trials and clinical trial volunteers. CenterWatch has granted the Company an exclusive license to use the clinical trial volunteers databases it is currently developing for recruiting, organizing or screening clinical trial candidates for research companies. The Company has paid CenterWatch an up-front fee of $100,000, which is being amortized over the term of the agreement, and has agreed to pay CenterWatch a quarterly fee of $50,000 and a percentage of the clinical trial recruitment fees generated by their site. The agreement terminates in June 2001 and renews automatically for successive one-year periods unless 180 days' prior notice is given by either party. The total value of the amounts to be paid to CenterWatch is being recorded ratably over the term of the agreement. As of December 31, 1999, clinical trial recruitment fees paid to CenterWatch were immaterial.

Contingencies

The Company's business and industry are subject to extensive government regulation. Federal and state laws, regulations and statutes have been or may be adopted with respect to healthcare, the internet and other on-line services covering issues such as the practice of medicine, pharmacology and other professions, the payment of health-related products and services by federal healthcare programs, including regulation of patient referrals and copyright, trademark and other intellectual property protection of domain names.

13.        Related Party Transactions:

As of December 31, 1998, notes payable include $44,350 due to a stockholder to fund operating activities. This note was fully repaid on June 30, 1999.

Certain officers of the Company have personally guaranteed debt of the Company. In exchange for their guarantee, they have received common stock or warrants. The fair value of the stock and warrants granted of approximately $87,000 was recorded as deferred financing costs and amortized as interest expense over the term of the debt. The note was repaid in February 1999.

During 1998, Wyndhurst Capital ("Wyndhurst") assisted the Company in negotiating various transactions and assisted the Company in obtaining equity investors and debt financings. In return, the Company granted Wyndhurst warrants to acquire 9,751 shares of the Company's common stock at an exercise price of $0.01 and aggregate fees of $449,227 which have been recorded as reductions to additional paid in capital. The warrants have been recorded at their fair value of approximately $153,000, and have been recorded as a cost of the related financing. The Company also paid Wyndhurst $33,600 in connection with the issuance of convertible debt, which were capitalized as deferred financing costs and amortized over the term of the debt. The managing director of Wyndhurst also serves as a Director and Vice-Chairman of the Company. The Company is obligated to pay Wyndhurst a fee of $10,000 per month which is credited against monies owed to them related to specific financings or expensed in the absence of specific financing transactions. This agreement expired in November 1999.

During 1999, the Company granted warrants to purchase 197,708 shares of common stock at an exercise price ranging from $.01 to $66.18 per share in connection with various financing transactions. The warrants have been recorded at their fair value of $4.1 million, using a Black-Scholes option pricing model and assumptions similar to those used for valuing the Company's stock options, and have been recorded as a cost of the related financing.

On October 13, 1999, the Company issued a $2.5 million, 12-1/2% convertible note and warrants to acquire the Company's Series B redeemable convertible preferred stock to GE Capital and Tullis-Dickerson. In connection with this financing, GE Capital and Tullis-Dickerson were granted the right, upon an event of default, to exercise voting control of the Company. This right, which was never exercised, was terminated upon consummation of the merger (see Note 14). In connection with the merger and pursuant to the terms of a Conversion and Settlement Agreement among the Company, GE Capital and Tullis-Dickerson, the notes to GE Capital and Tullis-Dickerson were canceled and exchanged for 263,114 shares of the Company's Series C redeemable convertible preferred stock.

In December 1999, Tullis-Dickerson provided bridge financing, in the form of demand notes, to the Company in the aggregate amount of $650,000. On December 21, 1999, Premier Research Worldwide, a significant stockholder of the Company, loaned the Company $1.5 million in the form of a convertible note bearing interest at 12-1/2% and due January 14, 2000. A portion of the proceeds were used to repay the demand notes in full in December 1999. In connection with these financings, the Company issued common stock warrants, with an exercise price of $.01 per share, for an aggregate of 60,614 shares and 26,266 shares to Premier Research Worldwide and Tullis-Dickerson, respectively. In connection with this loan, a portion of the proceeds was allocated to the warrants using a Black-Scholes option pricing model and a portion was allocated to the note. The note is being accreted to its redemption value using the effective interest method. All amounts of principal and interest outstanding under the convertible note were converted into indebtedness of the combined company on the effective date of the merger (see Note 14).

14.  Subsequent Event:

On January 6, 2000, the Company merged with Affiliated Research Centers, Inc. ("ARC"). Pursuant to the merger, the Company became a wholly owned subsidiary of ARC, which assumed the name "AmericasDoctor.com", and the Company is currently operating as a wholly owned subsidiary of AmericasDoctor.com. At the effective date, each share of common stock, par value $0.01 per share of the Company issued and outstanding immediately prior to the effective date were converted into the right to receive 1.2509 shares of Class A Common Stock, par value $0.001 per share of ARC Class A Common Stock, subject to adjustment as provided for in the merger agreement. Each share of Series A Convertible Preferred Stock, par value $0.01 per share of the Company, issued and outstanding immediately prior to the effective date, were converted into the right to received 1.2509 share of Series A-1 Preferred Stock, par value $0.001 per share of ARC Series A-1 Preferred Stock, subject to adjustment as provided for in the merger agreement. Each share of Series B Redeemable, Convertible Preferred Stock, par value $0.01 per share of the Company, issued and outstanding immediately prior to the effective date, were converted into the right to receive 1.2509 shares of Series A-2 Preferred Stock, par value $0.001 per share of ARC Series A-2 Preferred Stock, subject to adjustment as provided for in the merger agreement. Each share of Series C Redeemable Convertible Preferred Stock, par value $0.01 per share of the Company, issued and outstanding immediately prior to the effective date, were converted into the right to receive 1.2509 shares of Series A-3 Preferred Stock, par value $0.001 per share of ARC Series A-3 Preferred Stock, subject to adjustment as provided for in the merger agreement.

In consideration for the exchange of all of the Company's outstanding equity securities, ARC issued 2,115,820 shares of its Class A common stock, 661,292 shares of its Series A preferred stock and various stock options. The merger agreement requires that certain shares otherwise issuable to former holders of the Company's equity securities be held in escrow to cover any posting-closing adjustments as provided in the agreement.

In connection with the merger in January 2000, the Company withdrew its registration statement that it had previously filed with the Securities and Exchange Commission.

In connection with the closing of the above-referenced merger, the put rights applicable to certain shares of common stock, as described in Note 9, were canceled. All other current agreements in place as of the merger date will continue to operate pursuant to their original terms (including the Call Center Agreement, Marketing Service Agreement and Content Development Agreement (see
Note 12)).

As of August 31, 2000, the Company will cease operations in Maryland and relocate to Chicago, Illinois. All fixed assets not sold as of August 31, 2000, will be moved to Chicago. For the year ended December 31, 1999, the Company wrote the fixed assets down by $150,000 to reflect net realizable value. No individuals at the Company are scheduled to relocate. The Company had previously entered into employment contracts with certain officers, which were scheduled to expire at various dates through 2004. These contracts were revised and amended in connection with the merger. Thirty-five individuals will be severed as of June 30, 2000, receiving a severance package including four months compensation, unpaid accrued vacation as of June 30, 2000, one month of health insurance and an allocated bonus pool comprised of lost severance. Seven individuals will be severed as of August 31, 2000, receiving a severance package including six months compensation, 1.5 weeks of vacation and one month of paid health insurance. Employees leaving prior to their termination date forfeit their severance packages. The total cash outlay relating to these severance agreements is approximately $1.3 million. The new business will focus on the traditional clinical trials recruitment, clinical trials recruitment via the world wide web and registering patients for treatment trials via traditional and internet. The subsidiary will maintain its focus on hospital sponsorship, educational programs and advertising.

                                  SIGNATURES


     Pursuant to the requirements of Section 12 of Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Gurnee, Illinois, on June 15, 2001.



                                         AMERICASDOCTOR.COM, INC.



                                         By: /s/ David R. Adamoli
                                             ---------------------------------
                                         David R. Adamoli
                                         Chief Financial Officer and Secretary

                EXHIBIT INDEX TO FORM 10 REGISTRATION STATEMENT



Exhibit                             Description
-------                             -----------

    2.1 Agreement and Plan of Merger, dated as of January 6, 2000, among Affiliated Research Centers, Inc., ARC Merger Sub-1, Inc. and AmericasDoctor.com, Inc.+


    2.2 Agreement and Plan of Merger, dated as of April 22, 1998, among Affiliated Research Centers, Inc., ARC Acquisition Sub-I, Inc., Pacific Coast Clinical Coordinators, Inc. and the Stockholders of Pacific Coast Clinical Coordinators, Inc.+


    3.1   Amended and Restated Certificate of Incorporation+


    3.2 Certificates of Amendment of Amended and Restated Certificate of Incorporation+


    3.3 Certificate of Designation, Preferences and Rights of Series A-1 Preferred Stock+


    3.4 Certificate of Designation, Preferences and Rights of Series A-2 Preferred Stock+


    3.5 Certificate of Designation, Preferences and Rights of Series A-3 Preferred Stock+


    3.6 Certificate of Designation, Preferences and Rights of Series A-4 Preferred Stock+


    3.7 Certificate of Designation, Preferences and Rights of Series A-5 Preferred Stock+


    3.8 Amended Certificate of Designation, Preferences and Rights of Series A-6 Preferred Stock+


    3.9 Amended Certificate of Designation, Preferences and Rights of Series A-7 Preferred Stock+


   3.10 Certificate of Designation, Preferences and Rights of Series B Contingent Convertible Preferred Stock+


   3.11 Certificate of Designation, Preferences and Rights of Series C Contingent Convertible Preferred Stock+


   3.12 Certificate of Designation, Preferences and Rights of Series E Preferred Stock+


   3.13   Amended and Restated Bylaws+


    4.1 Amended and Restated Registration Rights Agreement, dated as of January 6, 2000, among Affiliated Research Centers, Inc. and Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P., Delphi Ventures III, L.P., Delphi BioInvestments III, L.P., Hambrecht & Quist California, H&Q Affiliated Research Investors, L.P., Hambrecht & Quist Employee Venture Fund, L.P. II, Premier Research Worldwide, Ltd., Tullis-Dickerson Capital Focus II, L.P., TD Origen Capital Fund, L.P., TD Javelin Capital Fund, L.P. and GE Capital Equity Investments, Inc.+


    4.2 Amendment No. 1 to Registration Rights Agreement and Consent, dated as of March 28, 2000, among AmericasDoctor.com, Inc. and LHC Corporation, Charter Growth Capital, L.P., Charter Growth Capital Co-Investment Fund, L.P., CGC Investors, L.P., The CIT Group/Equity Investments, Inc., Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P., Delphi Ventures III, L.P., Delphi BioInvestments III, L.P., Delphi Ventures IV, L.P., Delphi BioInvestments IV, L.P., Premier Research Worldwide, Ltd. and Tullis-Dickerson Capital Focus II, L.P.+

    4.3 Investor Rights Agreement, dated as of January 6, 2000, among Affiliated Research Centers, Inc. and Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P., Delphi Ventures III, L.P., Delphi BioInvestments III, L.P., Hambrecht & Quist California, H&Q Affiliated Research Investors, L.P., Hambrecht & Quist Employee Venture Fund, L.P. II, Premier Research Worldwide, Ltd., Tullis-Dickerson Capital Focus II, L.P., TD Origen Capital Fund, L.P., TD Javelin Capital Fund, L.P. and GE Capital Equity Investments, Inc.+

    4.4 Amendment No. 1 to Investor Rights Agreement, Waiver and Consent, dated as of March 28, 2000, among AmericasDoctor.com, Inc. and LHC Corporation, Charter Growth Capital, L.P., Charter Growth Capital Co-Investment Fund, L.P., CGC Investors, L.P., The CIT Group/Equity Investments, Inc., Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P., Delphi Ventures III, L.P., Delphi BioInvestments III, L.P., Delphi Ventures IV, L.P., Delphi BioInvestments IV, L.P., Tullis-Dickerson Capital Focus II, L.P., TD Origen Capital Fund, L.P., TD Javelin Capital Fund, L.P. and Premier Research Worldwide, Ltd.+

    4.5 Amended and Restated Limited Liability Company Agreement of Affiliated Research Centers LLC, dated as of November 21, 1997+

    4.6   Form of Class A Common Stock Warrant+

    4.7   Form of Clinical Research Services Agreement+

   10.1   Amended and Restated 1996 Employee Stock Option Plan*+

   10.2 Form of Stock Option Agreement under the Amended and Restated 1996 Employee Stock Option Plan*+

   10.3   Amended and Restated 1996 Director Stock Option Plan+

   10.4 Form of Stock Option Agreement under the Amended and Restated 1996 Director Stock Option Plan+

   10.5   1996 Consultants Warrant Stock Plan+

   10.6 Form of Stock Option Agreement under the 1996 Consultants Warrant Stock Plan+

   10.7 Amended and Restated Employment, Confidentiality, Non-Competition and Severance Agreement, dated as of January 5, 2000, between Affiliated Research Centers, Inc. and Steven M. Rauscher*+

   10.8 Amendment No. 1 to Amended and Restated Employment, Confidentiality, Non-Competition and Severance Agreement, dated as of May 15, 2000, between AmericasDoctor.com, Inc. and Steven M. Rauscher*+

   10.9 Separation Agreement and General Release, dated as of October 17, 2000, between AmericasDoctor.com, Inc. and Steven M. Rauscher*+

  10.10 Amended and Restated Employment, Confidentiality, Non-Competition and Severance Agreement, dated as of January 5, 2000, between Affiliated Research Centers, Inc. and David R. Adamoli*+

  10.11 Amendment No. 1 to Amended and Restated Employment, Confidentiality, Non-Competition and Severance Agreement, dated as of May 15, 2000, between AmericasDoctor.com, Inc. and David R. Adamoli*+

  10.12 Amendment No. 2 to Amended and Restated Employment, Confidentiality, Non-Competition and Severance Agreement, dated as of December 21, 2000, between AmericasDoctor.com, Inc. and David R. Adamoli*+

  10.13 Employment, Confidentiality, Non-Competition and Severance Agreement, dated as of March 1, 2000, between AmericasDoctor.com, Inc. and C. Lee Jones*+

  10.14 Employment, Confidentiality and Non-Competition Agreement, dated as of April 22, 1998, between Affiliated Research Centers, Inc. and Jane Taylor*+

  10.15 Severance Agreement, dated as of April 22, 1998, between Affiliated Research Centers, Inc. and Jane Taylor*+

  10.16 Amendment No. 1 to Severance Agreement, dated as of December 30, 1999, between Affiliated Research Centers, Inc. and Jane Taylor*+

  10.17 Employment, Confidentiality, Non-Competition and Severance Agreement, dated as of January 5, 2000, between Affiliated Research Centers, Inc. and Scott M. Rifkin, M.D.*+

  10.18 Separation Agreement and General Release between AmericasDoctor.com, Inc. and Scott M. Rifkin, M.D.*+

  10.19 Employment, Confidentiality and Non-Competition Agreement, dated as of May 11, 2000, between AmericasDoctor.com, Inc. and Marc Grove*+

  10.20 Office Lease Agreement, dated April 29, 1997, between Affiliated Research Centers, Inc. and T.R.L.P.+

   21.1   List of Subsidiaries+

+Filed with the registration statement on April 26, 2001.

*Management Contract or Compensatory Plan